                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-82542


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 27, 2002

                                  $150,000,000

                                [ENTERCOM LOGO]

                              ENTERCOM RADIO, LLC
                             ENTERCOM CAPITAL, INC.

                   7 5/8% Senior Subordinated Notes Due 2014

                               ------------------

     Entercom Radio and its wholly-owned subsidiary Entercom Capital are offering $150,000,000 of 7 5/8% Senior Subordinated Notes due 2014. We will pay interest on the notes each March 1 and September 1, beginning on September 1, 2002. The notes will mature on March 1, 2014. We may redeem the notes on and after March 1, 2007 at an initial redemption price of 103.813% of their principal amount plus accrued interest. In addition, before March 1, 2005, we may redeem up to 35% of the notes at a redemption price of 107.625% of their principal amount plus accrued interest using proceeds of specified equity offerings.

     The notes will be unsecured and will rank junior to our senior indebtedness, senior to our subordinated indebtedness and equally with our other senior subordinated indebtedness. Entercom Communications Corp., the sole member of Entercom Radio, and each of our direct and indirect subsidiaries will guarantee our obligations under the notes as set forth herein.

     Concurrent with this offering, Entercom Communications is offering 3,500,000 shares of its Class A common stock in a separate offering. We estimate that the net proceeds of that offering will be approximately $170.8 million, based on the public offering price of $51.25 per share. The completion of the notes offering is not contingent upon the completion of the concurrent offering of Class A common stock.

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-10.

                                                                      UNDERWRITING
                                                         PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                                        PUBLIC(1)      COMMISSIONS      ISSUERS
                                                       ------------   -------------   ------------
Per note.............................................          100%          2.5%            97.5%
Total................................................  $150,000,000    $3,750,000     $146,250,000

(1) Plus accrued and unpaid interest, if any, from March 5, 2002.

     Delivery of the notes in book-entry form only, will be made on or about March 5, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

CREDIT SUISSE FIRST BOSTON                             DEUTSCHE BANC ALEX. BROWN

BANC OF AMERICA SECURITIES LLC                                    MORGAN STANLEY

          The date of this prospectus supplement is February 27, 2002.

      [MAP DEPICTING LOCATION AND CALL LETTERS OF RADIO STATION PORTFOLIO]

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT.....   S-ii
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS.................   S-ii
INFORMATION ABOUT STATION AND MARKET
  DATA...............................  S-iii
SUMMARY..............................    S-1
RISK FACTORS.........................   S-10
USE OF PROCEEDS......................   S-18
CAPITALIZATION.......................   S-19
SELECTED CONSOLIDATED FINANCIAL
  DATA...............................   S-20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................   S-24

                                       PAGE
                                       -----
BUSINESS.............................   S-37
MANAGEMENT...........................   S-47
PRINCIPAL SHAREHOLDERS...............   S-53
DESCRIPTION OF CERTAIN
  INDEBTEDNESS.......................   S-56
DESCRIPTION OF NOTES.................   S-60
CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS.....................   S-99
UNDERWRITING.........................  S-104
NOTICE TO CANADIAN RESIDENTS.........  S-106
LEGAL MATTERS........................  S-107
EXPERTS..............................  S-107
WHERE YOU CAN FIND MORE
  INFORMATION........................  S-108

                                        PAGE
                                        ----
PROSPECTUS
ABOUT THIS PROSPECTUS.................     i
WHERE YOU CAN FIND MORE INFORMATION...     i
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS..........................    ii
THE COMPANY...........................     1
USE OF PROCEEDS.......................     1
RATIO OF EARNING TO FIXED CHARGES AND
  RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK
  DIVIDENDS...........................     2

                                        PAGE
                                        ----
DESCRIPTION OF CAPITAL STOCK..........     3
DESCRIPTION OF DEBT SECURITIES........     7
PLAN OF DISTRIBUTION..................    14
LEGAL MATTERS.........................    15
EXPERTS...............................    15

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission that, in part, utilizes a "shelf" registration process. Under the shelf registration process, the issuers may sell any debt securities described in the accompanying prospectus up to a total dollar amount of gross proceeds of $250,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering and certain other information. Both this prospectus supplement and the accompanying prospectus include important information about us, the notes being offered and other information you should know before investing in the notes.

     This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about Entercom Communications Corp. and its consolidated subsidiaries that is not included in or delivered with these documents. Entercom Communications is the sole member of Entercom Radio, and Entercom Radio is the sole stockholder of Entercom Capital. All of Entercom Communications' operating assets, including all of its radio station licenses, are held by Entercom Radio's direct and indirect subsidiaries. Unless specifically stated, or the context otherwise so requires, the terms "Entercom," "we," "us," or similar terms in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein refer to Entercom Communications and its consolidated subsidiaries, excluding Entercom Communications Capital Trust.

     You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading "Where You Can Find More Information" beginning on page S-108 of this prospectus supplement before investing in the notes. This prospectus supplement adds to, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or the information incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as "anticipates," "believes," "continues," "expects," "intends," "likely," "may," "opportunity," "plans," "potential," "project," "will," and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. We cannot guarantee that we will actually achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements. The pro forma information contained herein reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or of future operating results or financial position.

     These risks, uncertainties and factors include, but are not limited to:

     - the impact of general economic conditions in the United States;

     - our substantial indebtedness and debt service needs;

     - the highly competitive nature of, and uncertain effect of new technologies on, the radio broadcasting industry;

     - the risks associated with our acquisition strategy generally;

     - the control of us by Joseph M. Field and members of his immediate family;

     - our vulnerability to changes in federal legislation or regulatory policy;

     - our dependence on our Seattle radio stations; and

     - the other factors described in "Risk Factors."

     You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement. Except as may be required by law, we undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

     We urge you to review carefully "Risk Factors" in this prospectus supplement for a more complete discussion of the risks of an investment in the notes.

                   INFORMATION ABOUT STATION AND MARKET DATA

     We have based or derived the station and market data we present in this prospectus supplement from third-party sources, including primarily:

     - 2000 market rank by metro population and by radio revenue from Duncan's Radio Market Guide (2001 ed.);

     - 2000 Entercom market revenue rank from Duncan's Radio Market Guide (2001 ed.);

     - 2000 Entercom market revenue rank from market total cash performance summaries prepared by Miller, Kaplan, Arase & Co. LLP (December 2001);

     - Audience share and audience rank in target demographic data from the Fall 2001 Radio Market Report published by the Arbitron Ratings Company; and

     - 2000 radio broadcasting industry rank from report of BIA Consulting, Inc. (January 7, 2002).

     While we believe these industry publications are reliable, we have not independently verified them, and we make no representation as to their accuracy.

                                    SUMMARY

     This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. This summary may not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference herein and therein before making an investment decision. Unless specifically stated or the context otherwise so requires, the terms "Entercom," "we," "us," or similar terms in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein refer to Entercom Communications and its consolidated subsidiaries, excluding Entercom Communications Capital Trust.

OUR BUSINESS

     Entercom Communications is one of the five largest radio broadcasting companies in the United States based upon 2000 revenues pro forma for completed and pending acquisitions. We have assembled, after giving effect to completed and pending acquisitions, a nationwide portfolio of 101 stations in 19 markets, including 11 of the country's top 50 radio revenue markets. Our station groups rank among the top three in revenue market share in 18 of the 19 markets in which we operate. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues.

     We operate a wide range of formats in geographically diverse markets across the United States. Our largest markets, in order of our 2001 revenues, including pro forma revenues for completed and pending acquisitions, are Seattle, Boston, Kansas City, Denver, Sacramento, Portland and New Orleans.

COMPLETED AND PENDING ACQUISITIONS

     On November 29, 2001, we entered into an agreement with WCCB-TV, Inc., a subsidiary of Bahakel Communications, Ltd., to acquire the assets of WKSI-FM and WPET-AM, serving the Greensboro, North Carolina radio market, for a purchase price of $20.8 million in cash. On December 5, 2001, we began operating these stations under a time brokerage agreement. This transaction closed on February 8, 2002 and increased our ownership to six radio stations in the Greensboro, North Carolina radio market.

     On December 24, 2001, we entered into an agreement with Tribune Broadcasting Company to acquire the assets of KOSI-FM, KKHK-FM and KEZW-AM, serving the Denver, Colorado radio market, for a purchase price of $180.0 million in cash, of which we paid $18.0 million as a deposit on January 2, 2002. On February 1, 2002, we began operating these stations under a time brokerage agreement. The time brokerage agreement may run for a period of up to three years at Tribune's option. The closing of this transaction may be delayed at the option of Tribune, not to exceed three years, and also is conditioned on the approval of the FCC.

     On February 12, 2002, we entered into an agreement with subsidiaries of Emmis Communications Corporation to acquire the assets of KALC-FM, serving the Denver, Colorado radio market, for a purchase price of $88.0 million in cash, of which we paid $8.8 million as a deposit on February 15, 2002. We will begin operating this station under a time brokerage agreement upon the expiration or termination of all applicable antitrust waiting periods. We expect the closing of this transaction, which is conditioned on the receipt of all necessary regulatory approvals, to occur in the second quarter of 2002.

OUR STATION PORTFOLIO

     The following table sets forth selected information about the markets where we operate and where we expect to operate, pro forma for completed and pending acquisitions. You should refer to the "Business" section of this prospectus supplement for further information about our station portfolio.

                                               2000 MARKET RANK
                                             --------------------    ENTERCOM STATIONS            2001
                                               METRO       RADIO    -------------------      ENTERCOM MARKET
MARKET(1)                                    POPULATION   REVENUE      FM         AM          REVENUE RANK
---------                                    ----------   -------   --------   --------      ---------------
Boston, MA(2)..............................       8           8         2          3                2
Seattle, WA................................      14          13         5          3                1
Denver, CO(2)..............................      23          15         3          1                2
Portland, OR...............................      25          22         4          3                2
Sacramento, CA.............................      29          27         4          1                2
Kansas City, MO............................      30          29         5          3                1
Milwaukee, WI..............................      31          34         2          1                3
Norfolk, VA................................      36          42         4         --                1
New Orleans, LA............................      41          40         4          2                1
Greensboro, NC.............................      42          51         4          2                2
Buffalo, NY(2).............................      45          45         2          4                2
Memphis, TN................................      46          41         2          1                4
Rochester, NY..............................      52          53         3          1                3
Greenville/Spartanburg, SC.................      58          56         4          3                2
Wilkes-Barre/Scranton, PA..................      64          71         6          3                1
Wichita, KS................................      84          72         4          3                3
Gainsville/Ocala, FL.......................      90         127         2         --               --
Madison, WI(2).............................     120          67         3         --                3
Longview/Kelso, WA.........................      --          --         2          2               --
                                                                       --         --
    All Markets............................                            65         36

---------------

(1) Our radio stations are in some instances licensed to communities other than the named principal community for the market.

(2) Entercom market revenue rank for Boston, Buffalo, Denver and Madison is for 2000.

OUR ACQUISITION STRATEGY

     Through our disciplined acquisition strategy, we seek to (i) build top-three station clusters principally in large growth markets and (ii) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of our operational expertise. Although we typically focus on radio stations in top 50 markets, we also acquire stations in top 75 markets that otherwise meet our acquisition criteria.

OUR OPERATING STRATEGY

     The principal components of our operating strategy are to:

     - Develop Market Leading Station Clusters. We are among the three largest clusters in 18 of our 19 markets including pending acquisitions. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. To enhance our competitive position, we strategically align our stations' formats and sales efforts within each market to optimize their performance, both individually and collectively.

     - Recruit, Develop, Motivate And Retain Superior Employees. We believe that station operators differentiate themselves from their peers primarily through their ability to recruit, develop, motivate and retain superior management, programming and sales talent. Accordingly, we strive to establish a compelling corporate culture that is attractive to superior performers. We encourage our stations to build strong community bonds through local and company-wide community service programs, which facilitate strong local business relationships and provide employees with opportunities for enhanced job fulfillment. We offer competitive compensation packages with performance-based incentives for our key employees. We utilize best practices to facilitate development and implementation of advantageous operational tools and strategies. In addition, we provide employees with opportunities for personal growth and advancement through training, seminars and other educational programs.

     - Build Strongly-Branded Franchises. We analyze market research and competitive factors to identify the format opportunity, music selection and rotation, presentation and other key programming attributes that we believe will best position each station to develop a distinctive identity and to strengthen the station's local "brand" or "franchise" value. We believe that this will enable us to maximize our audience share and consequently our revenues and broadcast cash flow.

     - Leverage Station Clusters To Capture Greater Share Of Advertising Revenue. We believe radio will continue to gain revenue share from other media. As a result of deregulation in the radio broadcasting industry, operators can now create radio station clusters that have the critical mass of audience reach and marketing resources necessary to pursue incremental advertising and promotional revenues more aggressively. We continue to capitalize on this opportunity by developing specialized teams in many of our markets to work with advertisers to create and develop marketing programs and solutions across our multi-station market clusters. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. In 2001, as in 2000, we gained revenue market share in the majority of the markets in which we operate and for our company as a whole.

     - Acquire And Develop Under-Performing Stations. We seek to acquire and develop under-performing stations, which has often enabled us to achieve superior same station revenue and broadcast cash flow growth. We utilize a variety of techniques to develop underachieving properties. These techniques include: strategic market research and analysis; management enhancements; improved sales training and techniques; technical upgrades; programming and marketing enhancements; refocused expenditures; and facility consolidations.

     - Maximize Technical Capabilities. We seek to operate stations with the strongest signals in their respective markets. In addition, on various occasions we have identified opportunities to acquire and upgrade low-powered or out-of-market stations and transform them into competitive signals, thus increasing their value significantly.

CONCURRENT EQUITY OFFERING

     Concurrently with this offering, Entercom Communications is offering 3,500,000 shares of Class A common stock by means of a separate prospectus supplement to the accompanying prospectus. In addition, the underwriters in that offering have an over-allotment option to purchase from Entercom Communications a maximum of 525,000 additional shares of Class A common stock. Entercom Communications intends to contribute the net proceeds from that offering to Entercom Radio as a contribution to its equity capital. This offering and the concurrent Class A common stock offering are not contingent on each other.

ORGANIZATIONAL STRUCTURE

     The following chart sets forth our organizational structure:

                           (ENTERCOM STRUCTURE CHART)

                                  THE OFFERING

Issuers.......................   Entercom Radio, LLC and Entercom Capital, Inc.,
                                 a wholly-owned subsidiary of Entercom Radio, LLC.

Securities Offered............   $150.0 million in aggregate principal amount of
                                 7 5/8% Senior Subordinated Notes due 2014.

Maturity Date.................   The notes will mature on March 1, 2014.

Interest Payment Dates........   Interest on the notes will be payable
                                 semi-annually in arrears on March 1 and
                                 September 1 each year. First payment: September
                                 1, 2002.

Interest......................   Interest on the notes will accrue at a rate of
                                 7 5/8% per annum.

Optional Redemption...........   On or after March 1, 2007, the issuers may
                                 redeem some or all of the notes at any time at the redemption prices listed under "Description of Notes -- Optional Redemption" plus accrued interest to the date of redemption. Prior to March 1, 2005, the issuers may redeem up to 35% of the notes with the proceeds of one or more specified equity offerings at the redemption price listed under "Description of
                                 Notes -- Optional Redemption."

Mandatory Offer to
Repurchase....................   If we experience specific kinds of changes of
                                 control, or under certain circumstances, if we sell assets, the issuers must offer to repurchase the notes at the prices listed in "Description of Notes."

                                 We cannot assure you that the issuers will have adequate financial resources to effect a required repurchase of the notes if a change of control event occurs. The issuers' failure to make a required repurchase of the notes if such a change in control occurs would be an event of default under the indenture.

Guarantees....................   The issuers' obligations under the notes will
                                 be fully and unconditionally guaranteed by Entercom Communications and each of the issuers' existing and future domestic restricted subsidiaries on the terms provided for in the indenture. See "Description of the Notes -- Guarantees."

Ranking.......................   The notes and subsidiary guarantees will be
                                 unsecured senior subordinated obligations, and rank:

                                 - junior in right of payment to any existing
                                   and future senior indebtedness of the issuers and subsidiary guarantors;

                                 - equal in right of payment with any existing
                                   and future senior subordinated indebtedness of the issuers and subsidiary guarantors; and

                                 - senior in right of payment to any existing
                                   and future subordinated indebtedness of the issuers and subsidiary guarantors.

                                 The parent guarantee is an unsecured senior subordinated obligation of the parent guarantor and shall rank in right of payment to other obligations as set forth under "Description of Notes -- Brief Description of the Notes and the Guarantee."

Certain Covenants.............   The indenture governing the notes restricts our
                                 ability to, among other things:

                                 - incur indebtedness;

                                 - merge and sell assets;

                                 - incur liens;

                                 - pay dividends on, or repurchase capital
                                   stock; and

                                 - make restricted payments and certain
                                   transactions with and investments in
                                   affiliates.

                                 The indenture permits the issuers' subsidiaries to incur substantial additional indebtedness, all of which may be secured.

Use of Proceeds...............   We intend to use the net proceeds from this
                                 offering to pay down revolving indebtedness under our credit facility and to finance pending acquisitions. We intend to use any remaining proceeds for general corporate purposes, including repayment of indebtedness under the credit facility, future acquisitions and working capital. Pending application of the net proceeds from this offering, the issuers may invest in commercial paper or short-term investment grade interest bearing securities.

Form and Denomination of
Notes.........................   The notes will be represented by one or more
                                 global notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of, The
                                 Depository Trust Company (DTC). Beneficial interests in the global notes will be shown on, and transfer of the global notes will be effective only through, records maintained by DTC and its participants. See "Description of Notes -- Book Entry, Delivery and Form."

                                  RISK FACTORS

     You should read the "Risk Factors" section beginning on page S-10 of this prospectus supplement, as well as the other cautionary statements throughout the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table is a summary of financial data of Entercom Communications and its consolidated subsidiaries for the periods presented. Entercom Communications will guarantee the issuers' obligations under the notes on a senior subordinated basis as set forth in "Description of Notes." You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein and in the accompanying prospectus, including the consolidated financial information contained therein. Historical results are not necessarily indicative of results to be expected for any future period. As you review the information contained in the following table, you should also carefully read the financial information in "Selected Consolidated Financial Data" included in this prospectus supplement.

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1999         2000          2001
                                                          ----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net revenues............................................  $ 215,001    $  352,025    $  332,897
                                                          ---------    ----------    ----------
Operating expenses (income):
  Station operating expenses............................    135,943       206,608       201,257
  Depreciation and amortization.........................     21,564        43,475        46,509
  Corporate general and administrative expenses.........      8,100        12,497        12,335
  Net expense (income) from time brokerage agreement
     fees...............................................        652            11            --
  Net (gains) losses on sale of assets..................     (1,986)      (41,465)           16
                                                          ---------    ----------    ----------
          Total operating expenses......................    164,273       221,126       260,117
                                                          ---------    ----------    ----------
Operating income........................................     50,728       130,899        72,780
Other expense (income):
  Interest expense......................................     11,182        37,760        27,583
  Financing cost of Company-obligated mandatorily
     redeemable convertible preferred securities of
     subsidiary holding solely convertible debentures of
     the Company (TIDES)................................      1,845         7,813         7,813
  Interest income.......................................     (3,253)         (512)         (262)
  Equity loss from unconsolidated affiliate.............         --         1,100         4,706
  Loss on investments...................................         --         5,688         2,000
  Net loss on derivative instruments....................         --            --           912
                                                          ---------    ----------    ----------
          Total other expense...........................      9,774        51,849        42,752
                                                          ---------    ----------    ----------
Income before income taxes, extraordinary item and
  accounting change.....................................     40,954        79,050        30,028
Income taxes............................................    100,913        31,796        12,194
                                                          ---------    ----------    ----------
(Loss) income before extraordinary item and accounting
  change................................................    (59,959)       47,254        17,834
Extraordinary item, net of taxes........................       (918)           --            --
                                                          ---------    ----------    ----------
(Loss) income before accounting change..................    (60,877)       47,254        17,834
Cumulative effect of accounting change, net of taxes....         --            --          (566)
                                                          ---------    ----------    ----------
Net (loss) income.......................................  $ (60,877)   $   47,254    $   17,268
                                                          =========    ==========    ==========
Net (loss) income per share -- basic:
  (Loss) income before extraordinary item and accounting
     change.............................................  $   (1.58)   $     1.05    $     0.39
  Extraordinary item, net of taxes......................      (0.03)           --            --
                                                          ---------    ----------    ----------
  (Loss) income before accounting change................      (1.61)         1.05          0.39
  Cumulative effect of accounting change, net of
     taxes..............................................         --            --         (0.01)
                                                          ---------    ----------    ----------
Net (loss) income per share -- basic....................  $   (1.61)   $     1.05    $     0.38
                                                          =========    ==========    ==========

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1999         2000          2001
                                                          ----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net (loss) income per share -- diluted:
  (Loss) income before extraordinary item and accounting
     change.............................................  $   (1.58)   $     1.04    $     0.39
  Extraordinary item, net of taxes......................      (0.03)           --            --
                                                          ---------    ----------    ----------
  (Loss) income before accounting change................      (1.61)         1.04          0.39
  Cumulative effect of accounting change, net of
     taxes..............................................         --            --         (0.01)
                                                          ---------    ----------    ----------
Net (loss) income per share -- diluted..................  $   (1.61)   $     1.04    $     0.38
                                                          =========    ==========    ==========
Weighted average shares -- basic........................     37,922        45,209        45,295
                                                          =========    ==========    ==========
Weighted average shares -- diluted......................     37,922        45,614        45,994
                                                          =========    ==========    ==========
PRO FORMA DATA(1):
Income before income taxes and extraordinary item.......  $  40,954
Pro forma income taxes..................................     20,278
                                                          ---------
Pro forma income before extraordinary item..............     20,676
  Extraordinary item, net of pro forma taxes............       (918)
                                                          ---------
Pro forma net income....................................  $  19,758
                                                          =========
Pro forma basic income per share before extraordinary
  item..................................................  $    0.55
                                                          =========
Pro forma diluted income per share before extraordinary
  item..................................................  $    0.54
                                                          =========
Pro forma basic net income..............................  $    0.52
                                                          =========
Pro forma diluted net income............................  $    0.51
                                                          =========
Pro forma weighted average common shares
  outstanding -- basic..................................     37,922
                                                          =========
Pro forma weighted average common shares outstanding --
  diluted...............................................     38,238
                                                          =========
OTHER DATA:
Broadcast cash flow(2)(6)...............................  $  79,058    $  145,417    $  131,640
Broadcast cash flow margin(3)(6)........................       36.8%         41.3%         39.5%
EBITDA before net expense (income) from time brokerage
  agreement fees(4)(6)..................................  $  71,749    $  133,577    $  119,842
After tax cash flow(5)(6)...............................     52,465        89,721        87,084
Cash flows related to:
  Operating activities..................................     40,700        69,475        85,243
  Investing activities..................................   (712,323)      (64,684)      (17,891)
  Financing activities..................................    676,416        (2,796)      (69,858)

                                                                 DECEMBER 31, 2001
                                                              ------------------------
                                                                               AS
                                                                ACTUAL     ADJUSTED(7)
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........  $   10,751   $  264,304
Intangibles and other assets................................   1,244,957    1,249,207
Total assets................................................   1,438,740    1,696,543
Senior debt, including current portion......................     388,323      325,323
7 5/8% Senior Subordinated Notes due 2014...................          --      150,000
TIDES.......................................................     125,000      125,000
Total shareholders' equity..................................     755,881      926,684

---------------

(1) For purposes of our historical financial statement, the term pro forma refers solely to the adjustments necessary to reflect our status as if we were a C corporation rather than an S corporation for income tax purposes for the period presented.

(2) Broadcast cash flow consists of operating income before depreciation and amortization, net expense (income) from time brokerage agreement fees, corporate general and administrative expenses and net gains (losses) on sale of assets.

(3) Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenues.

(4) EBITDA before net expense (income) from time brokerage agreement fees consists of operating income plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and the elimination of net expense (income) from time brokerage agreement fees and net gains (losses) on sale of assets.

(5) After tax cash flow consists of income (loss) before extraordinary item and accounting change, plus the following: depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expense), deferred taxes, the elimination, net of taxes, of equity loss from unconsolidated affiliate, any net gains or losses on sale of assets, investments and derivative instruments. For the year ended December 31, 1999, after tax cash flow consists of pro forma income before extraordinary item, to reflect taxes as if we were a C corporation during the period presented.

(6) Although broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company's operating performance. However, you should not consider broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

(7) The as adjusted balance sheet data summarized above reflects the application of the estimated net proceeds from this offering and the capital contribution Entercom Communications will make to Entercom Radio of the net proceeds of its concurrent offering of 3,500,000 shares of its Class A common stock at the public offering price of $51.25 per share, assuming the underwriters do not exercise their over-allotment option.

                                  RISK FACTORS

     An investment in the notes involves a high degree of risk. In addition to the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risks before making an investment decision.

                           RISKS RELATED TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have indebtedness that is substantial in relation to our shareholders' equity. As of December 31, 2001, we had long-term indebtedness of $388.3 million, including $24.4 million of current indebtedness, and shareholders' equity of $755.9 million. In addition to our obligations on our long-term indebtedness, we have quarterly interest obligations on debentures held by Entercom Communications Capital Trust that fund distributions on the 6 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES). Our ability to meet our interest payment obligations with respect to the TIDES results from funds provided by Entercom Radio. The data set forth below assumes completion of this offering, the contribution to Entercom Radio of the net proceeds of our concurrent Class A common stock offering as of December 31, 2001 and the application of the net proceeds therefrom for repayment of revolving indebtedness under our credit facility (dollars in millions):

                                                              AS ADJUSTED
                                                              -----------
Senior debt, including current portion......................   $  325.3
7 5/8% Senior Subordinated Notes due 2014...................      150.0
                                                               --------
  Total indebtedness........................................      475.3
TIDES.......................................................      125.0
                                                               --------
Shareholders' equity........................................      926.7
                                                               --------
  Total capitalization......................................   $1,527.0
                                                               ========
Total indebtedness plus TIDES to total capitalization.......       39.3%

     As of December 31, 2001, $255.8 million was available under our $650.0 million credit facility. At any time prior to December 31, 2002, we may solicit incremental loans up to $350.0 million, thereby increasing the credit facility to $1.0 billion. The banks participating in our credit facility are not obligated to provide such incremental loans. Moreover, under certain circumstances, we may need to modify or enter into a new credit facility to close on any future acquisitions, and we may seek to obtain other funding or additional financing. Any additional borrowings would further increase the amount of our indebtedness and the associated risks.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of cash flow for other purposes, including funding future expansion and ongoing capital expenditures;

     - impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes;

     - limit our ability to compete, expand and make capital improvements;

     - increase our vulnerability to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business, regulatory and economic conditions; and

     - limit or prohibit our ability to pay dividends and make other distributions.

     Any of the above listed factors could materially adversely affect us. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of Certain Indebtedness."

TO SERVICE OUR INDEBTEDNESS, INCLUDING THE NOTES, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to pay the principal of and interest on the notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, competitive, business, legislative and regulatory factors and other factors beyond our control.

     We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under our credit facility in the future will depend on our meeting the financial covenants in the agreements governing this facility, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our credit facility, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt, including the notes, on or before maturity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. See "Description of Notes" and "Description of Certain Indebtedness."

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, WE AND ENTERCOM RADIO EACH DEPEND ON OUR SUBSIDIARIES FOR CASH FLOW, AND OUR ACCESS TO THIS CASH FLOW IS RESTRICTED.

     We operate as a holding company. Entercom Communications' ability to meet our obligations under the 6 1/4% Convertible Subordinated Debentures that fund distributions on the TIDES, and to pay our corporate expenses and other costs and expenses of our radio stations, is dependent upon distributions being made to us by Entercom Radio. The indenture governing the notes will permit Entercom Radio to make such distributions to us under the circumstances described below in "Description of Notes -- Certain Covenants -- Restricted Payments."

     Entercom Radio also operates as a holding company and currently owns and operates all of our radio stations through its direct and indirect subsidiaries. As a holding company, Entercom Radio's only source of cash to pay its obligations, including corporate overhead and other trade payables, are distribution from its subsidiaries of their net earnings and cash flow. We currently expect that Entercom Radios operating subsidiaries will retain and use their net earnings and cash flow in their operations, including to service their debt obligations, before making upstream distributions to Entercom Radio. Moreover, we cannot assure you that applicable state law and contractual restrictions, including the dividend covenants contained in the credit facility, would permit dividends or distributions from Entercom Radio's subsidiaries to it.

     Entercom Radio's obligations under the notes are joint and several to those of Entercom Capital. Entercom Capital is a finance vehicle with minimal assets and no operations of its own. Entercom Capital will be unable to fulfill the obligations under the notes in the event that Entercom Radio is unable to do so.

YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES AND THE GUARANTEES IS JUNIOR TO ALL OF ENTERCOM RADIO'S AND THE GUARANTORS' SENIOR INDEBTEDNESS.

     The notes will be general unsecured obligations of each issuer, junior in right of payment to all its existing and future senior indebtedness, including Entercom Radio's obligations under the credit facility. The notes will not be secured by any of the issuers' assets, and, as such, will be effectively subordinated to any of their current or future secured debt, including all of Entercom Radio's borrowings under the credit facility to the extent of the value of the assets securing that debt.

     Each guarantee is similarly subordinated to the senior indebtedness of the applicable guarantor, including such guarantor's guarantee of the credit facility. Entercom Communications' guarantee of the notes, however, will rank junior to its obligation under the credit facility and to other specific secured debt and its senior indebtedness, and equal in right of payment with its obligations under its 6 1/4% Convertible Subordinated Debentures due 2014 and its guarantee of certain payments in respect of the TIDES and any other senior subordinated indebtedness.

     In the event that either of the issuers or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to the notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we, or any guarantor, would have sufficient assets to pay amounts due on the notes or the guarantors, as applicable. As a result, holders of the notes may receive less, proportionally, than the holders of debt senior to the notes and the guarantees. The subordination provisions of the indenture governing the notes also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under our senior debt. See "Description of the Notes -- Subordination." Additionally, if an event of default occurs under our 6 1/4% Convertible Subordinated Debentures due 2014 or Entercom Communications' guarantee of certain payments in respect of the TIDES or Entercom Communications elects to defer interest payments on the 6 1/4% Convertible Subordinated Debentures as permitted under the terms thereof, Entercom Communications will not be permitted to make up payments with respect to its guarantee of the notes.

     Assuming the completion of this offering and the contribution to Entercom Radio of the net proceeds of the concurrent Class A common stock offering as of December 31, 2001, the notes and the subsidiary guarantees would have ranked junior to $401.6 million of senior indebtedness. In addition, the indenture governing the notes and our credit facility permit, subject to specified limitations, the incurrence of additional indebtedness, some or all of which may be senior debt. See "Description of Notes -- Certain Covenants" and "Description of Certain Indebtedness."

THE INDENTURE FOR THE NOTES AND OUR CREDIT FACILITY CONTAIN VARIOUS COVENANTS THAT RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY.

     The indenture governing the notes and our credit facility contain various provisions that restrict our ability to:

     - incur additional debt;

     - pay dividends and make other distributions;

     - make investments and other restricted payments;

     - create liens;

     - swap or sell assets; and

     - enter into certain transactions with affiliates.

     These restrictions on our ability to operate our business could have a material adverse effect on our business.

     In addition, our credit facility requires that we maintain specified financial ratios. Our ability to meet these financial ratios can be affected by operating performance or other events beyond our control, and we cannot assure you that we will meet those ratios.

     If we default under any financing agreements, our lenders could:

     - elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

     - terminate their commitments, if any, to make further extensions of credit.

     If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our credit facility consists of substantially all of our consolidated assets and the stock of our subsidiaries to secure the debt under our credit facility. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against our consolidated assets and the equity interests in our subsidiaries. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the notes, or to repay the notes in full after we pay our senior secured lenders to the extent of their collateral. See "Description of Certain Indebtedness" and "Description of Notes." We also may incur future debt obligations in connection with future acquisitions that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES, SUBORDINATE CLAIMS IN RESPECT OF THE NOTES AND REQUIRE THE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the notes or a guarantee could be subordinated to all of each issuers' debts or all other debts of any guarantor if, among other things, the issuers or any guarantor was insolvent or rendered insolvent by reason of such incurrence, or the issuers or any guarantor were engaged in a business or transaction for which the issuers or any guarantors' remaining assets constituted unreasonably small capital, or the issuers or any guarantor intended to incur or believed that the issuer or it would incur, debts beyond our or its ability to pay those debts as they mature. In addition, any payment by the issuers or any guarantor in accordance with its guarantee could be voided and required to be returned to the issuers or any guarantor, or to a fund for the benefit of our creditors or the creditors of any guarantors.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that the issuers and each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which the issuers and the guarantors are engaged and will not have incurred debts beyond the issuers' or the guarantors' ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP, AND YOU MAY NOT BE ABLE TO RESELL THEM.

     There is no established trading market for the notes. Although the underwriters have informed us that they currently intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing of the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. If a liquid trading market does not develop for the notes, you may not be able to resell your notes at their fair market value or at all.

THE TRADING PRICE OF THE NOTES MAY BE VOLATILE.

     The trading price of the notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. This volatility may adversely affect the market price of the notes.

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE FOR THE NOTES.

     If a change of control occurs, you will have the right to require the issuers to repurchase any or all of your notes at a price equal to 101.0% of the principal amount thereof, together with any interest the issuers owe you. Upon a change of control, the issuers also may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under the credit facility and any other indebtedness or preferred stock then outstanding. We cannot assure you that we would be able to repay amounts outstanding under the senior credit facility or obtain necessary consents under the facility to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing may be on terms unfavorable to us. If we fail to repurchase the notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the indenture governing the notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

                         RISKS RELATED TO OUR BUSINESS

WE FACE MANY UNPREDICTABLE BUSINESS RISKS, BOTH GENERAL AND SPECIFIC TO THE RADIO BROADCASTING INDUSTRY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATIONS.

     Our future operations are subject to many business risks, including those risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on our business including:

     - economic conditions, both generally and relative to the radio broadcasting industry;

     - shifts in population, demographics or audience tastes;

     - the level of competition for advertising revenues with other radio stations, satellite radio, television stations and other entertainment and communications media;

     - technological changes and innovations;

     - new laws, including proposals to eliminate the tax deductibility of certain expenses incurred by advertisers; and

     - changes in governmental regulations and policies and actions of federal regulatory bodies, including the United States Department of Justice, the Federal Trade Commission and the FCC.

     Given the inherent unpredictability of these variables, we cannot with any degree of certainty predict what effect, if any, these variables will have on our future operations. Generally, advertising tends to decline during an economic recession or downturn, both nationally and in particular markets. Our advertising revenue has been adversely affected by the recent downturn in the United States economy. In particular, the general economic downturn and decrease in advertising activity following the events of September 11, 2001 adversely affected, and may continue to hinder the growth of, our advertising revenue.

OUR RADIO STATIONS MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THEIR RESPECTIVE MARKETS FOR ADVERTISING REVENUES.

     Our radio broadcasting stations are in a highly competitive business. Our radio stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, network and cable television, outdoor advertising and direct mail. Audience ratings and market shares are subject to change, and any change in a particular market could have a material adverse effect on the revenue of our stations located in that market. While we already compete in some of our markets with other stations with similar programming formats, if another radio station in a market were to convert its programming format to a format similar to one of our stations, if a new station were to adopt a comparable format or if an existing competitor were to strengthen its operations, our stations could suffer a reduction in ratings and/or advertising revenue and could incur increased promotional and other expenses. Other radio broadcasting companies may enter into the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. We cannot assure you that any of our stations will be able to maintain or increase their current audience ratings and advertising revenues.

WE ARE DEPENDENT ON FEDERALLY-ISSUED LICENSES TO OPERATE OUR RADIO STATIONS AND ARE SUBJECT TO EXTENSIVE FEDERAL REGULATION.

     The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934. We are required to obtain licenses from the FCC to operate our radio stations. Licenses are normally granted for a term of eight years and are renewable. Although the vast majority of FCC radio station licenses are routinely renewed, we cannot assure you that the FCC will approve our future renewal applications or that the renewals will not include conditions or qualifications. The non-renewal, or renewal with substantial conditions or modifications, of one or more of our licenses could have a material adverse effect on us.

     We must comply with extensive FCC regulations and policies in the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to consummate future transactions and in certain circumstances could require us to divest some radio stations. For example, in connection with the Sinclair Kansas City acquisition we were required to dispose of three radio stations in Kansas City. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by our radio stations and could have a material adverse effect on us. Moreover, these FCC regulations and others may change over time, and we cannot assure you that those changes would not have a material adverse effect on us.

WE MAY NOT BE SUCCESSFUL IN IDENTIFYING AND CONSUMMATING FUTURE ACQUISITIONS, WHICH IS AN IMPORTANT ELEMENT OF OUR BUSINESS STRATEGY.

     We pursue growth, in part, through the acquisition of individual radio stations and groups of radio stations. Our consummation of all future acquisitions will be subject to various conditions, including FCC and other regulatory approvals. The FCC must approve any transfer of control or assignment of broadcast licenses. In addition, acquisitions may encounter intense scrutiny under federal and state antitrust laws. Our future acquisitions may be subject to notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and to a waiting period and possible review by the Department of Justice and the Federal Trade Commission.

     Any delays, injunctions, conditions or modifications by any of these federal agencies could have a negative effect on us and result in the abandonment of all or part of attractive acquisition opportunities. As a result, under certain circumstances, all or a partial amount of our deposits of $26.8 million, made in connection with the pending acquisitions, could be forfeited if we are unable to timely consummate all or any of our pending acquisitions. We cannot predict whether we will be successful in identifying future acquisition opportunities or what the consequences will be of any acquisitions.

     Depending on the nature, size and timing of future acquisitions, we may require additional financing. We cannot assure you that additional financing will be available to us on acceptable terms. Radio broadcasting is a rapidly consolidating industry, with many companies seeking to consummate acquisitions and increase their market share. In this environment, we compete and will continue to compete with many other buyers for the acquisition of radio stations. Some of those competitors may be able to outbid us for acquisitions because they have greater financial resources. As a result of these and other factors, our ability to identify and consummate future acquisitions is uncertain.

WE MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS.

     The integration of acquisitions involves numerous risks, including:

     - difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations;

     - the diversion of management's attention from other business concerns; and

     - the potential loss of key employees of acquired stations.

     We cannot assure you that we will be able to integrate successfully any operations, systems or management that might be acquired in the future. In addition, in the event that the operations of a new business do not meet expectations, we may restructure or write-off the value of some or all of the assets of the new business.

OUR CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER EFFECTIVELY CONTROLS OUR COMPANY, AND MEMBERS OF HIS IMMEDIATE FAMILY ALSO OWN A SUBSTANTIAL EQUITY INTEREST IN US. THEIR INTERESTS MAY CONFLICT WITH YOURS.

     As of January 31, 2002, Joseph M. Field, our Chairman of the Board and Chief Executive Officer, beneficially owns 1,002,586 shares of our Class A common stock and 9,782,555 shares of our Class B common stock, representing approximately 70.4% of the total voting power of all of our outstanding common stock. As of January 31, 2002, David J. Field, our President, Chief Operating Officer, one of our directors and the son of Joseph M. Field, beneficially owns 2,029,143 shares of our Class A common stock and 749,250 shares of our outstanding Class B common stock, representing approximately 6.8% of the total voting power of all of our outstanding common stock. Collectively, Joseph M. Field and David J. Field beneficially own all of our outstanding Class B common stock. Other members of the Field family also own shares of Class A common stock. In addition, both Joseph M. Field and David J. Field are members of the Board of Managers of Entercom Radio.

     Shares of Class B common stock are transferable only to Joseph M. Field, David J. Field, certain of their family members or trusts for any of their benefit. Upon any other transfer, shares of our Class B common stock convert automatically into shares of our Class A common stock on a share-for-share basis. Shares of our Class B common stock are entitled to ten votes only when they are voted by Joseph M. Field or David J. Field, subject to certain exceptions where they are restricted to one vote. Joseph M. Field is effectively able to control the vote on all matters submitted to the vote of shareholders and, therefore, is able to direct our management and policies, except with respect to those matters where the shares of our Class B common stock are only entitled to one vote and those matters requiring a class vote under the provisions of our articles of incorporation, bylaws or applicable law, including, without limitation, the election of the two Class A directors. Without the approval of Joseph M. Field, we will be unable to consummate transactions involving an actual or potential change of control, including transactions in which investors might otherwise receive a premium for your shares over then current market prices.

WE DEPEND HEAVILY ON OUR SEATTLE RADIO STATIONS.

     The radio stations we own or operate in Seattle generated between 20.0% and 25.0% of our net revenues and broadcast cash flows for 2001. Accordingly, we may have greater exposure to any operating difficulties that may arise at our Seattle stations or to adverse events or conditions that affect the Seattle economy than if we were more geographically diverse.

WE MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, SERVICES AND STANDARDS THAT CHARACTERIZE OUR INDUSTRY IN ORDER TO REMAIN COMPETITIVE.

     The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies and services are being developed or introduced, including the following:

     - satellite delivered digital audio radio service, has resulted in the introduction of new subscriber based satellite radio services with numerous niche formats;

     - audio programming by cable systems, direct broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

     - in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

     - low-power FM radio, which could result in additional FM radio broadcast outlets.

     We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the radio broadcasting industry or on the financial condition and results of operations of our company.

THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key executives. We believe that the loss of one or more of these individuals could have a material adverse effect on our business.

                                USE OF PROCEEDS

     We estimate that the net proceeds to the issuers from the sale of the notes, after deducting underwriting discounts and commissions and other offering expenses, will be approximately $145.8 million. We expect the aggregate net proceeds from this offering and the concurrent Class A common stock offering will be approximately $316.6 million. We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent offering of Class A common stock, to pay down revolving indebtedness under our credit facility and to finance pending acquisitions. We intend to use any remaining proceeds for general corporate purposes, including repayment of indebtedness under the credit facility, future acquisitions and working capital. Pending application of the net proceeds from this offering, we may invest in commercial paper or short-term investment grade interest bearing securities.

     As of December 31, 2001, we had $388.0 million outstanding indebtedness under our credit facility, which includes $63.0 million of revolving indebtedness, and our weighted average interest rate on borrowings under our credit facility was 2.8%, or 4.3% taking into account the impact of our derivative interest rate swaps and collars. The term and revolving loan portions of our credit facility mature on September 30, 2007. On January 2, 2002, we incurred $18.0 million of indebtedness under our credit facility to fund the deposit for our pending acquisition of three stations in the Denver, Colorado market. On February 8, 2002, we incurred $14.5 million of indebtedness under our credit facility to fund a portion of the balance of the purchase price for the acquisition of two radio stations in the Greensboro, North Carolina market. On February 15, 2002, we incurred $8.8 million of indebtedness under our credit facility to fund the deposit for our pending acquisition of an additional station in the Denver, Colorado market. Other than the amounts set forth above, all other borrowings under our credit facility since January 1, 2001, have been used for working capital purposes.

                                 CAPITALIZATION

     The following table sets forth, on a consolidated basis, our cash and cash equivalents, short-term investments and capitalization as of December 31, 2001, on an actual basis and an as adjusted basis giving effect to this offering and our concurrent offering of 3,500,000 shares of Class A common stock, assuming the underwriters do not exercise their over-allotment option in that offering, and the application of the aggregate net proceeds to pay down $63.0 million of revolving indebtedness.

     The information in this table should be read in conjunction with our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus, and "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

                                                                 DECEMBER 31, 2001
                                                              ------------------------
                                                                           AS ADJUSTED
                                                                             FOR THE
                                                                ACTUAL      OFFERINGS
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents and short-term investments........  $   10,751   $  264,304
                                                              ==========   ==========
Senior debt, including current portion......................  $  388,323   $  325,323
7 5/8% Senior Subordinated Notes due 2014...................          --      150,000
                                                              ----------   ----------
     Total long-term debt...................................     388,323      475,323

TIDES.......................................................     125,000      125,000

Shareholders' equity........................................     755,881      926,684
                                                              ----------   ----------
     Total capitalization...................................  $1,269,204   $1,527,007
                                                              ==========   ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected historical financial data of Entercom Communications and its consolidated subsidiaries, including the issuers, for the periods presented. Entercom Communications will guarantee all of the obligations of the issuers under the notes on a subordinated basis as described in "Description of Notes -- Summary of Notes and Guarantees."

     The selected historical consolidated financial data have been derived from our consolidated financial statements for the fiscal years ended September 30, 1997 and 1998, the three months ended December 31, 1998, and the fiscal years ended December 31, 1999 and 2000, which have been audited by Deloitte & Touche LLP, independent public accountants, and for the fiscal year ended December 31, 2001, which has been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data for the three months ended December 31, 1997 and the twelve months ended December 31, 1998 have been derived from our unaudited consolidated financial statements. You should read the selected historical consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein and in the accompanying prospectus.

     Until December 31, 1998, we operated with an October 1st to September 30th fiscal year. Effective January 1, 1999, we changed for financial reporting purposes from a fiscal year ending September 30th to a fiscal year ending December 31st. Accordingly, the selected historical financial data includes information as of and for the three-month transition period ended December 31, 1998, and, for comparison purposes, the three months ended December 31, 1997 and the twelve months ended December 31, 1998.

     Immediately prior to our initial public offering in January 1999, Chase Capital converted a 7% Subordinated Convertible Note due 2003 in the principal amount of $25 million into 2,327,500 shares of our Class A common stock and 1,995,669 shares of our Class C common stock. The Chase Capital convertible subordinated note has been retired, and we have no further obligation with respect to the note.

     Before completing our initial public offering, we were an S corporation, and accordingly, we were not liable for federal and certain state corporate income taxes. Instead, our shareholders included our taxable income or loss in their federal and certain state income tax returns. Immediately before our initial public offering, we converted to a C corporation, and accordingly, we were then subject to federal and state corporate income taxes. The pro forma amounts shown in the table reflect provisions for state and federal income taxes, applied to income before income taxes and extraordinary item and the effect of the adjustment to reflect indexing of the Chase Capital convertible subordinated note (the amount of this adjustment is not tax deductible), as if we had been taxed as a C corporation.

     As a result of our conversion to a C corporation immediately prior to our initial public offering, generally accepted accounting principles required us to provide for deferred income taxes of $79.8 million to reflect the cumulative temporary differences between book and income tax bases of our assets and liabilities.

     For purposes of our historical financial statements, the term pro forma refers solely to the adjustments necessary to reflect our status as if we were a C corporation rather than an S corporation throughout the periods presented.

     Broadcast cash flow consists of operating income before depreciation and amortization, net expense (income) from time brokerage agreement fees, corporate general and administrative expenses and gains (losses) on sale of assets.

     Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenues.

     EBITDA before net expense (income) from time brokerage agreement fees consists of operating income plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and the elimination of net expense (income) from time brokerage agreement fees and gains (losses) on sale of assets.

     After tax cash flow consists of income (loss) before extraordinary item and accounting change, plus the following: depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expense), deferred taxes, the elimination, net of taxes, of equity loss from unconsolidated affiliate, any gains or losses on sale of assets, investments and derivative instruments and the elimination of any adjustments to reflect the indexing of the convertible subordinated note. For the years and periods prior to 2000, after tax cash flow consists of pro forma income (loss) before extraordinary item, to reflect taxes as if we were a C corporation during the periods presented.

     The data is presented in thousands, other than income (loss) per share.

     Although broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company's operating performance. However, you should not consider broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

                                                                                 TWELVE
                                  YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                 SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                             ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                               1997        1998         1997         1998         1998          1999         2000         2001
                             ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                     (UNAUDITED)              (UNAUDITED)
OPERATING DATA:
Net revenues...............  $  93,862   $ 132,998    $ 28,399     $ 47,363    $ 151,962     $  215,001   $  352,025   $  332,897
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Operating expenses
  (income):
  Station operating
    expenses...............     61,280      88,599      18,868       29,990       99,721        135,943      206,608      201,257
  Depreciation and
    amortization...........      7,685      13,066       2,880        4,358       14,544         21,564       43,475       46,509
  Corporate general and
    administrative
    expenses...............      3,249       4,527         849        1,850        5,528          8,100       12,497       12,335
  Net expense (income) from
    time brokerage
    agreement fees.........       (476)      2,399          --        1,236        3,635            652           11           --
  Net (gains) losses on
    sale of assets.........   (197,097)     (8,661)        (43)     (69,648)     (78,266)        (1,986)     (41,465)          16
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
        Total operating
          (income)
          expenses.........   (125,359)     99,930      22,554      (32,214)      45,162        164,273      221,126      260,117
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Operating income...........    219,221      33,068       5,845       79,577      106,800         50,728      130,899       72,780
Other expense (income):
  Interest expense.........     11,388      14,663       2,996        5,732       17,399         11,182       37,760       27,583
  Financing cost of
    Company-obligated
    mandatorily redeemable
    convertible preferred
    securities of
    subsidiary holding
    solely convertible
    debentures of the
    Company (TIDES)........         --          --          --           --           --          1,845        7,813        7,813
  Adjustment to reflect
    indexing of the
    convertible
    subordinated note......     29,070       8,841      14,903       29,503       23,441             --           --           --
  Interest income..........       (482)       (410)       (127)        (146)        (429)        (3,253)        (512)        (262)

                                                                                 TWELVE
                                  YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                 SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                             ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                               1997        1998         1997         1998         1998          1999         2000         2001
                             ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                     (UNAUDITED)              (UNAUDITED)
  Equity loss from
    unconsolidated
    affiliate..............         --          --          --           --           --             --        1,100        4,706
  Loss on investments......         --          --          --           --           --             --        5,688        2,000
  Net loss on derivative
    instruments............         --          --          --           --           --             --           --          912
  Other non-operating
    expenses...............      1,986          82          25          723          780             --           --           --
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
        Total other
          expense..........     41,962      23,176      17,797       35,812       41,191          9,774       51,849       42,752
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Income (loss) before income
  taxes, extraordinary item
  and accounting change....    177,259       9,892     (11,952)      43,765       65,609         40,954       79,050       30,028
Income taxes...............        489         453          81          310          682        100,913       31,796       12,194
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Income (loss) before
  extraordinary item and
  accounting change........    176,770       9,439     (12,033)      43,455       64,927        (59,959)      47,254       17,834
Extraordinary item, net of
  taxes....................         --      (2,376)         --           --       (2,376)          (918)          --           --
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Income (loss) before
  accounting change........    176,770       7,063     (12,033)      43,455       62,551        (60,877)      47,254       17,834
Cumulative effect of
  accounting change, net of
  taxes....................         --          --          --           --           --             --           --         (566)
                             ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Net income (loss)..........  $ 176,770   $   7,063    $(12,033)    $ 43,455    $  62,551     $  (60,877)  $   47,254   $   17,268
                             =========   =========    ========     ========    =========     ==========   ==========   ==========
Net income (loss) per
  share -- basic:
  (Loss) income before
    extraordinary item and
    accounting change......                                                                  $    (1.58)  $     1.05   $     0.39
  Extraordinary item, net
    of taxes...............                                                                       (0.03)          --           --
                                                                                             ----------   ----------   ----------
  (Loss) income before
    accounting change......                                                                       (1.61)        1.05         0.39
  Cumulative effect of
    accounting change, net
    of taxes...............                                                                          --           --        (0.01)
                                                                                             ----------   ----------   ----------
Net (loss) income per
  share -- basic...........                                                                  $    (1.61)  $     1.05   $     0.38
                                                                                             ==========   ==========   ==========
Net (loss) income per
  share -- diluted:
  (Loss) income before
    extraordinary item and
    accounting change......                                                                  $    (1.58)  $     1.04   $     0.39
  Extraordinary item, net
    of taxes...............                                                                       (0.03)          --           --
                                                                                             ----------   ----------   ----------
  (Loss) income before
    accounting change......                                                                       (1.61)        1.04         0.39
  Cumulative effect of
    accounting change, net
    of taxes...............                                                                          --           --        (0.01)
                                                                                             ----------   ----------   ----------
Net (loss) income per
  share -- diluted.........                                                                  $    (1.61)  $     1.04   $     0.38
                                                                                             ==========   ==========   ==========
Weighted average
  shares -- basic..........     21,534      22,239      21,534       24,742       24,104         37,922       45,209       45,295
                             =========   =========    ========     ========    =========     ==========   ==========   ==========
Weighted average shares --
  diluted..................     21,534      22,239      21,534       24,742       24,104         37,922       45,614       45,994
                             =========   =========    ========     ========    =========     ==========   ==========   ==========

                                                                                 TWELVE
                                  YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                 SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                             ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                               1997        1998         1997         1998         1998          1999         2000         2001
                             ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                     (UNAUDITED)              (UNAUDITED)
PRO FORMA DATA:
Income (loss) before income
  taxes and extraordinary
  item.....................  $ 177,259   $   9,892    $(11,952)    $ 43,765    $  65,609     $   40,954
Pro forma income taxes.....     78,405       7,119       1,121       27,842       33,840         20,278
                             ---------   ---------    --------     --------    ---------     ----------
Pro forma income (loss)
  before extraordinary
  item.....................     98,854       2,773     (13,073)      15,923       31,769         20,676
Extraordinary item, net of
  pro forma taxes..........         --      (1,488)         --           --       (1,488)          (918)
                             ---------   ---------    --------     --------    ---------     ----------
Pro forma net income
  (loss)...................  $  98,854   $   1,285    $(13,073)    $ 15,923    $  30,281     $   19,758
                             =========   =========    ========     ========    =========     ==========
Pro forma basic income
  (loss) per share before
  extraordinary item.......  $    4.59   $    0.12    $  (0.61)    $   0.64    $    1.32     $     0.55
                             =========   =========    ========     ========    =========     ==========
Pro forma diluted income
  (loss) per share before
  extraordinary item.......  $    4.59   $    0.12    $  (0.61)    $   0.64    $    1.32     $     0.54
                             =========   =========    ========     ========    =========     ==========
Pro forma basic net income
  (loss)...................  $    4.59   $    0.06    $  (0.61)    $   0.64    $    1.26     $     0.52
                             =========   =========    ========     ========    =========     ==========
Pro forma diluted net
  income (loss)............  $    4.59   $    0.06    $  (0.61)    $   0.64    $    1.26     $     0.51
                             =========   =========    ========     ========    =========     ==========
Pro forma weighted average
  common shares
  outstanding -- basic.....     21,534      22,239      21,534       24,742       24,104         37,922
Pro forma weighted average
  common shares
  outstanding -- diluted...     21,534      22,239      21,534       24,742       24,104         38,238
OTHER DATA:
Broadcast cash flow........  $  32,582   $  44,399    $  9,531     $ 17,373    $  52,241     $   79,058   $  145,417   $  131,640
Broadcast cash flow
  margin...................       34.7%       33.4%       33.6%        36.7%        34.4%          36.8%        41.3%        39.5%
EBITDA before net expense
  (income) from time
  brokerage agreement
  fee......................  $  29,333   $  39,872    $  8,682     $ 15,523    $  46,713     $   71,419   $  133,577   $  119,842
After tax cash flow........     16,590      21,028       5,003        7,985       24,010         52,465       89,721       87,084
Cash flows related to:
  Operating activities.....      8,859      23,019       7,341       11,158       26,836         40,700       69,475       85,243
  Investing activities.....    (13,695)   (153,651)    (17,470)     (86,894)    (223,075)      (712,323)     (64,684)     (17,891)
  Financing activities.....      3,170     133,672      10,000       75,539      199,211        676,416       (2,796)     (69,858)
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash and cash
  equivalents..............  $   3,626   $   6,666    $  3,497     $  6,469    $   6,469     $   11,262   $   13,257   $   10,751
Intangibles and other
  assets...................    300,029     428,763     313,889      504,825      504,825      1,225,335    1,277,609    1,244,957
Total assets...............    364,743     522,945     378,138      681,034      681,034      1,396,048    1,473,928    1,438,740
Senior debt, including
  current portion..........    117,000     253,784     127,000      330,281      330,281        465,770      461,260      388,323
Total shareholders'
  equity...................    179,019     182,970     166,986      225,467      225,467        686,611      735,701      755,881

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     A radio broadcasting company derives its revenues primarily from the sale of broadcasting time to local and national advertisers. The advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels largely determine those revenues. Advertising rates are primarily based on three factors:

     - a station's audience share in the demographic groups targeted by advertisers, as measured principally by quarterly reports issued by The Arbitron Ratings Company;

     - the number of radio stations in the market competing for the same demographic groups; and

     - the supply of, and demand for, radio advertising time.

     In 2001, we generated 79.8% of our net revenues from local advertising, which is sold primarily by each individual local radio station's sales staff, and 17.9% from national spot advertising, which is sold by independent advertising sales representatives. We generated the balance of our 2001 revenues principally from network advertising, event revenue and rental income from tower sites. Our most significant station operating expenses are employees' compensation, and programming and promotional expenses.

     We include revenues recognized under a time brokerage agreement or a similar sales agreement for stations operated by us prior to acquiring the stations in net revenues, while we reflect operating expenses associated with these stations in station operating expenses. Consequently, there is no difference in the method of revenue and operating expense recognition between a station operated by us under a time brokerage agreement or similar sales agreement and a station owned and operated by us.

     Several factors may adversely affect a radio broadcasting company's performance in any given period. In the radio broadcasting industry, seasonal revenue fluctuations are common and are due primarily to variations in advertising expenditures by local and national advertisers. Typically, revenues are lowest in the first calendar quarter of the year. We generally incur advertising and promotional expenses to increase audiences. However, because Arbitron reports ratings quarterly, any changed ratings, and therefore its effect on advertising revenues, tend to lag behind the incurrence of advertising and promotional spending. As a result of the tragic events of September 11, 2001, radio advertising was severely curtailed for several days and the negative effects on advertisers and radio broadcasters continued into the next quarter.

     We calculate same station results by comparing the performance of stations operated by us throughout the relevant period to the comparable performance in the prior year's corresponding period, adjusted for significant changes to sports contracts.

     For purposes of the following discussion, pro forma net income represents historical income before income taxes, extraordinary item and accounting change adjusted as if we were treated as a C corporation during all relevant periods at an effective tax rate of 38%, applied to income before income taxes, extraordinary item and accounting change and the effect of the adjustment to reflect indexing of the convertible subordinated note (the amount of this adjustment is not tax deductible).

RECENT EVENTS

     On November 29, 2001, we entered into an agreement with WCCB-TV, Inc., a subsidiary of Bahakel Communications, Ltd. to acquire the assets of WKSI-FM and WPET-AM, serving the Greensboro, North Carolina radio market, for a purchase price of $20.8 million in cash. On December 5, 2001, we began operating these stations under a time brokerage agreement. This transaction closed on February 8, 2002 and increased our ownership to six radio stations in the Greensboro, North Carolina radio market.

     On December 24, 2001, we entered into an agreement with Tribune Broadcasting Company to acquire the assets of KOSI-FM, KKHK-FM and KEZW-AM, serving the Denver, Colorado radio market, for a purchase price of $180.0 million in cash, of which we paid $18.0 million as a deposit on January 2, 2002. On February 1, 2002, we began operating these stations under a time brokerage agreement. The time brokerage agreement may run for a period of up to three years at Tribune's option. The closing of this transaction may be delayed at the option of Tribune, not to exceed three years, and is conditioned on the approval of the FCC.

     On February 1, 2002, we entered into an agreement effective February 28, 2002, to terminate our joint sales agreement for KING-FM in the Seattle, Washington radio market, that was due to expire on June 30, 2002.

     On February 12, 2002, we entered into an agreement with subsidiaries of Emmis Communications Corporation to acquire the assets of KALC-FM, serving the Denver, Colorado radio market, for a purchase price of $88.0 million in cash, of which we paid $8.8 million as a deposit on February 15, 2002. We will begin operating this station under a time brokerage agreement upon the expiration or termination of all applicable antitrust waiting periods. We expect the closing of this transaction, which is conditioned on the receipt of all necessary regulatory approvals, to occur in the second quarter of 2002.

RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein and in the accompanying prospectus. The following results of operations include a discussion of the year ended December 31, 2001 as compared to the year ended December 31, 2000 and a discussion of the year ended December 31, 2000 as compared to the year ended December 31, 1999. Our results of operations represent the operations of the radio stations owned or operated pursuant to time brokerage agreements or joint sales agreements during the relevant periods. Our results of operations for the year ended December 31, 2000 as compared to the year ended December 31, 1999 were heavily impacted by our acquisition of radio stations from Sinclair Broadcast Group, Inc. in 2000 and 1999.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET REVENUES................................................    $352,025       $332,897
  Decrease of $(19,128) or (5.4%)

     Net revenues decreased 5.4% to $332.9 million for the year ended December 31, 2001 from $352.0 million for the year ended December 31, 2000. On a same station basis, net revenues decreased 5.9% to $332.2 million from $353.2 million. Net revenues and same station net revenues declined due to a combination of general weakness in the advertising sector, comparisons to the prior year in which we experienced 12.7% growth and the effect of the tragic events of September 11, 2001, when radio advertising was severely curtailed for several days and its negative effects continued into the next quarter. The overall decline in net revenues was also affected by acquisitions and divestitures. For the years ended December 31, 2001 and 2000, we acquired stations with net revenues of $22.0 million and $10.1 million, respectively. For the year ended December 31, 2001, we terminated sports contracts under which we sold advertising with net revenues of $0.5 million; and for the year ended December 31, 2000, we divested stations with net revenues of $3.2 million, plus $2.3 million in net revenues from terminated sports contracts under which we sold advertising.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
STATION OPERATING EXPENSES..................................    $206,608       $201,257
  Decrease of $(5,351) or (2.6%)
Percentage of Net Revenues..................................        58.7%          60.5%

     Station operating expenses decreased 2.6% to $201.3 million for the year ended December 31, 2001 from $206.6 million for the year ended December 31, 2000. On a same station basis, station operating expenses decreased 2.9% to $199.3 million from $205.3 million. Station operating expenses and same station operating expenses declined due to a decrease in sales expense as a result of a decrease in same station net revenues and cost reduction efforts. The overall decrease in station operating expenses was also affected by acquisitions and divestitures. For the years ended December 31, 2001 and 2000, we acquired stations with operating expenses of $15.1 million and $8.8 million, respectively. For the year ended December 31, 2001, we terminated sports contracts under which we sold advertising with operating expenses of $1.2 million; and for the year ended December 31, 2000, we divested stations with operating expenses of $2.3 million, plus $2.4 million in operating expenses from terminated sports contracts under which we sold advertising.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
DEPRECIATION AND AMORTIZATION...............................    $ 43,475       $ 46,509
  Increase of $3,034 or 7.0%
Percentage of Net Revenues..................................        12.3%          14.0%

     Depreciation and amortization increased 7.0% to $46.5 million for the year ended December 31, 2001 from $43.5 million for the year ended December 31, 2000. The increase was primarily attributable to our acquisitions, net of divestitures, since January 1, 2000. We expect that the adoption on January 1, 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets", as described more fully under "Recent Pronouncements," will materially reduce our non-cash amortization expense for goodwill and broadcasting licenses which will have a material impact on our financial statements because the amount currently recorded for the amortization of goodwill and broadcasting licenses is significant. For the years ended December 31, 2001 and 2000, the amounts of amortization expense for goodwill and broadcasting licenses were $0.1 million and $33.1 million and $0.1 million and $32.0 million, respectively. However, this reduction in our non-cash amortization expense does not include any adjustments for potential write-downs that could result based on the outcome of the required impairment tests under the provisions of SFAS No. 142.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES...............    $ 12,497       $ 12,335
  Decrease of $(162) or (1.3%)
Percentage of Net Revenues..................................         3.6%           3.7%

     Corporate general and administrative expenses decreased 1.3% to $12.3 million for the year ended December 31, 2001 from $12.5 million for the year ended December 31, 2000. The decrease was primarily attributable to cost reduction efforts, offset by the effect of inflation and the growth in the number of stations. Also included for the years ended December 31, 2001 and 2000 is $0.5 million and $0.7 million, respectively, in non-cash stock-based compensation expense.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INTEREST EXPENSE (INCLUDING THE FINANCING COST OF TIDES)....    $ 45,573       $35,396
  Decrease of $(10,177) or (22.3%)
Percentage of Net Revenues..................................        12.9%         10.6%

     Interest expense, including the financing cost on our 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES), decreased 22.3% to $35.4 million for the year ended December 31, 2001 from $45.6 million for the year ended December 31, 2000. The decrease in interest expense was primarily attributable to an overall decrease in outstanding indebtedness under our credit facility and a decline in interest rates.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
  ACCOUNTING CHANGE.........................................    $ 79,050       $30,028
  Decrease of $(49,022) or (62.0)%
Percentage of Net Revenues..................................        22.5%          9.0%

     Income before income taxes, extraordinary item and accounting change decreased 62.0% to $30.0 million for the year ended December 31, 2001 from $79.1 million for the year ended December 31, 2000. The decrease in income before income taxes, extraordinary item and accounting change was primarily attributable to: (1) the factors described above; (2) the decrease in gain on sale of assets compared to the prior year's gain of $41.5 million from the required divestiture of certain of our Kansas City radio stations; (3) the increase in equity loss from unconsolidated affiliate of $3.6 million because the initial investment in this affiliate was made during the later part of the prior year; and (4) the recognition of a net loss on derivative instruments of $0.9 million due to the application of a new accounting pronouncement.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET INCOME..................................................    $ 47,254       $17,268
  Decrease of $(29,986)

     Net income decreased to $17.3 million for the year ended December 31, 2001 from $47.3 million for the year ended December 31, 2000. The decrease in net income was primarily attributable to: (1) the factors described above, net of taxes; and (2) the cumulative effect of the accounting change, net of taxes, of $0.6 million.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
OTHER DATA
  BROADCAST CASH FLOW.......................................    $145,417       $131,640
  Decrease of $(13,777) or (9.5)%

     Broadcast cash flow decreased 9.5% to $131.6 million for the year ended December 31, 2001 from $145.4 million for the year ended December 31, 2000. On a same station basis, broadcast cash flow decreased 10.1% to $132.9 million from $147.9 million as same station net revenues declined, offset by a decline in same station operating expenses. The overall decline in broadcast cash flow was affected by acquisitions and divestitures. For the years ended December 31, 2001 and 2000, we acquired stations with broadcast cash flow of $7.0 million and $1.3 million, respectively. For the year ended December 31, 2001, we terminated sports contracts under which we sold advertising and incurred a broadcast cash flow deficit of $0.7 million and for the year ended December 31, 2000, we divested stations with $0.9 million in broadcast cash flow, plus $0.1 million incurred as a broadcast cash flow deficit from terminated sports contracts under which we sold advertising.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
BROADCAST CASH FLOW MARGIN..................................        41.3%          39.5%
  Decrease of (1.8)% or (4.3)%

     Our broadcast cash flow margin decreased to 39.5% for the year ended December 31, 2001 from 41.3% for the year ended December 31, 2000. On a same station basis, our broadcast cash flow margin decreased to 40.0% from 41.9%.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
AFTER TAX CASH FLOW.........................................    $89,721        $87,084
  Decrease of $(2,637) or (2.9)%

     After tax cash flow decreased 2.9% to $87.1 million for the year ended December 31, 2001 from $89.7 million for the year ended December 31, 2000. After tax cash flow was negatively impacted by the 9.5% decrease in broadcast cash flow, offset by the decrease in interest expense, net of tax, and the tax benefits from the purchase of radio station assets since January 1, 2000. The effective tax rate during these periods was positively affected by amortization of intangibles that were deductible for tax purposes in excess of the amounts reflected for book purposes.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET REVENUES................................................    $215,001       $352,025
  Increase of $137,024 or 63.7%

     Net revenues increased 63.7% to $352.0 million for the year ended December 31, 2000 from $215.0 million for the year ended December 31, 1999. Of the increase, $101.5 million was attributable to stations that we acquired or that we were in the process of acquiring since January 1, 1999, offset by $5.2 million for stations that we divested (including $1.8 million in revenues from a sports contract for which we discontinued selling advertising) during the same period. On a same station basis, net revenues increased 12.7% to $338.4 million from $300.4 million. Same station revenue growth was led by increases in Sacramento, Milwaukee, Norfolk, Greenville and Boston due to improved selling efforts.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
STATION OPERATING EXPENSES..................................    $135,943       $206,608
  Increase of $70,665 or 52.0%
Percentage of Net Revenues..................................        63.2%          58.7%

     Station operating expenses increased 52.0% to $206.6 million for the year ended December 31, 2000 from $135.9 million for the year ended December 31, 1999. Of the increase, $63.6 million is attributable to stations that we acquired or that we were in the process of acquiring since January 1, 1999, offset by

$6.6 million for stations that we divested (including $4.4 million in expenses from a sports contract for which we discontinued selling advertising) during the same period. On a same station basis, station operating expenses increased 5.1% to $195.9 million from $186.3 million.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
DEPRECIATION AND AMORTIZATION...............................    $21,564        $43,475
  Increase of $21,911 or 101.6%
Percentage of Net Revenues..................................       10.0%          12.3%

     Depreciation and amortization increased 101.6% to $43.5 million for the year ended December 31, 2000 from $21.6 million for the year ended December 31, 1999. The increase was primarily attributable to our acquisitions since January 1, 1999, offset by divestitures during the same period. We expect that the adoption on January 1, 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets", as described more fully under "Recent Pronouncements," will materially reduce our non-cash amortization expense for goodwill and broadcasting licenses which will have a material impact on our financial statements because the amount currently recorded for the amortization of goodwill and broadcasting licenses is significant. For the years ended December 31, 2000 and 1999, the amounts of amortization expense for goodwill and broadcasting licenses were $0.1 million and $32.0 million and $0.1 million and $14.8 million, respectively. However, this reduction in our non-cash amortization expense does not include any adjustments for potential write-downs that could result based on the outcome of the required impairment tests under the provisions of SFAS No. 142.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES...............     $8,100        $12,497
  Increase of $4,397 or 54.3%
Percentage of Net Revenues..................................        3.8%           3.6%

     Corporate general and administrative expenses increased 54.3% to $12.5 million for the year ended December 31, 2000 from $8.1 million for the year ended December 31, 1999. The increase was primarily attributable to higher administrative expenses associated with supporting our growth. Also included in the years ended December 31, 2000 and 1999 is $0.7 million and $0.5 million, respectively, in non-cash stock-based compensation expense.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INTEREST EXPENSE (INCLUDING THE FINANCING COST OF TIDES)....    $13,027        $45,573
  Increase of $32,546 or 249.8%
Percentage of Net Revenues..................................        6.1%          12.9%

     Interest expense, including the financing cost on our 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES), increased 249.8% to $45.6 million for the year ended December 31, 2000 from $13.0 million for the year ended December 31, 1999. The increase in interest expense was primarily attributable to (1) an overall increase in outstanding indebtedness used to fund the acquisition of radio station assets, and (2) the financing cost of the TIDES, offset by (1) a reduction in the outstanding indebtedness due to the use of the proceeds from our October 1999 Class A Common Stock and TIDES offerings and (2) a reduction in outstanding indebtedness due to the use of the proceeds from the disposition of radio station assets.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........    $40,954        $79,050
  Increase of $38,096 or 93.0%
Percentage of Net Revenues..................................       19.0%          22.5%

     Income before income taxes and extraordinary item increased 93.0% to $79.1 million for the year ended December 31, 2000 from $41.0 million for the year ended December 31, 1999. The increase was primarily attributable to (1) an increase in gains on sale of assets of $41.5 million primarily from the gain on the disposition of two radio stations in the current period; and (2) an increase in operating income, exclusive of the gains on sale of assets, of $40.7 million due to increases in revenues from existing and newly acquired stations and improved expense management from newly acquired stations, offset by: (1) an increase of $32.5 million in net interest expense and financing costs as a result of the factors described above under interest expense; (2) an increase in expense of $6.8 million from the recognition of a loss on investments and an equity loss from an unconsolidated affiliate; and (3) a decrease in interest income of $2.7 million as a result of the absence this year of excess cash available from our October 1999 Class A Common Stock and TIDES offerings during the period prior to the closing on December 16, 1999, of the acquisition of 42 radio stations from Sinclair, including a radio station under a time brokerage agreement.

EXTRAORDINARY ITEM, NET OF TAXES

     The extraordinary item for the year ended December 31, 1999 resulted from the write-off of $1.5 million ($0.9 million, net of taxes) of unamortized finance charges due to the early extinguishment of debt. The early extinguishment of debt resulted from the refinancing of our previous credit facility.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET INCOME (LOSS)...........................................    $(60,877)      $47,254
  Increase of $108,131

     Net income increased to $47.3 million for the year ended December 31, 2000 from a net loss of $60.9 million for the year ended December 31, 1999. The increase was primarily attributable to: (1) the absence this year of an adjustment made during the prior year to record a one-time non-cash deferred income tax expense of $79.8 million as a result of the revocation of our S Corporation election and our conversion to a C Corporation (we recorded this expense to reflect the cumulative effect of temporary differences between the tax and financial reporting bases of our assets and liabilities attributable to our conversion to a C Corporation); (2) a net increase in gain on sale of assets of $24.9 million, net of tax, primarily from the disposition of two radio stations in the current period; and (3) an improvement in operating income, excluding gains on sale of assets, of $24.4 million, net of tax, primarily as a result of an improvement in revenues of existing and newly acquired stations and an improvement in expense management of newly acquired stations, offset by : (1) an increase in interest expense of $19.5 million, net of tax, for the factors described under interest expense; (2) an increase in expense of $4.0 million, net of tax, from the recognition of a loss on investments and an equity loss from an unconsolidated affiliate and (3) a decrease in interest income of $1.6 million, net of tax, as a result of the absence this year of excess cash available from our October 1999 Class A Common Stock and TIDES offerings during the period prior to the closing on December 16, 1999, of the acquisition of 42 radio stations from Sinclair, including a radio station under a time brokerage agreement.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET INCOME TO PRO FORMA NET INCOME..........................    $19,758        $47,254
  Increase of $27,496 or 139.2%

     Net income increased 139.2% to $47.3 million for the year ended December 31, 2000 from pro forma net income of $19.8 million for the year ended December 31, 1999. The increase was primarily attributable to the factors described under net income (loss) above, except for the adjustment to record a one-time non-cash deferred income tax expense of $79.8 million, which is excluded from the definition of pro forma net income.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
OTHER DATA
BROADCAST CASH FLOW.........................................    $79,058        $145,417
  Increase of $66,359 or 83.9%

     Broadcast cash flow increased 83.9% to $145.4 million for the year ended December 31, 2000 from $79.1 million for the year ended December 31, 1999. Of the increase, $38.0 million is attributable to stations that we acquired or that we were in the process of acquiring since January 1, 1999 and $2.6 million was primarily attributable to the elimination of a broadcast cash flow deficit from a sports contract for which we discontinued selling advertising, offset by $1.2 million for stations that we divested during the same period. On a same station basis, broadcast cash flow increased 25.4% to $140.7 million from $112.3 million.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
BROADCAST CASH FLOW MARGIN..................................       36.8%           41.3%
  Increase of 4.5% or 12.3%

     Our broadcast cash flow margin increased to 41.3% for the year ended December 31, 2000 from 36.8% for the year ended December 31, 1999. The increase is attributable to improved revenues and expense management. On a same station basis, our broadcast cash flow margin increased to 41.6% from 37.4%.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
AFTER TAX CASH FLOW TO PRO FORMA AFTER TAX CASH FLOW........    $52,465        $89,721
  Increase of $37,256 or 71.0%

     After tax cash flow increased 71.0% to $89.7 million for the year ended December 31, 2000 from pro forma after tax cash flow of $52.5 million for the year ended December 31, 1999. The increase was primarily attributable to improved operations of existing stations and the net effect of newly acquired properties, taking into consideration pro forma income taxes as though we had reported as a C corporation during the prior period. The amount of the deferred income tax expense was $33.0 million for the year ended December 31, 2000 and the amount of the pro forma deferred income tax expense was $11.0 million for the year ended December 31,1999. The amount of the deferred income tax expense attributable to the gains on sale of assets, loss on investments and equity loss from an unconsolidated affiliate was $13.9 million for the year ended December 31, 2000 and $27,000 for the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We use a significant portion of our capital resources to reduce outstanding debt and to consummate acquisitions. Acquisitions are funded from one or a combination of the following sources: (1) our credit facility (described below);
(2) the sale of our securities; (3) the swapping of our radio stations in transactions which qualify as "like-kind" exchanges under Section 1031 of the Internal Revenue Code; and (4) internally-generated cash flow. Our results of operations for the years ended December 31, 2001 and 2000 as compared to the years ended December 31, 2000 and 1999, respectively, were heavily impacted by our acquisition of the radio stations from Sinclair in 2000 and 1999.

  OPERATING ACTIVITIES

     Net cash flows provided by operating activities were $85.2 million for the year ended December 31, 2001, as compared to $69.5 million and $40.7 million for the years ended December 31, 2000 and 1999, respectively. Changes in our net cash flows provided by operating activities are primarily a result of changes in advertising revenues and station operating expenses, which are affected by the acquisition and disposition of stations during those periods. For the year ended December 31, 2001, net cash provided by operating activities increased $15.8 million as compared to the year ended December 31, 2000, primarily due to a reduction in net cash flows utilized for working capital. For the year ended December 31, 2000, cash flows provided by operating activities were positively affected primarily by: (1) the acquisition of radio stations from Sinclair, excluding the station in Kansas City we acquired from Sinclair and immediately sold, and (2) other radio station acquisitions, offset by the required divestiture of two radio stations in Kansas City and an increase in accounts receivable on acquired stations, net of the Kansas City divestiture.

  INVESTING AND FINANCING ACTIVITIES

     Net cash flows used in investing activities declined to $17.9 million for the year ended December 31, 2001, as compared to $64.7 million and $712.3 million for the years ended December 31, 2000 and 1999, respectively, primarily as a result of the net impact of acquisitions, divestitures and capital expenditures in the prior years. Net cash flows used by financing activities were $69.9 million for the year ended December 31, 2001, as compared to $2.8 million for the year ended December 31, 2000 and net cash flows provided by financing activities of $676.4 million for the year ended December 31, 1999. The cash flows for the year ended December 31, 2001 reflect a net reduction in outstanding debt of $72.9 million, an increase of $68.4 million as compared to the prior year, primarily due to the absence this year of any station acquisitions. The cash flows for the year ended December 31, 2000, reflect (1) acquisitions and investments consummated and the related borrowings and (2) the proceeds from the required disposition of certain of the Kansas City stations. The cash flows for the year ended December 31, 1999, reflect (1) acquisitions consummated and the related borrowings; (2) net proceeds from our initial public offering and the related payment of long-term debt; (3) net proceeds from our October 1999 Class A Common Stock and TIDES offerings and the related payment of long-term debt; and (4) the distribution to our S corporation shareholders of $88.1 million primarily from the funds available from the sale of our Tampa stations.

     Our business generally does not require substantial investment of capital. Our capital expenditures totaled $9.8 million in the year ended December 31, 2001, as compared to $9.5 million and $14.4 million in the years ended December 31, 2000 and 1999, respectively. Despite an increase in the average number of radio stations owned throughout this year as compared to the average number of radio stations owned throughout the prior year, primarily from the acquisition of radio stations in the Wichita and Madison markets during the prior year, and despite the continued relocation of studio facilities in certain markets, our capital expenditures increased only marginally for the year ended December 31, 2001 as compared to the prior year.

     On February 3, 1999, upon the consummation of our initial public offering, we received net proceeds of $236.2 million, after deducting expenses, underwriting discounts and commissions. We used these proceeds to reduce outstanding indebtedness under our former credit facility and to pay other corporate obligations. Shortly after reducing indebtedness under our former credit facility, in February 1999 we borrowed approximately $58.0 million to purchase three Boston radio stations from CBS. On October 6, 1999, we completed our Class A Common Stock and TIDES offerings and received $276.1 million and $120.5 million in proceeds, respectively, after deducting discounts, commissions, fees and expenses. The proceeds were used to reduce outstanding indebtedness. We used the net proceeds from our October 1999 Class A Common Stock offering and the TIDES offering, together with cash on hand and proceeds from our credit facility, to finance the $700.4 million purchase of radio stations from Sinclair on December 16, 1999.

     We currently have transactions pending pursuant to agreements to purchase four radio stations in the Denver, Colorado radio market having an aggregate purchase price of $268.0 million. Under these agreements, we have funded $26.8 into escrow deposits to be applied against the purchase price upon closing. Closing on one of these transactions can be deferred for up to three years at the seller's option. We intend to finance the pending acquisitions primarily from this offering and the concurrent equity offering. Additionally, we may seek to obtain other funding or additional financing from time-to-time. Our credit facility requires that at the time of closing on these transactions, we must be in compliance with the terms of the credit facility. We believe that we will maintain compliance with the terms of our credit facility. If we are not in compliance, there can be no assurance that we will be successful in amending or entering into a new credit facility, obtaining additional financing or that we will be able to obtain such financing on terms acceptable to us, which could delay or impair our efforts to consummate the pending transactions.

     In addition to debt service and quarterly distributions under the TIDES, our principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, and acquisitions of additional radio stations. For year 2002, we estimate that capital expenditures, necessary for maintaining our facilities, will be between $9.0 million and $11.0 million. We are also committed to fund an investment focused on minority-owned businesses in the amount of approximately $0.6 million as of December 31, 2001. We believe that cash flow from operating activities, together with available revolving and term credit borrowings under our credit facility, should be sufficient to permit us to fund our current operations. However, in order to finance the pending acquisitions and future acquisitions, if any, we may require additional financing and there can be no assurance that we will be able to obtain such financing on terms acceptable to us. As of December 31, 2001, we had approximately $388.0 million of borrowings outstanding under our credit facility (in addition to an outstanding letter of credit in the amount of $6.2 million), of which most was incurred in connection with the acquisition of radio stations from Sinclair.

     We entered into our credit facility as of December 16, 1999, with a syndicate of banks for $650.0 million in senior secured credit consisting of:
(1) $325.0 million in a reducing revolving credit facility; and (2) $325.0 million in a multi-draw term loan that was fully drawn as of September 30, 2000. Our credit facility was established to: (1) refinance our existing indebtedness;
(2) provide working capital; and (3) fund corporate acquisitions. At our election, interest on any outstanding principal accrues at a rate based on either LIBOR plus a spread that ranges from 0.75% to 2.375% or on KeyBank N.A.'s base rate plus a spread of up to 1.125%, depending on our leverage ratio. Although we may borrow, repay and re-borrow under the revolving credit facility, the aggregate maximum amount that we can have outstanding at any one time is reduced on a quarterly basis beginning on September 30, 2002 in amounts that vary from $12.2 million to $16.3 million for each loan. Under the credit facility, the reducing revolving credit facility and multi-draw term loan mature on September 30, 2007. Our credit facility requires us to comply with certain financial covenants and leverage ratios that are defined terms within the agreement. We believe we are in compliance with the covenants and leverage ratios. We expect to use the credit available under the revolving credit facility to fund pending and future acquisitions. The amount available under the credit facility was $255.8 million as of December 31, 2001. Our credit facility also provides that at any time prior to December 31, 2002 we may solicit additional incremental loans of up to $350.0 million, thereby increasing our credit facility to $1.0 billion, and we will be governed under the same terms as the existing credit facility. However, there can be no guarantee that, upon request, we will receive commitments for any of the incremental loans.

SUMMARY DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following tables reflect a summary of our contractual cash obligations and other commercial commitments as of December 31, 2001:

                                                  PAYMENTS DUE BY PERIOD
                                   -----------------------------------------------------
                                              LESS THAN    1 TO 3     4 TO 5    AFTER 5
                                    TOTAL      1 YEAR      YEARS      YEARS      YEARS
                                   --------   ---------   --------   --------   --------
                                                  (AMOUNTS IN THOUSANDS)
CONTRACTUAL CASH OBLIGATIONS:
Long-term debt(1)................  $388,323    $24,389    $121,906   $144,287   $ 97,741
TIDES(2).........................   125,000         --          --         --    125,000
Operating leases.................    57,073      6,473      12,148     10,655     27,797
Sports programming...............    42,978     16,718      17,760      8,500         --
On-air talent....................    29,046     15,171      13,368        507         --
Television advertising...........     4,599      1,533       3,066         --         --
Other operating contracts........    11,714      5,379       6,304         31         --
                                   --------    -------    --------   --------   --------
          Total Contractual Cash
            Obligations..........  $658,733    $69,663    $174,552   $163,980   $250,538
                                   ========    =======    ========   ========   ========

---------------

(1) Under our credit facility, the maturity on our outstanding debt could be accelerated if we do not maintain certain covenants.

(2) Entercom Communications Capital Trust, our wholly-owned subsidiary, pays quarterly calendar distributions. The TIDES represent undivided preferred beneficial ownership interest in the assets of the trust. The trust used the proceeds from the sale of the TIDES to purchase from us an equal amount of 6 1/4% Convertible Subordinated Debentures due 2014. Under certain circumstances, the TIDES could be redeemed in cash by us at our option or converted to equity at the holder's option.

                                            AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                         -------------------------------------------------
                                           TOTAL
                                          AMOUNTS    LESS THAN   1 TO 3   4 TO-5   AFTER 5
                                         COMMITTED    1 YEAR     YEARS    YEARS     YEARS
                                         ---------   ---------   ------   ------   -------
                                                      (AMOUNTS IN THOUSANDS)
OTHER COMMERCIAL COMMITMENTS:
Letter of Credit(1)....................   $ 6,200     $ (800)    $ (500)  $7,500   $   --
Guarantee(2)...........................     2,700        675        675      675      675
Partnership(3).........................       588        588         --       --       --
Derivatives(4).........................     7,045      3,529      1,613       --    1,903
                                          -------     ------     ------   ------   ------
          Total Other Commercial
            Commitments................   $16,533     $3,992     $1,788   $8,175   $2,578
                                          =======     ======     ======   ======   ======

---------------

(1) In connection with a sports contract, we are obligated to provide a letter of credit during the term of the sports contract.

(2) We have a contingent liability to the national sales representative of the former owner of one of our markets. This obligation is the responsibility of our current national sales representative and arose in connection with our acquisition of the stations involved.

(3) Under a partnership agreement, carried as an investment, we are obligated to increase our investment.

(4) At December 31, 2001, we have interest rate transactions outstanding where we agree with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount against the variable debt. The notional amount outstanding at December 31, 2001 was $263.0 million. The marked to market valuation is determined by using quoted market prices from the counter-parties to these agreements. Under certain circumstances, the interest rate transaction liability of $7.0 million at December 31, 2001, could be due and payable prior to the expiration of the agreements.

RECENTLY ISSUED PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations and supersedes Accounting Principle Board ("APB") Opinion No. 16, "Business Combinations" and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Statement No. 141 applies to all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement No. 141 also changes the criteria to recognize intangible assets apart from goodwill. We adopted this statement on July 1, 2001. We have historically used the purchase method to account for all business combinations, and we do not believe adoption of this statement will materially impact our financial position, cash flows or results of operations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" which requires that goodwill and certain intangibles not be amortized. Instead, these assets will be reviewed annually for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. This Statement applies to goodwill and certain intangible assets acquired prior to June 30, 2001 and was adopted by us on January 1, 2002. Because the amount previously recorded for the amortization of goodwill and broadcasting licenses is significant, we expect that adoption of this accounting standard will have the impact of reducing our non-cash amortization expense for goodwill and broadcasting licenses and will have a material impact on our financial statements. For the years ended December 31, 1999, 2000 and 2001, the amounts of amortization expense for goodwill and broadcasting licenses were $0.1 million and $14.8 million, $0.1 million and $32.0 million and $0.1 million and $33.1 million, respectively. The required impairment tests of goodwill and broadcasting licenses may result in future period write-downs.

     In order to complete the transitional assessment of goodwill and non-amortizing intangible assets impairment, we will need to: (1) identify the reporting units; (2) determine the carrying value of each reporting unit; and
(3) determine the fair value of each reporting unit. We will have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, the reporting unit's goodwill and non-amortizing intangible assets may be impaired, and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle on our consolidated statement of operations. As of the date of adoption, we have unamortized goodwill and unamortized broadcasting licenses in the amounts of $4.2 million and $1,228.4 million, respectively. We have not yet determined what the effect of these tests will be on our financial position, cash flows or results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which applies to legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset. Under this standard, guidance is provided on measuring and recording the liability. We intend to adopt this statement effective January 1, 2003. We do not believe that adoption of this statement will materially impact our financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" it removes goodwill from its scope and retains the requirements of SFAS No. 121 regarding the recognition of impairment losses on long-lived assets held for use. SFAS No. 144 also supercedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. We are in the process of evaluating the impact that adoption of SFAS No. 144 may have on our financial position, cash flows or results of operations. However, such impact, if any, is not known or reasonably estimable at this time.

INTANGIBLES

     As of December 31, 2001, approximately 85.8% of our total assets consisted of intangible assets, such as radio broadcast licenses and goodwill, the value of which depends significantly upon the operational results of our business. We could not operate the radio stations without the related FCC license for each station. FCC licenses are renewed every eight years; consequently, we continually monitor the activities of our stations to ensure they comply with all regulatory requirements. Historically, all of our licenses have been renewed at the end of their respective eight-year periods, and we expect that all licenses will continue to be renewed in the future.

INFLATION

     Inflation has affected our performance in terms of higher costs for radio station operating expenses, including wages, and equipment. The exact impact is indeterminable.

                                    BUSINESS

OVERVIEW

     We are one of the five largest radio broadcasting companies in the United States based upon 2000 revenues pro forma for completed and pending acquisitions. We have assembled, after giving effect to completed and pending acquisitions, a nationwide portfolio of 101 stations in 19 markets, including 11 of the country's top 50 radio revenue markets. Our station groups rank among the top three in revenue market share in 18 of the 19 markets in which we operate. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues.

     We operate a wide range of formats in geographically diverse markets across the United States. Our largest markets, in order of our 2001 revenues, including pro forma revenues for completed and pending acquisitions, are Seattle, Boston, Kansas City, Denver, Sacramento, Portland and New Orleans.

OUR ACQUISITION STRATEGY

     Through our disciplined acquisition strategy, we seek to (1) build top-three station clusters principally in large growth markets and (2) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of our operational expertise. Although we typically focus on radio stations in top 50 markets, we also acquire stations in top 75 markets that meet the above criteria.

OUR OPERATING STRATEGY

     The principal components of our operating strategy are to:

     - Develop Market Leading Station Clusters. We are among the three largest clusters in 18 of our 19 markets, including pending acquisitions. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. To enhance our competitive position, we strategically align our stations' formats and sales efforts within each market to optimize their performance, both individually and collectively.

     - Recruit, Develop, Motivate And Retain Superior Employees. We believe that station operators differentiate themselves from their peers primarily through their ability to recruit, develop, motivate and retain superior management, programming and sales talent. Accordingly, we strive to establish a compelling corporate culture that is attractive to superior performers. We encourage our stations to build strong community bonds through local and company-wide community service programs, which facilitate strong local business relationships and provide employees with opportunities for enhanced job fulfillment. We offer competitive compensation packages with performance-based incentives for our key employees. We utilize best practices to facilitate development and implementation of advantageous operational tools and strategies. In addition, we provide employees with opportunities for personal growth and advancement through training, seminars and other educational programs.

     - Build Strongly-Branded Franchises. We analyze market research and competitive factors to identify the format opportunity, music selection and rotation, presentation and other key programming attributes that we believe will best position each station to develop a distinctive identity and to strengthen the station's local "brand" or "franchise" value. We believe that this will enable us to maximize our audience share and consequently our revenues and broadcast cash flow.

     - Leverage Station Clusters To Capture Greater Share Of Advertising Revenue. We believe radio will continue to gain revenue share from other media. As a result of deregulation in the radio broadcasting industry, operators can now create radio station clusters that have the critical mass of audience reach and marketing resources necessary to pursue incremental advertising and promotional revenues more aggressively. We continue to capitalize on this opportunity by developing specialized teams in many of our markets to work with advertisers to create and develop marketing programs and solutions across our multi-station market clusters. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. In 2001, as in 2000, we gained revenue market share in the majority of the markets in which we operate and for the company as a whole.

     - Acquire And Develop Under-Performing Stations. We seek to acquire and develop under-performing stations, which has often enabled us to achieve superior same station revenue and broadcast cash flow growth. We utilize a variety of techniques to develop underachieving properties. These techniques include: strategic market research and analysis; management enhancements; improved sales training and techniques; technical upgrades; programming and marketing enhancements; refocused expenditures; and facility consolidations.

     - Maximize Technical Capabilities. We seek to operate stations with the strongest signals in their respective markets. In addition, on various occasions we have identified opportunities to acquire and upgrade low-powered or out-of-market stations and transform them into competitive signals, thus increasing their value significantly.

OUR CORPORATE HISTORY

     Our Chairman of the Board and Chief Executive Officer, Joseph M. Field, founded Entercom in 1968 on the conviction that FM broadcasting, then in its infancy, would surpass AM broadcasting as the leading aural medium. In the mid-1980's, with FM at critical mass, we began a deliberate multi-year effort to enhance our operations at both the corporate and station levels by changing or adjusting program formats to appeal to mainstream audiences in order to compete for greater shares of audience and advertising dollars in our markets. With the advent of the duopoly rules in 1992, which permitted expansion of ownership in a market from one to two stations in each radio band, we began to "double up" in our markets. Since the passage of the Telecommunications Act of 1996, which permitted ownership of up to eight radio stations in most major markets, we have pursued a creative acquisition and development strategy by which we have acquired multiple stations in markets where we identified opportunities to improve station operating performance and to develop market leading clusters. We have taken advantage of the Telecommunications Act of 1996 by capitalizing on these opportunities, as a significant amount of our growth has occurred during the past five years.

OUR STATION PORTFOLIO

     The following table sets forth selected information about our portfolio of radio stations and gives effect to our pending acquisitions:

                         2000 MARKET RANK                                                                       AUDIENCE
                       --------------------                                                                      SHARE
                         METRO       RADIO      YEAR                                              TARGET       IN TARGET
MARKET/STATION(1)      POPULATION   REVENUE   ACQUIRED                    FORMAT                DEMOGRAPHIC   DEMOGRAPHICS
-----------------      ----------   -------   --------        -------------------------------   -----------   ------------
Boston, MA                  8           8
  WEEI-AM                                        1998
                                                           }  Sports Talk                       Men 25-54         6.1
  WVEI-AM(2)                                     1999

  WRKO-AM                                        1998         Talk                              Adults            2.7
                                                                                                25-54
  WAAF-FM                                        1999         Active Rock                       Men 18-34        10.4
  WQSX-FM                                        1999         Rhythmic Adult Contemporary       Women 25-54       5.7
Seattle, WA(3)             14          13
  KBSG-AM/FM                                     1996         Oldies                            Adults            4.5
                                                                                                25-54
  KIRO-AM                                        1997         News/Talk/Sports                  Adults            7.7
                                                                                                25-54
  KQBZ-FM                                        1997         Talk                              Men 25-54         4.7
  KISW-FM                                        1997         Classic Rock                      Men 25-54         5.8
  KMTT-FM                                        1973         Adult Rock                        Adults            4.1
                                                                                                25-54
  KNWX-AM                                        1997         News/Business                     Adults            1.5
                                                                                                35-64
  KNDD-FM                                        1996         Modern Rock                       Men 18-34         8.0

                         AUDIENCE
                           RANK
                        IN TARGET
MARKET/STATION(1)      DEMOGRAPHICS
-----------------      ------------
Boston, MA
  WEEI-AM
                             4
  WVEI-AM(2)
  WRKO-AM                   13(tie)

  WAAF-FM                    2
  WQSX-FM                    4
Seattle, WA(3)
  KBSG-AM/FM                 5

  KIRO-AM                    1

  KQBZ-FM                    5
  KISW-FM                    3
  KMTT-FM                    6

  KNWX-AM                   20

  KNDD-FM                    3

                         2000 MARKET RANK                                                                       AUDIENCE
                       --------------------                                                                      SHARE
                         METRO       RADIO      YEAR                                              TARGET       IN TARGET
MARKET/STATION(1)      POPULATION   REVENUE   ACQUIRED                    FORMAT                DEMOGRAPHIC   DEMOGRAPHICS
-----------------      ----------   -------   --------        -------------------------------   -----------   ------------
Denver, CO                 23          15
  KOSI-FM                                     pending         Adult Contemporary                Women 25-54      10.1
  KKHK-FM                                     pending         Classic Rock                      Men 25-54         3.7
  KEZW-AM                                     pending         Nostalgia                         Adults            1.8
                                                                                                35-64
  KALC-FM                                     pending         Hot Adult Contemporary            Women 18-49       4.1
Portland, OR               25          22
  KFXX-AM                                        1998
                                                           }  Sports Talk                       Men 25-54         2.6
  KSLM-AM(4)                                     1998

  KGON-FM                                        1995         Classic Rock                      Men 25-54        10.0
  KKSN-AM                                        1995         Nostalgia                         Adults            0.7
                                                                                                35-64
  KKSN-FM                                        1998         Oldies                            Adults            4.8
                                                                                                25-54
  KNRK-FM                                        1995         Modern Rock                       Men 18-34         9.9
  KRSK-FM                                        1998         Hot Adult Contemporary            Women 25-54       6.1
Sacramento, CA             29          27
  KCTC-AM                                        1998         Nostalgia                         Adults            1.6
                                                                                                35-64
  KRXQ-FM                                        1997         Active Rock                       Men 18-34        13.1
  KSEG-FM                                        1997         Classic Rock                      Men 25-54         6.5
  KSSJ-FM                                        1997         Smooth Jazz                       Adults            5.9
                                                                                                25-54
  KDND-FM                                        1997         Contemporary Hit Radio            Women 18-34       6.7
Kansas City, MO            30          29
  KMBZ-AM                                        1997         News/Talk/ Sports                 Men 25-54         5.9
  KUDL-FM                                        1998         Adult Contemporary                Women 25-54       7.9
  KYYS-FM                                        1997         Album Oriented Rock               Men 25-54         8.1
  WDAF-AM                                        1998         Country                           Adults            5.1
                                                                                                35-64
  KWSJ-AM(5)                                     1999         Spanish                           Adults            nmf(8)
                                                                                                25-54
  KXTR-AM(5)                                     1999         Classical                         Adults            0.3
                                                                                                25-54
  KQRC-FM                                        2000         Active Rock                       Men 18-34        23.2
  KCIY-FM                                        2000         Smooth Jazz                       Adults            3.7
                                                                                                25-54
  KRBZ-FM                                        2000         Hot Adult Contemporary            Women 18-34       6.3
Milwaukee, WI              31          34
  WEMP-AM                                        1999         Religious                         Adults            0.4
                                                                                                35-64
  WMYX-FM                                        1999         Adult Contemporary                Women 25-54      10.1
  WXSS-FM                                        1999         Contemporary Hit Radio            Women 18-34      10.6
Norfolk, VA                36          42
  WPTE-FM                                        1999         Modern Adult Contemporary         Women 25-54       5.7
  WWDE-FM                                        1999         Adult Contemporary                Women 25-54      12.5
  WVKL-FM                                        1999         Urban Adult Contemporary          Women 25-54       7.2
  WNVZ-FM                                        1999         Contemporary Hit Radio            Women 18-34       9.4
New Orleans, LA            41          40
  WSMB-AM                                        1999         Talk                              Adults            0.7
                                                                                                35-64
  WWL-AM                                         1999         News/Talk/Sports                  Men 25-54        12.8
  WEZB-FM                                        1999         Contemporary Hit Radio            Women 18-34       7.9
  WLMG-FM                                        1999         Adult Contemporary                Women 25-54       9.1
  WKZN-FM                                        1999         Hot Adult Contemporary            Women 18-49       4.5
  WTKL-FM                                        1999         Oldies                            Adults            4.8
                                                                                                25-54
Greensboro, NC             42          51
  WMQX-FM                                        1999         Oldies                            Adults            6.7
                                                                                                25-54
  WJMH-FM                                        1999         Urban Contemporary                Adults           16.1
                                                                                                18-34
  WEAL-AM                                        1999         Gospel                            Adults            1.0
                                                                                                35-64
  WQMG-FM                                        1999         Urban Adult Contemporary          Adults            8.0
                                                                                                25-54
  WKSI-FM                                        2002         Hot Adult Contemporary            Women 25-54       5.6
  WPET-AM                                        2002         Religious                         Adults            0.3
                                                                                                35-64
Buffalo, NY                45          45
  WBEN-AM                                        1999         News/Talk                         Men 25-54         6.8
  WTSS-FM                                        1999         Adult Contemporary                Women 25-54       9.9
  WWKB-AM                                        1999         Business News                     Adults            0.4
                                                                                                35-64
  WKSE-FM                                        1999         Contemporary Hit Radio            Women 18-34      21.1
  WGR-AM                                         1999         Sports/Talk                       Men 25-54         5.6
  WWWS-AM                                        1999         Urban Oldies                      Adults            1.0
                                                                                                25-54
Memphis, TN                46          41
  WMBZ-FM                                        1999         Modern Adult Contemporary         Women 18-34       7.2
  WJCE-AM                                        1999         Nostalgia                         Adults            1.2
                                                                                                35-64
  WRVR-FM                                        1999         Adult Contemporary                Women 25-54       6.8

                         AUDIENCE
                           RANK
                        IN TARGET
MARKET/STATION(1)      DEMOGRAPHICS
-----------------      ------------
Denver, CO
  KOSI-FM                    2
  KKHK-FM                    7
  KEZW-AM                   14

  KALC-FM                    6(tie)
Portland, OR
  KFXX-AM
                            14
  KSLM-AM(4)
  KGON-FM                    1
  KKSN-AM                   23

  KKSN-FM                    6(tie)

  KNRK-FM                    2(tie)
  KRSK-FM                    5
Sacramento, CA
  KCTC-AM                   17

  KRXQ-FM                    1
  KSEG-FM                    4
  KSSJ-FM                    2(tie)

  KDND-FM                    4(tie)
Kansas City, MO
  KMBZ-AM                    5
  KUDL-FM                    2
  KYYS-FM                    2
  WDAF-AM                    6

  KWSJ-AM(5)               nmf(8)

  KXTR-AM(5)                23(tie)

  KQRC-FM                    1
  KCIY-FM                   15

  KRBZ-FM                    7
Milwaukee, WI
  WEMP-AM                  nmf(8)

  WMYX-FM                    2
  WXSS-FM                    4
Norfolk, VA
  WPTE-FM                    7
  WWDE-FM                    1
  WVKL-FM                    4
  WNVZ-FM                    4
New Orleans, LA
  WSMB-AM                   19(tie)

  WWL-AM                     1
  WEZB-FM                    3
  WLMG-FM                    3
  WKZN-FM                    7
  WTKL-FM                    8

Greensboro, NC
  WMQX-FM                    4

  WJMH-FM                    1

  WEAL-AM                   17(tie)

  WQMG-FM                    2

  WKSI-FM                    6
  WPET-AM                  nmf(8)

Buffalo, NY
  WBEN-AM                    5
  WTSS-FM                    3(tie)
  WWKB-AM                   25

  WKSE-FM                    1
  WGR-AM                     6(tie)
  WWWS-AM                   15

Memphis, TN
  WMBZ-FM                    3(tie)
  WJCE-AM                   21(tie)

  WRVR-FM                    4

                         2000 MARKET RANK                                                                       AUDIENCE
                       --------------------                                                                      SHARE
                         METRO       RADIO      YEAR                                              TARGET       IN TARGET
MARKET/STATION(1)      POPULATION   REVENUE   ACQUIRED                    FORMAT                DEMOGRAPHIC   DEMOGRAPHICS
-----------------      ----------   -------   --------        -------------------------------   -----------   ------------
Rochester, NY              52          53
  WBZA-FM                                        1998         80's - based Adult Contemporary   Women 25-54       4.8
  WBEE-FM                                        1998         Country                           Adults           13.5
                                                                                                25-54
  WBBF-AM/FM                                     1998         Oldies                            Adults            2.4
                                                                                                25-54
Greenville/
  Spartanburg, SC          58          56
  WFBC-FM                                        1999         Contemporary Hit Radio            Women 18-34      11.4
  WSPA-FM                                        1999         Adult Contemporary                Women 25-54       9.7
  WYRD-AM(6)                                     1999
                                                           }  News/Talk                         Adults            4.5
                                                                                                25-54
  WORD-AM(6)                                     1999

  WSPA-AM                                        1999         Full Service/Talk                 Adults            0.7
                                                                                                35-64
  WOLI-FM(6)                                     1999
                                                           }  80's - based Adult Contemporary   Women 25-54       4.3
  WOLT-FM(6)                                     1999

Wilkes-Barre/
  Scranton, PA             64          71
  WGBI-AM(7)                                     1999                                           Adults            2.6
                                                                                                35-64
  WOGY-AM(7)                                     1999
                                                           }  News/Talk/Sports
  WILK-AM(7)                                     1999

  WGGI-FM(7)                                     1999                                           Adults           12.2
                                                                                                25-54
                                                           }  Country
  WGGY-FM(7)                                     1999

  WKRZ-FM(7)                                     1999
                                                           }  Contemporary Hit Radio            Women 18-49      16.9
  WKRF-FM(7)                                     2000

  WBZJ-FM(7)                                     1999
                                                           }  80's - based Adult Contemporary   Women 25-54       6.6
  WBZH-FM(7)                                     1999

Wichita, KS                84          72
  KEYN-FM                                        2000         Oldies                            Adults            5.8
                                                                                                25-54
  KFBZ-FM                                        2000         Hot Adult Contemporary            Women 25-54       4.2
  KQAM-AM                                        2000         Sports                            Men 25-54         2.6
  KFH-AM                                         2000         Talk                              Men 25-54         6.1
  KNSS-AM                                        2000         News                              Adults            3.3
                                                                                                25-54
  KDGS-FM                                        2000         Rhythmic Contemporary Hit Radio   Adults            9.0
                                                                                                18-34
  KWSJ-FM                                        2000         Smooth Jazz                       Women 25-54       1.8
Gainesville/
  Ocala, FL                90         127
  WKTK-FM                                        1986         Adult Contemporary                Women 25-54      14.3
  WSKY-FM                                        1998         News/Talk                         Adults            7.6
                                                                                                25-54
Madison, WI               120          67
  WOLX-FM                                        2000         Oldies                            Adults            6.3
                                                                                                25-54
  WMMM-FM                                        2000         Adult Alternative                 Adults            6.1
                                                                                                25-54
  WBZU-FM                                        2000         80's - based Adult Contemporary   Women 25-54       3.0
Longview/
  Kelso, WA               n/a         n/a
  KBAM-AM                                        1998         Country                           Adults            n/a
                                                                                                25-54
  KEDO-AM                                        1997         Oldies                            Adults            n/a
                                                                                                25-54
  KLYK-FM                                        1997         Adult Contemporary                Women 25-54       n/a
  KRQT-FM                                        1998         Classic Rock                      Men 25-54         n/a

                         AUDIENCE
                           RANK
                        IN TARGET
MARKET/STATION(1)      DEMOGRAPHICS
-----------------      ------------
Rochester, NY
  WBZA-FM                    7
  WBEE-FM                    1
  WBBF-AM/FM                12
Greenville/
  Spartanburg, SC
  WFBC-FM                    1(tie)
  WSPA-FM                    3(tie)
  WYRD-AM(6)
                             7
  WORD-AM(6)
  WSPA-AM                   23(tie)
  WOLI-FM(6)
                             8
  WOLT-FM(6)
Wilkes-Barre/
  Scranton, PA
  WGBI-AM(7)                 7(tie)
  WOGY-AM(7)
  WILK-AM(7)
  WGGI-FM(7)                 1
  WGGY-FM(7)
  WKRZ-FM(7)
                             1
  WKRF-FM(7)
  WBZJ-FM(7)
                             4
  WBZH-FM(7)
Wichita, KS
  KEYN-FM                    5
  KFBZ-FM                    8(tie)
  KQAM-AM                   16
  KFH-AM                     4
  KNSS-AM                   14
  KDGS-FM                    2(tie)
  KWSJ-FM                   18
Gainesville/
  Ocala, FL
  WKTK-FM                    1
  WSKY-FM                    3(tie)
Madison, WI
  WOLX-FM                    5
  WMMM-FM                    6
  WBZU-FM                    9
Longview/
  Kelso, WA
  KBAM-AM                  n/a
  KEDO-AM                  n/a
  KLYK-FM                  n/a
  KRQT-FM                  n/a

---------------

(1) Our radio stations are in some instances licensed to communities other than the named principal community for the market.

(2) Station competes in the adjacent community of Worcester, Massachusetts and simulcasts virtually all of the programming of WEEI-AM.

(3) We also sell substantially all of the advertising time of a sixth FM station in the Seattle market under a joint sales agreement. On February 1, 2002, we entered into an agreement to terminate, effective February 28, 2002, the joint sales agreement that was due to expire on June 30, 2002.

(4) KSLM-AM is licensed to Salem, Oregon, within the Portland market and simulcasts KFXX-AM programming.

(5) The FCC rules require that by the end of a five-year transition period, that ends in October 2006, we must elect to operate only one of the two stations and surrender the other station to the FCC. However, we may be required to make this election as early as May 2003.

(6) Each of the following groups of stations simulcast their programming:
    WYRD-AM and WORD-AM; and WOLI-FM and WOLT-FM.

(7) Each of the following groups of stations simulcast their programming:
    WGBI-AM, WOGY-AM and WILK-AM; WGGI-FM and WGGY-FM; WKRZ-FM and WKRF-FM; and WBZJ-FM and WBZH-FM.

(8) Fall 2001 ratings data not statistically meaningful.

COMPETITION; CHANGES IN BROADCASTING INDUSTRY

     The radio broadcasting industry is highly competitive. The success of each of our stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. Our stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of our markets, we are able to attract advertisers seeking to reach those listeners.

     The following are some of the factors that are important to a radio station's competitive position:

     - management experience;

     - the station's local audience rank in its market;

     - transmitter power;

     - assigned frequency;

     - audience characteristics;

     - local program acceptance; and

     - the number and characteristics of other radio stations and other advertising media in the market area.

     In addition, we attempt to improve our competitive position with promotional campaigns aimed at the demographic groups targeted by our stations and by sales efforts designed to attract advertisers.

     Radio station operators are subject to the possibility of another station changing programming formats to compete directly for listeners and advertisers or launching an aggressive promotional campaign in support of an already existing competitive format. If a competitor, particularly one with substantial financial resources, were to attempt to compete in either these fashions, the broadcast cash flow of our affected station could decrease due to increased promotional and other expenses and/or lower advertising revenues. There can be no assurance that any one of our radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

     The operation of a radio broadcast station requires a license from the FCC. The number of radio stations that can operate in a given market is limited by strict AM interference criteria and the availability of FM radio frequencies allotted by the FCC to communities in that market. The number of stations that a single entity may operate in a market is further limited by the FCC's multiple ownership rules that regulate the number of stations serving the same area that may be owned or controlled by a single entity. However, the FCC announced on November 8, 2001 that it is in the process of examining and amending its rules and policies on ownership and operation of multiple local radio stations. The FCC has established interim rules for the review of pending applications. The impact that these new rules will have on our business is uncertain.

     Our stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media such as newspapers, magazines, over-the-air and cable television, outdoor advertising and direct mail. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced such as (1) satellite-delivered digital audio radio service, which has resulted in the near term introduction of new subscriber based satellite radio services with numerous niche formats; (2) audio programming by cable systems, direct broadcast satellite systems, Internet content providers, personal communications services and other digital audio broadcast formats; and (3) in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services. The FCC adopted a plan in 1999 for the establishment of "microbroadcasting" stations, low-powered FM stations that will be designed to serve small localized areas and that in some localized areas may cause interference with regular broadcasts by existing radio stations. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurances, however, that this historical growth will continue or that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The FCC has adopted licensing and operating rules for satellite delivered audio and in April 1997 awarded two licenses for this service. Satellite delivered audio may provide a medium for the delivery by satellite or supplemental terrestrial means of multiple new audio programming formats to local and/or national audiences. XM Satellite Radio launched its commercial service on September 25, 2001, and Sirius Satellite Radio is scheduled to launch service in 2002. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital signals following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and has allotted frequencies in this new band to certain existing AM station licensees that applied for migration to the expanded AM band, subject to the requirement that at the end of a transition period, those licensees return to the FCC either the license for their existing AM band or for the expanded AM band. Upon the completion of the migration process, it is expected that some AM stations will have improved coverage because of reduced interference. We have not yet evaluated the impact of the migration process on our business but do not believe that such impact, if any, will be material.

     We cannot predict what other matters might be considered in the future by the FCC, nor can we assess in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

FEDERAL REGULATION OF RADIO BROADCASTING

     The radio broadcasting industry is subject to extensive and changing regulation of, among other things, program content, advertising content, technical operations and business and employment practices. The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC. Among other things, the FCC:

     - assigns frequency bands for broadcasting;

     - determines the particular frequencies, locations, operating power, and other technical parameters of stations;

     - issues, renews, revokes and modifies station licenses;

     - determines whether to approve changes in ownership or control of station licenses; and

     - adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations.

     The FCC has the power to impose penalties for violations of its rules or the Communications Act, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license and the revocation of operating authority.

     For further information concerning the nature and extent of federal regulation of radio stations, you should refer to the Communications Act, FCC rules and FCC public notices and rulings.

     FCC LICENSES. Radio stations operate pursuant to renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. The FCC licenses for our stations are held by some of our subsidiaries. A station may continue to operate beyond the expiration date of its license if a timely filed license renewal application is pending. During the periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public and interest groups. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether the station has served the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet certain requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed. We have no reason to believe that our licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of our licenses could have a material adverse effect on our business.

     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designed to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; or Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

     The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1, CO and C. The FCC has recently adopted a new rule that subjects Class C FM stations that do not meet certain antenna-height parameters to an involuntary downgrade in class to Class CO under certain circumstances.

     The following table sets forth the metropolitan market served (city of license may differ), call letters, FCC license classification, antenna height above average terrain ("HAAT"), power, frequency and FCC license expiration date of each of the stations that we own or operate and gives effect to our consummation of our pending acquisitions.

                                         FCC       HAAT                     POWER IN     EXPIRATION DATE OF
MARKET                       STATION    CLASS   (IN METERS)   FREQUENCY   KILOWATTS(1)      FCC LICENSE
------                      ---------   -----   -----------   ---------   ------------   ------------------
BOSTON, MA................  WEEI-AM      B            *        850 kHz         50        April 1, 2006
                            WRKO-AM      B            *        680 kHz         50        April 1, 2006
                            WAAF-FM      B          239       107.3 MHz        20        April 1, 2006
                            WQSX-FM      B          179       93.7 MHz         34        April 1, 2006
                            WVEI-AM      B            *       1440 kHz         5         April 1, 2006
SEATTLE, WA...............  KBSG-AM      B            *       1210 kHz    27.5-D/10-N    February 1, 2006
                            KBSG-FM      C          729       97.3 MHz         55        February 1, 2006
                            KIRO-AM      A            *        710 kHz         50        February 1, 2006
                            KISW-FM      C          714       99.9 MHz         58        February 1, 2006
                            KMTT-FM      C          714       103.7 MHz        58        February 1, 2006
                            KQBZ-FM      C          714       100.7 MHz        58        February 1, 2006
                            KNWX-AM      B            *        770 kHz      50-D/5-N     February 1, 2006
                            KNDD-FM      C          714       107.7 MHz        58        February 1, 2006
DENVER, CO................  KOSI-FM      C          495       101.1 MHz       100        April 1, 2005
                            KKHK-FM      C          495       99.5 MHz        100        April 1, 2005
                            KEZW-AM      B            *       1430 kHz      10-D/5-N     April 1, 2005
                            KALC-FM      C          448       105.9 MHz       100        April 1, 2005
PORTLAND, OR..............  KFXX-AM      B            *        910 kHz         5         February 1, 2006
                            KGON-FM      C          386       92.3 MHz        100        February 1, 2006
                            KKSN-AM      B            *       1520 kHz     50-D/15-N     February 1, 2006
                            KKSN-FM      C          386       97.1 MHz        100        February 1, 2006
                            KNRK-FM     C2          259       94.7 MHz         17        February 1, 2006
                            KRSK-FM      C          576       105.1 MHz       100        February 1, 2006
                            KSLM-AM      B            *       1390 kHz     5-D/0.69-N    February 1, 2006
SACRAMENTO, CA............  KCTC-AM      B            *       1320 kHz         5         December 1, 2005
                            KRXQ-FM      B          152       98.5 MHz         50        December 1, 2005
                            KSEG-FM      B          152       96.9 MHz         50        December 1, 2005
                            KSSJ-FM     B1           99       94.7 MHz         25        December 1, 2005
                            KDND-FM      B          123       107.9 MHz        50        December 1, 2005
KANSAS CITY, MO...........  KMBZ-AM      B            *        980 kHz         5         February 1, 2005
                            KUDL-FM      C          303       98.1 MHz        100        June 1, 2005
                            KYYS-FM      C          308       99.7 MHz        100        February 1, 2005
                            WDAF-AM      B            *        610 kHz         5         February 1, 2005
                            KWSJ-AM(2)   B            *       1250 kHz     25-D/3.7-N    June 1, 2005
                            KXTR-AM(2)   B            *       1600 kHz      10-D/1-N     June 1, 2005
                            KQRC-FM      C          322       98.9 MHz        100        February 1, 2005
                            KCIY-FM     C1          299       106.5 MHz       100        February 1, 2005
                            KRBZ-FM      C          300       96.5 MHz        100        February 1, 2005
MILWAUKEE, WI.............  WEMP-AM      B            *       1250 kHz         5         December 1, 2003
                            WMYX-FM      B          137       99.1 MHz         50        December 1, 2003
                            WXSS-FM      B          257       103.7 MHz       19.5       December 1, 2003
NORFOLK, VA...............  WPTE-FM      B          152       94..9 MHz        50        October 1, 2003
                            WWDE-FM      B          152       101.3 MHz        50        October 1, 2003
                            WVKL-FM      B          268       95.7 MHz         40        October 1, 2003
                            WNVZ-FM      B          146       104.5 MHz        50        October 1, 2003

                                         FCC       HAAT                     POWER IN     EXPIRATION DATE OF
MARKET                       STATION    CLASS   (IN METERS)   FREQUENCY   KILOWATTS(1)      FCC LICENSE
------                      ---------   -----   -----------   ---------   ------------   ------------------
NEW ORLEANS, LA...........  WSMB-AM      B            *       1350 kHz         5         June 1, 2004
                            WWL-AM       A            *        870 kHz         50        June 1, 2004
                            WEZB-FM      C          300       97.1 MHz        100        June 1, 2004
                            WLMG-FM      C          300       101.9 MHz       100        June 1, 2004
                            WKZN-FM     C1          275       105.3 MHz       100        June 1, 2004
                            WTKL-FM      C          300       95.7 MHz        100        June 1, 2004
GREENSBORO, NC............  WMQX-FM      C          335       93.1 MHz        100        December 1, 2003
                            WJMH-FM      C          367       102.1 MHz       100        December 1, 2003
                            WEAL-AM      D            *       1510 kHz        1-D        December 1, 2003
                            WQMG-FM      C          375       97.1 MHz        100        December 1, 2003
                            WKSI-FM      C          316       98.7 MHz        100        December 1, 2003
                            WPET-AM      D            *        950 kHz    0.5-D/0.08-N   December 1, 2003
BUFFALO, NY...............  WBEN-AM      B            *        930 kHz         5         June 1, 2006
                            WTSS-FM      B          408       102.5 MHz       110        June 1, 2006
                            WWKB-AM      A            *       1520 kHz         50        June 1, 2006
                            WKSE-FM      B          128       98.5 MHz         46        June 1, 2006
                            WGR-AM       B            *        550 kHz         5         June 1, 2006
                            WWWS-AM      C            *       1400 kHz         1         June 1, 2006
MEMPHIS, TN...............  WMBZ-FM     C2          144       94.1 MHz         50        August 1, 2004
                            WJCE-AM      B            *        680 kHz      10-D/5-N     August 1, 2004
                            WRVR-FM     C1          229       104.5 MHz       100        August 1, 2004
ROCHESTER, NY.............  WBZA-FM      B          172       98.9 MHz         37        June 1, 2006
                            WBEE-FM      B          152       92.5 MHz         50        June 1, 2006
                            WBBF-AM      B            *        950 kHz         1         June 1, 2006
                            WBBF-FM      A          117       93.3 MHz        4.4        June 1, 2006
GREENVILLE/SPARTANBURG,
  SC......................  WFBC-FM      C          564       93.7 MHz        100        December 1, 2003
                            WSPA-FM      C          580       98.9 MHz        100        December 1, 2003
                            WYRD-AM      B            *       1330 kHz         5         December 1, 2003
                            WORD-AM      B            *        910 kHz    3.6-D/0.89-N   December 1, 2003
                            WSPA-AM      B            *        950 kHz         5         December 1, 2003
                            WOLI-FM      A          100       103.9 MHz        6         December 1, 2003
                            WOLT-FM      A          151       103.3 MHz       2.7        December 1, 2003
WILKES-BARRE/  SCRANTON,
  PA......................  WGBI-AM      B            *        910 kHz     1-D/0.5-N     August 1, 2006
                            WOGY-AM      B            *       1300 kHz     5-D/0.5-N     August 1, 2006
                            WILK-AM      B            *        980 kHz      5-D/1-N      August 1, 2006
                            WGGI-FM      A          100       95.9 MHz         6         August 1, 2006
                            WGGY-FM      B          338       101.3 MHz        7         August 1, 2006
                            WKRZ-FM      B          357       98.5 MHz        8.7        August 1, 2006
                            WKRF-FM      A          267       107.9 MHz       0.84       August 1, 2006
                            WBZJ-FM      A           22       102.3 MHz       5.8        August 1, 2006
                            WBZH-FM      A          207       103.1 MHz       0.73       August 1, 2006
WICHITA, KS...............  KEYN-FM     C1          307       103.7 MHz        95        June 1, 2005
                            KFBZ-FM      C          301       105.3 MHz       100        June 1, 2005
                            KQAM-AM      B            *       1480 kHz      5-D/1-N      June 1, 2005
                            KFH-AM       B            *       1330 kHz      5-D/5-N      June 1, 2005
                            KNSS-AM      C            *       1240 kHz        0.63       June 1, 2005
                            KDGS-FM     C3          100       93.9 MHz         25        June 1, 2005
                            KWSJ-FM     C2          150       98.7 MHz         50        June 1, 2005
GAINESVILLE/OCALA, FL.....  WKTK-FM     C1          299       98.5 MHz        100        February 1, 2004
                            WSKY-FM     C2          289       97.3 MHz        13.5       February 1, 2004

                                         FCC       HAAT                     POWER IN     EXPIRATION DATE OF
MARKET                       STATION    CLASS   (IN METERS)   FREQUENCY   KILOWATTS(1)      FCC LICENSE
------                      ---------   -----   -----------   ---------   ------------   ------------------
MADISON, WI...............  WOLX-FM      B          396       94.9 MHz         37        December 1, 2004
                            WMMM-FM      A          175       105.5 MHz        2         December 1, 2004
                            WBZU-FM      A           74       105.1 MHz        6         December 1, 2004
LONGVIEW/KELSO, WA........  KBAM-AM      D            *       1270 kHz    5-D/0.083-N    February 1, 2006
                            KEDO-AM      C            *       1400 kHz         1         February 1, 2006
                            KLYK-FM      A          262       105.5 MHz       0.7        February 1, 2006
                            KRQT-FM     C3          528       107.1 MHz       0.74       February 1, 2006

---------------

* Not applicable for AM transmission facilities.

(1) Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during the nighttime broadcasting hours, which results in reducing the radio station's coverage during the nighttime hours of operation. Both power ratings are shown, where applicable. For FM stations, the maximum effective radiated power in the main lobe is given.

(2) The FCC rules require that by the end of a five-year transition period, which expires in October 2006, we must elect to operate on either the 1250 kHz frequency or the 1660 kHz frequency and surrender the other frequency to the FCC. However, we may be required to make such election as early as May 2003.

EMPLOYEES

     On January 31, 2002, we had a staff of 1,641 full-time employees and 658 part-time employees. We are a party to collective bargaining agreements with the American Federation of Television and Radio Artists (AFTRA), which apply to some of our programming personnel, and we are a party to a collective bargaining agreement with the International Brotherhood of Electrical Workers (IBEW), which applies to some of our engineering personnel. The Boston AFTRA collective bargaining agreement, as extended, expired on September 14, 1999, the Kansas City AFTRA collective bargaining agreement expired on September 29, 2001, and the Seattle AFTRA collective bargaining agreement expired on January 31, 2002. We are currently renegotiating these agreements and cannot predict the outcome of these negotiations. The Boston IBEW collective bargaining agreement will expire on April 30, 2002. We believe that our relations with our employees are good.

ENVIRONMENTAL

     As the owner, lessee or operator of various real properties and facilities, we are subject to various federal, state and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by retailers. Our revenues and broadcast cash flows are typically lowest in the first calendar quarter.

                                   MANAGEMENT

     The following table provides information concerning our directors and executive officers as of January 31, 2002.

NAME                                     AGE                         POSITION
----                                     ---                         --------
Joseph M. Field........................  70    Chairman and Chief Executive Officer
David J. Field.........................  39    President, Chief Operating Officer and Director
John C. Donlevie.......................  55    Executive Vice President, Secretary, General
                                               Counsel and Director
Stephen F. Fisher......................  49    Executive Vice President and Chief Financial Officer
Herbert Kean, M.D......................  71    Director
S. Gordon Elkins.......................  71    Director
Thomas H. Ginley, Jr...................  77    Director
Lee Hague..............................  55    Director
Marie H. Field.........................  64    Director
David J. Berkman.......................  42    Director
Michael R. Hannon......................  41    Director

     Joseph M. Field founded Entercom in 1968, has served since our inception as our Chairman of the Board and Chief Executive Officer and was our President until September 1998. Before entering the broadcasting business, he practiced law for 14 years in New York (including service as an Assistant United States Attorney) and Philadelphia. Mr. Field served on the Board of Directors of the National Association of Broadcasters for four years as a representative of the major radio group broadcasters. He currently serves on the Boards of Directors of The Mary Louise Curtis Bok Foundation, the Settlement Music School, the American Interfaith Institute, the National Liberty Museum, The Philadelphia Orchestra, the Curtis Institute of Music, the Jewish Education and Vocational Service (JEVS) and the Philadelphia Chamber Music Society. Mr. Field has a B.A. from the University of Pennsylvania and an L.L.B. from Yale Law School. He is the spouse of Marie H. Field and the father of David J. Field. Mr. Field's term as a director expires at the 2002 annual meeting of shareholders.

     David J. Field has served as our President since 1998, our Chief Operating Officer since 1996 and one of our directors since 1995. He also served as our Chief Financial Officer from 1992 to 1998. Mr. Field joined us in 1987 and served as our Director of Finance and Corporate Development from 1987 to 1988, Vice President-Finance and Corporate Development from 1988 to 1992, Vice President-Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice President-Operations and Chief Financial Officer from 1995 to 1996. Prior to joining us, he was an investment banker with Goldman, Sachs & Co. Mr. Field currently serves on the Boards of Directors of the Radio Advertising Bureau, the Philadelphia Zoo and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Field is the son of Joseph M. Field and Marie H. Field. Mr. Field's term as a director expires at the 2002 annual meeting of shareholders.

     John C. Donlevie has served as our Executive Vice President, General Counsel and one of our directors since 1989, our Secretary since 1998 and was our Vice President-Legal and Administrative from 1984 when he joined us to 1989. Prior to joining us, Mr. Donlevie practiced law for 11 years, most recently as Corporate Counsel of Ecolaire Incorporated in Malvern, Pennsylvania. He has a B.S. in Engineering from Drexel University and a J.D. from Temple University School of Law. Mr. Donlevie's term as a director expires at the 2002 annual meeting of shareholders.

     Stephen F. Fisher has served as our Executive Vice President since 2000 and our Chief Financial Officer since 1998. From 1994 to 1998, he was a Managing Director with a private equity firm located in Bala Cynwyd, Pennsylvania. From 1978 to 1994, Mr. Fisher held numerous operational and financial management positions with Westinghouse Broadcasting Company (now part of Viacom Inc.), including the positions of Executive Vice President, General Manager of their Los Angeles news radio station and

Controller of the Radio Group. He has an M.A. from Bob Jones University and an M.B.A. from the University of South Carolina.

     Herbert Kean, M.D. has served as one of our directors since our inception. In addition, he served as our Secretary from our inception until 1984. Dr. Kean is currently a medical physician in private practice in the Philadelphia area. He has a B.S. from the University of Pennsylvania and an M.D. from Hahnemann University. He is a clinical professor at Thomas Jefferson University Medical College and Chairman of the Public Health Committee of the Philadelphia County Medical Society. Dr. Kean's term as a director expires at the 2002 annual meeting of shareholders

     S. Gordon Elkins has served as one of our directors since 1978. He was a partner in the law firm of Stradley, Ronon, Stevens & Young from September 1962 through January 1999 and currently is affiliated with the firm. Mr. Elkins has a B.S. from Temple University, graduating first in his class, and an L.L.B. from Yale Law School. Mr. Elkins' term as a director expires at the 2002 annual meeting of shareholders.

     Thomas H. Ginley, Jr., M.D. has served as one of our directors since 1971 and previously served as our Secretary from 1984 to 1998. Dr. Ginley is President and a director of the A & T Development Corporation and Treasurer and a director of Vanessa Noel Couture, Inc. Dr. Ginley is also a gemologist and president of Gem Treasury International Inc. He is a diplomat of the National Board as well as a fellow of the American College of Surgeons. Dr. Ginley has an M.D. from Georgetown University. Dr. Ginley's term as a director expires at the 2002 annual meeting of shareholders.

     Lee Hague has served as one of our directors since 1980. Mr. Hague is currently the Chairman of the Board and Chief Executive Officer of Aspect Holdings Inc. Prior to joining Aspect Holdings Inc. in 1998, he served as President of Hague & Company over a period of 20 years. He has served as an independent consultant to various broadcasting groups and provides financial advisory and media brokerage services to the industry. Mr. Hague has over 20 years' experience in the radio industry. He has a B.S. from Northwestern University and an M.M. from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Hague's term as a director expires at the 2002 annual meeting of shareholders.

     Marie H. Field has served as one of our directors since 1989. She served for over 25 years as a teacher in public and private schools in New York and Philadelphia. Mrs. Field serves on the Board of Directors of the Ovarian Cancer Research Fund in New York, the Board of Overseers of the University of Pennsylvania School of Social Work, the Education Board of the National Liberty Museum and the Board of Project Forward Leap. She has a B.A. from Barnard College. Mrs. Field is the spouse of Joseph M. Field and the mother of David J. Field. Mrs. Field's term as a director expires at the 2002 annual meeting of shareholders.

     David J. Berkman has served as one of our directors since the consummation of our initial public offering in January 1999. He is the Managing Partner of Liberty Associated Partners, LP, a venture capital firm primarily engaged in the telecommunications, media and internet market segments. Liberty Associated Partners, LP was founded by principals of The Associated Group, Inc., which prior to its sale in 2000 was a multi-billion dollar publicly-traded owner and operator of communications related businesses of which Mr. Berkman was Executive Vice President. He also currently serves on the Boards of Directors of Internet Capital Group, Inc., Clearwire, Inc., V-Span, Inc., the Philadelphia Regional Performing Arts Center and the Franklin Institute. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania. Mr. Berkman's term as a director expires at the 2002 annual meeting of shareholders.

     Michael R. Hannon has served as one of our directors since December 1998. He is a Partner of J.P. Morgan Partners ("JPMP"), a partnership with over $20 billion under management. JPMP invests in a wide variety of international private equity opportunities including management buyouts, growth equity, and venture capital situations. JPMP's principal limited partner is J.P. Morgan Chase & Co., one of the largest bank holding companies in the United States. Mr. Hannon worked at Morgan Stanley & Co. Incorporated prior to joining JPMP in 1988. He received his B.A. degree from Yale University and an M.B.A. from Columbia Business School. He is currently on the board of directors of Telecorp PCS,

Telesystem International Wireless and several privately-held media and telecom firms. Mr. Hannon's term as a director expires at the 2002 annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board has adopted certain standing committees including: (1) audit, (2) compensation and (3) nominating.

     Audit Committee. The audit committee consists of Messrs. Berkman, Hague and Elkins, each of whom is independent as the term independence is defined in
Section 3.03.01 (B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. The audit committee met five times in 2001. The responsibilities of the audit committee include:

     - recommending to the board of directors the independent public accountants to conduct the annual audit of our financial statements;

     - reviewing the proposed scope of the audit and approving the audit fees to be paid;

     - reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     - reviewing and discussing financial statements with management.

     Compensation Committee. Our compensation committee consists of Mr. Hannon and Doctors Ginley and Kean. Our compensation committee met once in 2001. The compensation committee conducts a general review of our compensation plans to ensure that they meet corporate objectives, including review and approval of all compensation paid to our executive officers. The responsibilities of the compensation committee also include administering and interpreting our Employee Stock Purchase Plan and the Entercom 1998 Equity Compensation Plan, including selecting the officers, employees and other qualified recipients that will be granted awards under the Entercom 1998 Equity Compensation Plan.

     Nominating Committee. Our nominating committee consists of David Berkman, Lee Hague and Michael Hannon and met four times in 2001. The nominating committee is responsible for the recommendation of criteria for selection of board members and assisting the board in identifying candidates for the board.

     The following table provides summary information concerning compensation paid to or earned by our Chief Executive Officer and our other most highly compensated executive officers for services rendered during the years ended 1999, 2000 and 2001 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                  --------------------
                                             ANNUAL COMPENSATION                  NUMBER OF SECURITIES
                                             -------------------   OTHER ANNUAL    UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION         PERIOD    SALARY    BONUS(1)   COMPENSATION         GRANTED
---------------------------         ------   --------   --------   ------------   --------------------
Joseph M. Field, Chairman of the
  Board and Chief Executive
  Officer.........................   1999    $563,320   $250,000        (2)             372,223
                                     2000     600,000    400,000                        100,000
                                     2001     600,000    267,000                        100,000
David J. Field, President and
  Chief Operating Officer.........   1999     350,000    200,000        (2)             258,334
                                     2000     450,000    350,000                        100,000
                                     2001     450,000    267,000                        100,000

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                  --------------------
                                             ANNUAL COMPENSATION                  NUMBER OF SECURITIES
                                             -------------------   OTHER ANNUAL    UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION         PERIOD    SALARY    BONUS(1)   COMPENSATION         GRANTED
---------------------------         ------   --------   --------   ------------   --------------------
Stephen F. Fisher, Executive Vice
  President and Chief Financial
  Officer.........................   1999     250,000    150,000        (2)             116,667
                                     2000     300,000    200,000                         75,000
                                     2001     300,000    175,000                         50,000
John C. Donlevie, Executive Vice
  President, Secretary and General
  Counsel.........................   1999     225,000    125,000        (2)             115,556
                                     2000     265,000    150,000                         25,000
                                     2001     265,000    100,000                         25,000

---------------

(1) Includes amounts accrued during the year presented but paid in the subsequent year.

(2) Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer and, therefore, is not required to be disclosed pursuant to rules of the Commission.

STOCK OPTION TABLES

     Our Named Executive Officers are eligible to receive stock option grants under the Entercom 1998 Equity Compensation Plan. The following table contains information concerning the stock option grants made to each of the Named Executive Officers, discussed above, during the year ended December 31, 2001:

              STOCK OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 2001

                                                                                                POTENTIAL REALIZABLE VALUE
                           NUMBER OF    PERCENTAGE OF                                            AT ASSUMED ANNUAL RATES
                           SECURITIES   TOTAL OPTIONS                                          OF STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO     EXERCISE   MARKET PRICE                      FOR OPTION TERMS
                            OPTIONS     EMPLOYEES IN    OR BASE       ON AND      EXPIRATION   ----------------------------
                            GRANTED         YEAR         PRICE      GRANT DATE       DATE           5%             10%
                           ----------   -------------   --------   ------------   ----------   ------------    ------------
Joseph M. Field..........   100,000         11.6%        $40.00       $40.00       01/09/11     $2,515,579      $6,374,970
David J. Field...........   100,000         11.6          40.00        40.00       01/09/11      2,515,579       6,374,970
Stephen F. Fisher........    50,000          5.8          40.00        40.00       01/09/11      1,257,789       3,187,485
John C. Donlevie.........    25,000          2.9          40.00        40.00       01/09/11        628,895       1,593,742

---------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our Class A common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of our Class A common stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

     The following table sets forth information concerning each option exercised by the Named Executive Officers during the year ended December 31, 2001 and option holdings at December 31, 2001 by the Named Executive Officers:

                   STOCK OPTION EXERCISES AND YEAR-END VALUE

                           SHARES                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                         ACQUIRED ON    VALUE       UNDERLYING UNEXERCISED             IN-THE-MONEY
NAME                      EXERCISE     REALIZED       OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
----                     -----------   --------   ---------------------------   ---------------------------
                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                  -----------   -------------   -----------   -------------
Joseph M. Field........        --      $     --     211,112        361,111      $3,846,205     $5,958,678
David J. Field.........        --            --     154,168        304,166       2,884,939      4,997,375
Stephen F. Fisher......     5,000       158,450      72,084        164,583         698,716      1,994,001
John C. Donlevie.......        --            --      64,028        101,528       1,121,709      1,649,834

---------------

(1) Value is determined by subtracting the exercise price from the fair market value of our Class A common stock multiplied by the number of shares underlying the options. Fair market value is based on the New York Stock Exchange closing price of our Class A common stock on December 29, 2001 of $50.00 per share. Options which are not in the money, of which there were none, are not considered for purposes of this computation.

EMPLOYEE STOCK PURCHASE PLAN

     A total of up to 1,850,000 shares of our Class A common stock may be issued under the Employee Stock Purchase Plan, subject to adjustment. Under our Employee Stock Purchase Plan, we will withhold a specified percentage (not to exceed 10%) of the compensation paid to each participant, and the amount withheld (and any additional amount contributed by the participant which together with payroll withholdings does not exceed 10% of the participant's compensation) will be used to purchase our Class A common stock on the last day of each purchase period. The purchase price will be the value of the stock on the last day of the purchase period less a discount not to exceed 15% as determined by the compensation committee in advance of the purchase period. The length of each purchase period shall be specified by the compensation committee. The maximum value of shares that a participant in the Employee Stock Purchase Plan may purchase during any calendar year is $25,000.

EMPLOYMENT AGREEMENTS

     JOSEPH M. FIELD EMPLOYMENT AGREEMENT. We have entered into an employment agreement with Joseph M. Field pursuant to which Mr. Field serves as our Chief Executive Officer. The employment agreement may be terminated upon written notice no less than 30 days prior to the end of any calendar year. Mr. Field's salary for the year 2001 was $600,000. The board of directors may approve additional salary, bonuses, fees, or other compensation. Absent our express prior written consent, Mr. Field is prohibited, in the event of his termination by resignation or for cause, for a period of two years following the termination of the employment agreement, from engaging in any broadcast business that we compete with in any standard metropolitan statistical area in which we are then operating a broadcast property.

     DAVID J. FIELD EMPLOYMENT AGREEMENT. We have entered into an employment agreement with David J. Field, pursuant to which Mr. Field serves as our President and Chief Operating Officer. The employment agreement provides that Mr. Field's employment may be terminated at will by either party (1) immediately if good cause for termination exists, or (2) upon thirty days notice in the absence of good cause. Pursuant to this employment agreement, Mr. Field's salary for the year 2001 was $450,000. The board of directors may approve additional salary, bonuses, fees, or other compensation.

     JOHN C. DONLEVIE EMPLOYMENT AGREEMENT. We have entered into an employment agreement with John C. Donlevie pursuant to which Mr. Donlevie serves as our Executive Vice President, Secretary and General Counsel. The employment agreement provides that Mr. Donlevie's employment may be terminated at will by either party (1) immediately if good cause for termination exists, or (2) upon thirty days notice in the absence of good cause. Pursuant to this employment agreement, Mr. Donlevie's salary for the year 2001 was $265,000. The board of directors may approve additional salary, bonuses, fees, or other compensation.

     STEPHEN F. FISHER EMPLOYMENT AGREEMENT. We are in the process of negotiating a new employment agreement with Stephen F. Fisher to serve as our Chief Financial Officer and Executive Vice President that will replace the employment agreement that expired as of December 31, 2001.

DIRECTOR COMPENSATION

     All of our non-employee directors receive a fee of $1,000 for each board meeting that they attend in person, $500 for each committee meeting that they attend in person and $250 for each telephonic meeting of the board or a committee. Employee directors are not entitled to receive additional compensation for their services as directors. In addition, during the first quarter of 2001, Marie H. Field, S. Gordon Elkins, Lee Hague, Thomas H. Ginley, Jr., M.D., Herbert Kean, M.D., Michael R. Hannon and David J. Berkman received stock options under the Entercom 1998 Equity Compensation Plan.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of January 31, 2002 regarding the beneficial ownership of our common stock by:

     - each person known by us to beneficially own more than 5% percent of any class of common stock;

     - each of our directors and Named Executive Officers; and

     - all of our directors and executive officers as a group.

     Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                            COMMON STOCK
                                           -----------------------------------------------
                                                 CLASS A(1)               CLASS B(2)
                                           ----------------------   ----------------------
                                            NUMBER OF                NUMBER OF               PERCENT OF   PERCENT
                                              SHARES      PERCENT      SHARES      PERCENT     TOTAL      OF TOTAL
                                           BENEFICIALLY     OF      BENEFICIALLY     OF       ECONOMIC     VOTING
NAME OF BENEFICIAL OWNER                     OWNED(3)      CLASS      OWNED(3)      CLASS     INTEREST     POWER
------------------------                   ------------   -------   ------------   -------   ----------   --------
Joseph M. Field(4)(5)....................   1,002,586       2.9%      9,782,555     92.9%       23.6%       70.4%
David J. Field(4)(6).....................   2,029,143       5.8         749,250      7.1         6.1         6.8
John C. Donlevie.........................      91,702         *              --       --           *           *
Stephen F. Fisher........................      97,143         *              --       --           *           *
Herbert Kean, M.D........................     710,238       2.0              --       --         1.6           *
S. Gordon Elkins(4)(7)...................   2,519,003       7.2              --       --         5.6         1.8
Thomas H. Ginley, M.D.(8)................     711,859       2.0              --       --         1.6           *
Lee Hague................................      11,251         *              --       --           *           *
Marie H. Field(4)(9).....................   1,002,586       2.9         380,000      3.6         3.1         1.0
Michael R. Hannon(10)....................       7,804         *              --       --           *           *
David J. Berkman.........................       9,584         *              --       --           *           *
Putnam Investments, LLC(11)
  One Post Office Square
  Boston, MA 02109.......................   3,568,856      10.2              --       --         7.9         2.6
All directors and executive officers as a
  group (11 persons).....................   3,995,981      11.2      10,531,805      100        31.5        77.6

---------------

  *  Less than one percent.

 (1) For the purpose of calculating the percentage of Class A common stock held by each shareholder, the total number of shares of Class A common stock outstanding does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock. The number of shares of Class A common stock also includes all issued shares of restricted stock.

 (2) The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Class A common stock, voting as a separate class, are entitled to elect two directors; (c) each share of Class B common stock is entitled to one vote with respect to any "going private" transactions under the Exchange Act; and (d) as required by law. The shares of Class B common stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Class A common stock.

 (3) Shares beneficially owned and percentage ownership are based on 34,829,917 shares of Class A common stock and 10,531,805 shares of Class B common stock outstanding as of January 31, 2002. The number of shares of Class A common stock also includes all issued shares of restricted stock.

 (4) The address of these shareholders is 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004.

 (5) Includes (a) 558,607 shares of Class A common stock beneficially owned by Marie H. Field, wife of Joseph M. Field, (b) 380,000 shares of Class B common stock beneficially owned by Marie H. Field, (c) 38,578 shares of Class A common stock held of record by Joseph M. Field as trustee of a trust for the benefit of a sister of Marie H. Field, (d) 106,549 shares of Class A common stock beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Foundation, (e) 291,668 shares of Class A common stock which may be acquired through the exercise of options and (f) 7,084 shares of Class A common stock which may be acquired by Marie
     H. Field, wife of Joseph M. Field, through the exercise of options. The total economic interest and total voting power of Mr. Field includes 380,000 shares of Class B common stock owned by Marie H. Field which Mr. Field has the power to vote pursuant to a revocable proxy. See Note 2 above.

 (6) Includes (a) 306,094 shares of Class A common stock held of record by David
     J. Field as co-trustee of a trust for the benefit of Nancy E. Field, (b) 513,876 shares of Class A common stock held of record by David J. Field as co-trustee of a trust for the benefit of David J. Field and his children and (c) 996,572 shares of Class A common stock held of record by David J. Field as co-trustee of two trusts for the benefit of the descendants of David J. Field and Nancy E. Field and (d) 212,501 shares of Class A common stock which may be acquired through the exercise of options.

 (7) Includes (a) 996,572 shares of Class A common stock held of record by Mr. Elkins as co-trustee of two trusts for the benefit of the descendants of David J. Field and Nancy E. Field, respectively (b) 513,876 shares of Class A common stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of David J. Field and his children, (c) 613,150 shares of Class A common stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of Nancy E. Field and her children, (d) 277,994 shares of Class A common stock held of record by Mr. Elkins as trustee of a trust for the benefit of Marie H. Field, (e) 106,549 shares of Class A common stock beneficially owned by Mr. Elkins as a director and officer of the Joseph and Marie Field Foundation and (f) 7,084 shares of Class A common stock which may be acquired through the exercise of options.

 (8) Includes (a) 556,775 shares of Class A common stock held by Dr. Ginley in joint tenancy with his spouse, of which 250,000 shares are pledged to Bear Stearns & Co. pursuant to a pre-paid forward purchase contract, (b) 74,000 shares of Class A common stock owned of record by his spouse, all of which are pledged to Bear Stearns & Co. pursuant to a pre-paid forward purchase contract, (c) 74,000 shares of Class A common stock held of record by his spouse as co-trustee of two trusts for the benefit of their children, of which 37,000 shares are pledged to Bear Stearns & Co. pursuant to a pre-paid forward purchase contract and (d) 7,084 shares of Class A common stock which may be acquired through the exercise of options.

 (9) Includes (a) 147,368 shares of Class A common stock held of record by Marie
     H. Field as co-trustee of a trust for the benefit of David J. Field, (b) 306,094 shares of Class A common stock held of record by Marie H. Field as co-trustee of a trust for the benefit of Nancy E. Field, (c) 38,578 shares of Class A common stock held of record by Joseph M. Field, husband of Marie
     H. Field, as trustee of a trust for the benefit of a sister of Marie H. Field, (d) 106,549 shares of Class A common stock beneficially owned by Marie H. Field as a director and officer of the Joseph and Marie Field Foundation, (e) 7,084 shares of Class A common stock which may be acquired through the exercise of options and (f) 291,668 shares of Class A common stock which may be acquired by Joseph M. Field, husband of Marie H. Field, through the exercise of options. Does not include 9,402,555 shares of Class B common stock held by Joseph M. Field, Marie H. Field's spouse. See Note 2 above.

(10) Includes 7,084 shares of Class A common stock which may be acquired through the exercise of options.

(11) Includes 3,287,176 shares owned by Putnam Investment Management, LLC, 281,680 shares owned by The Putnam Advisory Company, LLC and 1,965,000 shares owned by Putnam New Opportunities Fund, each affiliates of Putnam Investments, LLC. Putnam Investments LLC, has shared voting power with respect to 58,200 shares and shared investment power with respect to all 3,568,856 shares. Putnam Investment Management, LLC exercises sole voting power over none of the shares, but has shared investment power with respect to 3,287,176 shares. The Putnam Advisory Company, LLC exercises shared voting power over 58,200 shares and shared investment power over 281,680 shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of our credit facility does not purport to be complete and is qualified in its entirety by reference to the agreements described, including the definitions of certain capitalized terms used in this section, copies of which are available upon request. Any capitalized terms used and not defined in "Credit Facility" are defined in the documentation for our credit facility. See "Where You Can Find More Information."

CREDIT FACILITY

  GENERAL

     Pursuant to a credit agreement dated as of December 16, 1999, as amended, among Entercom Radio, LLC, as borrower, Entercom Communications Corp., as guarantor, Key Corporate Capital Inc., as administrative agent and co-documentation agent, Banc of America Securities LLC, as sole lead arranger and book manager, Bank of America, N.A., as syndication agent and co-documentation agent, and certain other lenders, we received commitments for up to $650.0 million in financing (subject to increase under certain circumstances up to $1.0 billion). The credit facility consists of:

     - a $325.0 million term loan facility terminating on September 30, 2007;
       and

     - a $325.0 million automatically reducing revolving loan facility terminating on September 30, 2007 including a $50.0 million letter of credit facility.

  AMORTIZATION

     On each date set forth in the table below, the principal amount of the term loan shall be repaid in an amount equal to the percentage of the principal amount of the term loan outstanding as of September 30, 2002 (before giving effect to the payment required on that date) set forth for such date in such table:

YEAR                                        MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
----                                        --------   -------   ------------   -----------
2002......................................       --%       --%       3.750%        3.750%
2003......................................    4.375     4.375        4.375         4.375
2004......................................    5.000     5.000        5.000         5.000
2005......................................    5.000     5.000        5.000         5.000
2006......................................    5.000     5.000        5.000         5.000
2007......................................    5.000     5.000        5.000            --

     On each date set forth in the table below, the commitment to lend revolving loans shall automatically reduce by that percentage of the revolving commitment as in effect on September 30, 2002 (before giving effect to the reduction required on that date) set forth for such date in such table:

YEAR                                        MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
----                                        --------   -------   ------------   -----------
2002......................................       --%       --%       3.750%        3.750%
2003......................................    4.375     4.375        4.375         4.375
2004......................................    5.000     5.000        5.000         5.000
2005......................................    5.000     5.000        5.000         5.000
2006......................................    5.000     5.000        5.000         5.000
2007......................................    5.000     5.000        5.000            --

  PREPAYMENTS

     Loans are required to be prepaid with:

     - 100% of the net proceeds of all non-ordinary course asset sales or other dispositions of the property by us and our subsidiaries or insurance proceeds which we have not reinvested in our business within one year after receipt of the proceeds, subject to limited exceptions, if our Leverage Ratio is greater than 5.5 to 1.0;

     - 50% (or, if an Event of Default is continuing, 100%) of annual excess cash flow if our Leverage Ratio is 5.0 to 1.0 or greater;

     - the lesser of (i) 50% of the cash proceeds of equity issuances or sales and (ii) the amount of such proceeds that would cause our Leverage Ratio to equal 6.0 to 1.0;

     - the amount by which the outstanding amounts under the term facility exceed the total amount committed under the term facility; and

     - the amount by which the outstanding amounts under the revolving facility exceed the total amount committed under the revolving facility.

  INTEREST

     The term loan and the revolving loan facilities will bear interest through maturity: (1) if a Base Rate (as defined below) loan, then at the sum of the Base Rate plus the Applicable Margin (as defined below), or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Margin.

     The Base Rate is the higher of: (1) the administrative agent's prime rate or (2) the rate which is 0.5% in excess of the Federal Funds Effective Rate (defined as a fluctuating interest rate equal for each day during any period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the administrative agent from three Federal funds brokers of recognized standing selected by the administrative agent).

     The Applicable Margin for Base Rate Loans will range, based on the Leverage Ratio, from 0.000% to 1.125%. The Applicable Margin for LIBOR Loans will range, based on the Leverage Ratio, from 0.750% to 2.375%.

  COLLATERAL

     The loans under the credit facility are secured by a lien on substantially all of our tangible and intangible property, including accounts receivable, inventory, equipment and intellectual property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of our direct and indirect domestic subsidiaries, of which we now own or later acquire more than a 50% interest.

  COVENANTS

     In addition to certain customary covenants, the credit facility restricts, among other things, our ability and our subsidiaries' ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt;

     - incur liens and engage in sale-leaseback transactions;

     - make loans and investments;

     - incur or guaranty additional indebtedness;

     - incur certain conditional sale or rental obligations;

     - enter into capital leases;

     - sell or discount notes and accounts receivable;

     - amend or otherwise alter debt and other material agreements;

     - change our name, identity, organizational structure or governing documents;

     - issue or transfer capital stock;

     - make capital expenditures;

     - enter into management agreements;

     - change our fiscal year;

     - engage in mergers, acquisitions and asset sales;

     - transact with affiliates; and

     - alter the business we conduct.

  FINANCIAL COVENANTS

     The credit facility contains financial covenants including a minimum ratio of Operating Cash Flow to consolidated interest expense, a maximum ratio of consolidated total debt to Operating Cash Flow, a minimum ratio of Operating Cash Flow to pro forma debt service and a minimum ratio of Operating Cash Flow to fixed charges.

  EVENTS OF DEFAULT

     Events of default under the credit facility include:

     - our failure to pay principal or interest when due;

     - our material breach of any representation or warranty contained in the loan documents;

     - covenant defaults;

     - events of bankruptcy;

     - cross-defaults to other indebtedness;

     - termination of licenses or operating agreements or a cessation of operations; and

     - a change of control.

CONVERTIBLE PREFERRED SECURITIES, TERM INCOME DEFERRABLE EQUITY SECURITIES
(TIDES)

     On October 6, 1999, Entercom Communications Capital Trust, our wholly owned subsidiary, sold 2,500,000 6 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), at an offering price of $50.00 per security. The trust used the proceeds from the TIDES offering to purchase from Entercom Communications an equal amount of its 6 1/4% Convertible Subordinated Debentures due 2014. The net proceeds to us after deducting underwriting discounts and other offering expenses, were $120.5 million.

     The trust was created for the sole purpose of issuing the TIDES. The TIDES represent an undivided preferred beneficial ownership interest in the assets of the trust. The trust's sole assets consist of the $125.0 million aggregate principal amount of the debentures, including accrued interest. Subject to certain deferral provisions, the holders of the TIDES are entitled to quarterly calendar distributions paid by the trust. The first distribution was paid on December 31, 1999. Entercom Communications has also irrevocably guaranteed payments of distributions and other amounts due on the TIDES (to the extent the trust has funds available for the payment of those distributions).

     Unless redeemed or repurchased, the debentures mature on September 30, 2014. Under the terms of the indenture governing the debentures, Entercom Communications has the right to defer the payment of interest on the debentures at any time prior to maturity for a period not exceeding 20 consecutive quarters. Upon the expiration of any such deferral period, Entercom Communications must pay all interest then accrued and unpaid on the debentures, together with interest on the accrued and unpaid amount. Entercom Communications may elect after October 3, 2002, to redeem the debentures in accordance with the terms of the TIDES. Upon the due date of the debentures, Entercom Communications will pay the outstanding amount due to the trust and the trust will redeem all of the outstanding TIDES.

     Entercom Communications' obligations under the debentures and the guarantee of the payments in respect of the TIDES, are junior in right of payment to all of its Secured Senior Debt as defined in the indenture for the debentures (which generally represents all of its obligation under the credit agreement and under any indebtedness, including guarantees of indebtedness of others, in each case, where such indebtedness is secured by assets equal the amount of indebtedness so secured). If there occurs an event of default under the debentures or under our guarantee of the TIDES payments or if Entercom Communications elects to defer interest payments under the terms of the debentures, during the pending of any such default or deferral, Entercom Communications will not be able to make certain restricted payments, including any guarantee payments under its guarantee of the notes.

     The holders of the TIDES have a preference with respect to each distribution and amounts payable upon liquidation, redemption or otherwise over us as holders of the common stock of the trust. Each TIDES is convertible into shares of our Class A common stock at the rate of 1.1364 shares of Class A common stock for each TIDES, equaling a conversion price of $44.00 per share. Entercom Communications has entered into several contractual arrangements for the purpose of fully, irrevocably and unconditionally guaranteeing the trust's obligations under the TIDES.

     As of December 31, 2001, there were 2,500,000 outstanding TIDES as no holder of the TIDES had converted its shares into our Class A common stock.

                              DESCRIPTION OF NOTES

     We will issue the notes under a supplemental indenture to the indenture, to be dated as of March 5, 2002, among Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers and co-obligors, Entercom Communications Corp., as Parent Guarantor, the Subsidiary Guarantors named therein and HSBC Bank USA, as trustee. The terms of the notes include those stated in the indenture, and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following summary describes the provisions of the indenture that we consider material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. We have filed a copy of the indenture as an exhibit to the registration statement of which the prospectus is a part. See "Where You Can Find More Information" in the prospectus to which this prospectus supplement relates.

     You can find the definitions of some terms used in this description under the subheading "-- Certain Definitions." In this description, the terms "the Issuers," "we," "us" and "our" refer only to Entercom Radio, LLC and Entercom Capital, Inc. as co-issuers and co-obligors, who are jointly and severally liable on the notes, and not to any of their respective subsidiaries or to the Parent Guarantor. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a note will be treated as the owner of that note for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     The notes will be:

     - our general unsecured obligations;

     - subordinated in right of payment to all of our existing and future Senior Indebtedness, including all Indebtedness under the Credit Agreement;

     - equal in right of payment with any of our future senior subordinated Indebtedness;

     - senior in right of payment to all of our future subordinated Indebtedness; and

     - unconditionally guaranteed on a senior subordinated basis by each of the Guarantors.

     Each Subsidiary Guarantee of the notes will be:

     - a general unsecured obligation of the Guarantor;

     - subordinated in right of payment to all existing and future Senior Indebtedness of that Guarantor, including all Indebtedness of such Guarantor under the Credit Agreement;

     - equal in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

     - senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor.

     The guarantee of the Parent Guarantor will be:

     - a general, unsecured obligation of the Parent Guarantor;

     - subordinated in right of payment to the Parent Guarantee's obligations under the Credit Agreement and any other indebtedness of the Parent Guarantor that either (a) Constitutes "Secured Senior Debt" under the Existing Debentures Indenture or (b) is senior indebtedness of the Parent Guarantor.

     - equal in right of payment with (a) the Parent Guarantor's obligation under the Existing Debentures and its guarantee of certain payments with respect to the TIDES and (b) any existing and future senior subordinated indebtedness of the Parent Guarantor; and

     - senior in right of payment to all other existing and future subordinated indebtedness of the Parent Guarantor.

     As of the date of the offering, the guarantee of the Parent Guarantor will be subordinated in right only to its obligation under the Credit Agreement.

     As a result of the foregoing, the notes will be effectively junior to all liabilities and preferred stock of Unrestricted Subsidiaries and any Restricted Subsidiary that is not also a Subsidiary Guarantor. In the event the Subsidiary Guarantees were to be voided by a court for any reason, the notes would rank effectively junior to all liabilities and preferred stock of the Subsidiary Guarantors. In any event, the notes and the Guarantees will rank junior to any secured obligations to the extent of the value of the collateral with respect to such obligations.

     On a pro forma basis as of December 31, 2001, after giving effect to the receipt of the net proceeds of this offering, the contribution to us of the net proceeds of the concurrent offering of Class A common stock by the Parent Guarantor, and the application of those net proceeds as described in this prospectus supplement:

     - the Issuers would have had outstanding Senior Indebtedness of $338.2 million principal amount (consisting entirely of borrowings under the Credit Agreement, exclusive of unused commitments), all of which would have been secured Indebtedness; the Issuers would have had no outstanding senior subordinated Indebtedness other than the notes; and the Issuers would have had no outstanding subordinated Indebtedness;

     - the Parent Guarantor would have had outstanding Senior Indebtedness of $338.2 million, consisting of a guarantee of the Indebtedness under the Credit Agreement, which is secured by a lien on the assets of the Parent Guarantor, and the Existing Debentures; and the Parent Guarantor would have had no senior subordinated Indebtedness or subordinated Indebtedness outstanding; and

     - the Subsidiary Guarantors would have had outstanding Senior Indebtedness of $338.5 million, consisting entirely of their guarantees of the Indebtedness under the Credit Agreement, all of which are secured; and the Subsidiary Guarantors would have had no senior subordinated Indebtedness or subordinated Indebtedness outstanding.

     Although the indenture will contain limitations on the amount of additional Indebtedness that we and our Restricted Subsidiaries may incur, the amount of that Indebtedness could be substantial and, in any case, all of that Indebtedness may be Senior Indebtedness. The indenture does not limit the amount of Indebtedness the Parent Guarantor may incur. See "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of the consummation of this offering, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. In addition, if in the future we create or acquire any foreign Subsidiaries, those Subsidiaries generally will not be Subsidiary Guarantors even if they are Restricted Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any non-Guarantor Subsidiaries, those non-Guarantor Subsidiaries will pay the holders of their Indebtedness and trade payables before distributing assets to us.

PRINCIPAL, MATURITY AND INTEREST

     We will issue $150.0 million aggregate principal amount of notes in this offering. We may issue additional notes under the indenture, which does not limit the amount of notes or other debt securities that may be issued thereunder. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

     We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2014. Interest on the notes will accrue at the rate of 7.625% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2002. We will make each interest payment to the holders of record on the immediately preceding February 15 and August 15. Interest on the notes will accrue from March 5, 2002 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes for redemption.

GUARANTEES

     Subject to the release provisions in the indenture and as set forth herein, the Guarantors will jointly and severally, irrevocably and unconditionally, guarantee the notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full in cash of all Senior Indebtedness of that Subsidiary Guarantor. The guarantee of the Parent Guarantor will be subordinated to the prior payment in full in cash of all Secured Senior Debt of the Parent Guarantor (as that term is defined in the Existing Debenture Indenture). The obligation of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Matters."

     A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than us, the Parent Guarantor or another Subsidiary Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     A Subsidiary Guarantee will be released and the Subsidiary Guarantor will be discharged from its obligations under the indenture:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) our Subsidiary, and as a result of which such

     Subsidiary Guarantor ceases to be a Restricted Subsidiary, if the sale or other disposition complies with the provisions set forth under "Repurchase at the Option of Holders -- Asset Sales;"

          (2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) our Subsidiary, and as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary, if the sale complies with the provisions set forth under "-- Repurchase at the Option of Holders -- Asset Sales;"

          (3) if we designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

          (4) upon the discharge or release of all guarantees by such Subsidiary Guarantor of, and all pledges of property or assets of such Subsidiary Guarantor securing, all other Indebtedness of us and our Restricted Subsidiaries.

SUBORDINATION

     The payment of principal, interest, premium on and all other Obligations arising under the notes or the indenture will be subordinated to the prior payment in full in cash of all of our Senior Indebtedness, including Senior Indebtedness that we incur after the date of the indenture. Each Guarantee will be subordinated on substantially identical terms to the Senior Indebtedness of the applicable Guarantor.

     The holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness whether or not a claim for such interest would be allowed in such proceeding) before the holders of notes will be entitled to receive any payment or distribution of any assets or securities with respect to the notes or on account of any purchase or redemption or other acquisition of any note (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein), in the event of any distribution to our creditors:

          (1) in a liquidation or dissolution of an Issuer;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to an Issuer or its respective property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshaling of an Issuer's assets and liabilities.

     Neither we nor any Guarantor may make any payment or distribution of any assets or securities in respect of the notes or the applicable Guarantee or on account of any purchase or redemption or other acquisition of any note (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) if:

          (1) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other Obligations relating to Designated Senior Indebtedness (a "payment default") occurs and is continuing; or

          (2) any other default (a "non-payment default") occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice in writing of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Indebtedness or a representative on their behalf.

     Payments on the notes (including any missed payments) may and will be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived in writing by the holders of Designated Senior Indebtedness or a representative on their behalf; and

          (2) in the case of a nonpayment default, upon the earlier of the date on which such non-payment default is cured or waived in writing by holders of Designated Senior Indebtedness or a representative on their behalf, 179 days after the date on which the applicable Payment Blockage Notice is received by the trustee, or the date on which the trustee receives notice in writing from or on behalf of the holders of Designated Senior Indebtedness to terminate the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

     No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

     If the trustee or any holder of the notes receives a payment or distribution in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments or distributions were made without violating the subordination provisions described herein) when the payment or distribution is prohibited by these subordination provisions, the trustee or holder, as the case may be, will hold the payment or distribution in trust for the benefit of the holders of Senior Indebtedness. Upon the written request of the holders of Senior Indebtedness, the trustee or the holder, as the case may be, will deliver the amounts or assets in trust to the holders of Senior Indebtedness or their representative.

     We must promptly notify holders of our or a Guarantor's Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, holders of notes may recover less ratably than holders of Senior Indebtedness. See "Risk
Factors -- Subordination."

     "Designated Senior Indebtedness" means:

          (1) any Indebtedness outstanding under the Credit Agreement, including any guarantees in respect of such Indebtedness; and

          (2) any other Senior Indebtedness permitted under the indenture the principal amount of which (or which is otherwise available under a committed facility) at the date of determination is $25.0 million or more and that has been designated by an Issuer or a Subsidiary Guarantor as "Designated Senior Indebtedness;" provided, however, that, so long as the Credit Agreement remains in effect, lenders holding a majority of the loan commitments or outstanding loans thereunder shall have consented in writing to such designation by an Issuer or a Subsidiary Guarantor unless the Credit Agreement expressly provides that such lenders shall not have such right to consent to such designation.

     "Permitted Junior Securities" means:

          (1) Equity Interests in us or the Parent Guarantor or, subject to the provisions of the Credit Agreement, any Subsidiary Guarantor; or

          (2) debt securities of an Issuer or any Guarantor that are subordinated to all Senior Indebtedness of the relevant Issuer or Guarantor and any debt securities issued in exchange for Senior Indebtedness and subordinated to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the indenture.

     "Senior Indebtedness" means:

          (1) all Indebtedness of us or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of us or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2);

provided, however, that, notwithstanding the foregoing, solely with respect to the Parent Guarantor, during the time that any Existing Debentures remain outstanding, Senior Indebtedness shall mean the Secured Senior Debt of the Parent Guarantor (as defined in the Existing Debentures Indenture).

     Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by an Issuer or a Guarantor;

          (2) any intercompany Indebtedness of us, the Parent Guarantor or any Restricted Subsidiary to us or any of our Affiliates;

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the indenture.

OPTIONAL REDEMPTION

     At any time prior to March 1, 2005, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.625% of their principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1) at least 65% in aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

          (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to March 1, 2007.

     On or after March 1, 2007, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2007.....................................................    103.813%
2008.....................................................    102.542%
2009.....................................................    101.271%
2010 and thereafter......................................    100.000%

     The Credit Agreement currently prohibits us from redeeming or purchasing any of the notes. Any future credit agreements or other agreements relating to Senior Indebtedness to which an Issuer or a Guarantor becomes a party may contain similar restrictions and provisions.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 10 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased.

     The paying agent will promptly mail to each holder of notes properly tendered and accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but, in any event, within 90 days following a Change of Control, we will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     (A) We will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

          (1) we, or the Restricted Subsidiary, as the case may be, receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by the Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash or Cash Equivalents except to the extent we are undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on our or the Restricted Subsidiary's most recent balance sheet, of us or the Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and the lender releases us or the Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by us or the Restricted Subsidiary from such transferee that are converted by us or the Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

     Notwithstanding the foregoing, we or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

          (x) we or the Restricted Subsidiary receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

          (y) the fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

          (z) at least 75% of the consideration for such Asset Sale constitutes a majority of the Voting Stock of a Permitted Business, assets used or useful in a Permitted Business and/or cash;

provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by us or the Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the following paragraph.

     (B) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, provided that such Net Proceeds either singularly or when aggregated with all other Net Proceeds from all Asset Sales consummated since the date of the indenture exceed $10.0 million, we or the Restricted Subsidiary may apply those Net Proceeds at our option:

          (1) to repay Senior Indebtedness and, if the Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions and such acquisition shall be consummated within 180 days after the end of such 365-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, or the minority interest in any Restricted Subsidiary other than a Subsidiary Guarantor;

          (3) to make capital expenditures; or

          (4) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions and such acquisition shall be consummated within 180 days after the end of such 365-day period) other assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     (C) We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing our outstanding Senior Indebtedness currently prohibit us from purchasing any notes, and also provide that certain change of control or asset sale events with respect to us would constitute a default under those agreements. Any future credit agreements or other agreements relating to Senior Indebtedness to which an Issuer or a Guarantor becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of the relevant senior lenders to the purchase of notes or we could attempt to refinance the borrowings that contain the prohibition or purchase. If we do not obtain that consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under some or all of our Senior Indebtedness. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes. See "Risk Factors -- We may be unable to raise the funds necessary to finance the change of control offer required by the indenture for the notes."

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

          We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of our or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any Restricted Subsidiary) or to the direct or indirect holders of our or any Restricted Subsidiary's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us and other than dividends or distributions payable to us or a Restricted Subsidiary);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any of our Equity Interests or any Equity Interests of any of our direct or indirect parents (other than any such Equity Interests owned by us or a Restricted Subsidiary);

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (except for payments into a trust within one year of the stated maturity of any such Subordinated Indebtedness which payments effect a defeasance or discharge of such Indebtedness); or

          (4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

             (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

             (2) we would have been permitted, at the time of such Restricted Payment, and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the

        Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

             (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries on or after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), and (7) of the next succeeding paragraph) is less than the sum, without duplication of:

                (a) (i) 100% of the aggregate of our Consolidated Cash Flow (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the first calendar month commencing after the date of the indenture and ending on the last day of the most recently completed fiscal quarter for which we have filed consolidated financial statements with the SEC or first provided consolidated financial statements to holders of the notes, less (ii) 1.4 times Consolidated Interest Expense for the same period, plus

                (b) 100% of the aggregate net proceeds (including the fair market value of property other than cash or Cash Equivalents) received by us on or after the date of the indenture from (i) any parent as a capital contribution or (ii) the issue or sale of our Equity Interests (other than Disqualified Stock), or of Disqualified Stock or our debt securities that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

                (c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of our Investment in such Subsidiary as of the date of such redesignation, plus

                (d) to the extent that all or any part of a Restricted Investment is sold for cash or otherwise liquidated, retired or repaid for cash, the lesser of (i) the net cash proceeds received by us or any of our Restricted Subsidiaries therefrom (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

                (e) the aggregate amount returned in cash with respect to Restricted Investments made after the date of the indenture whether through interest payments, principal payments, dividends or other distributions.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of us or any Restricted Subsidiary or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of us or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

          (5) payment of dividends on Disqualified Stock the incurrence of which was permitted by the indenture;

          (6) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options; and

          (7) dividends or distributions by us to Entercom Communications Corp. for (a) bona fide costs and operating expenses directly related to the operations of us and our Restricted Subsidiaries (b) other bona fide costs and expenses not to exceed an aggregate of $15.0 million in any calendar year, plus (c) so long as no Default or Event of Default has occurred and is continuing, amounts necessary to fund interest payments and other required payments on the Existing Debentures, except during any period during which interest on the Existing Debentures has been deferred in accordance with their terms.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will cause our Restricted Subsidiaries not to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock; provided, however, that we or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if our Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for which we have filed consolidated financial statements with the SEC or first provided consolidated financial statements to holders of the notes would have been no greater than 7.0 to 1.

     The first paragraph of this covenant will not prohibit any of the following (collectively, "Permitted Indebtedness"):

          (1) the incurrence by us or any Subsidiary Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) not to exceed $650.0 million less the aggregate amount applied by us or the Subsidiary Guarantors to permanently reduce the availability of Indebtedness under the Credit Agreement pursuant to the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

          (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by us and the Subsidiary Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued upon consummation of the offering;

          (4) the incurrence by us or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount, including all

     Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

          (5) the incurrence by us or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant, or this clause (5) or clauses (2), (3),
     (4), (12) or (13) of this paragraph;

          (6) the incurrence by us or any Restricted Subsidiary of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that

             (a) if we or a Subsidiary Guarantor is the obligor on intercompany Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor, such intercompany Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the relevant Subsidiary Guarantee, as applicable, and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary or (ii) any sale or other transfer of any such Indebtedness to a Person other than us or a Restricted Subsidiary will be deemed, in each case, to constitute at the time of such issuance or transfer an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
        (6);

          (7) the incurrence by us or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (y) currency exchange rate risk in the ordinary course of business;

          (8) the guarantee by us of Indebtedness of any Restricted Subsidiary or by any Restricted Subsidiary of Indebtedness of us or any other Restricted Subsidiary, in each case that is permitted to be incurred by another provision of this covenant; provided, however, that such guarantee may be on a senior basis if the Indebtedness being guaranteed is Senior Indebtedness, but otherwise shall be pari passu with any Indebtedness being guaranteed that is pari passu with the notes or the relevant Subsidiary Guarantee, or shall be on a subordinated basis if the Indebtedness being guaranteed is subordinated to the notes or the relevant Subsidiary Guarantee, in which event such guarantee shall be subordinated at least to the same extent as the Indebtedness being guaranteed is subordinated to the notes or the relevant Subsidiary Guarantee, as the case may be;

          (9) the incurrence of Indebtedness by us or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (10) the incurrence of Obligations in respect of performance and surety bonds and completion guarantees provided by us or any Restricted Subsidiary in the ordinary course of business;

          (11) the incurrence by any Unrestricted Subsidiary of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary that was not permitted by this clause (11);

          (12) the incurrence by us or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12) not to exceed $20.0 million; and

          (13) Acquisition Debt of us or any Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by us or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from us to the Trustee (an "Incurrence Notice") within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by us or such Restricted Subsidiary, which notice shall be executed on our behalf by our chief financial officer in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, we or such Restricted Subsidiary could have incurred such Acquisition Debt under the first paragraph of this covenant as of the date upon which we deliver such Incurrence Notice to the Trustee and (z) such Acquisition Debt, when actually incurred, is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses); provided, however, that we shall be entitled to deliver a subsequent notice or notices to the trustee that we are reducing the amount of Acquisition Debt specified in our prior notice or notices to the trustee pursuant to clause (w), in which case from and after the date of such later notice, only the amount of Acquisition Debt specified in such later notice shall be given effect pursuant to this clause (z) or incurred pursuant to this clause (13).

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of dividends in kind and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness.

  NO SENIOR SUBORDINATED DEBT

     We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any of our Senior Indebtedness and senior in any respect in right of payment to the notes. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

  LIENS

     We will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired of us or such Subsidiary Guarantor securing Indebtedness ranking pari passu with, or junior to the notes or the Subsidiary Guarantees (other than Permitted Liens), unless all Obligations in respect of the notes, the Subsidiary Guarantees and the indenture are secured on an equal and ratable basis with (if such secured Indebtedness is pari passu with the notes or the Subsidiary Guarantee, as the case may be; and otherwise, on a senior basis to) the Indebtedness so secured until such Indebtedness is no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Entercom Radio or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any Restricted Subsidiary;

          (2) make loans or advances to us or any Restricted Subsidiary; or

          (3) transfer any of its properties or assets to us or any Restricted Subsidiary.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect at the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as in effect on the date of the indenture;

          (2) the indenture, the notes and the Subsidiary Guarantees;

          (3) applicable law, rule, regulation or order;

          (4) any instrument governing Indebtedness of a Person acquired by us or any Restricted Subsidiary as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions only on that property of the nature described in clause (3) of the preceding paragraph;

          (7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) we are the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to a supplemental indenture satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," or would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than our Leverage Ratio immediately prior to the transaction.

     The preceding clause (4) will not prohibit: (a) a merger between us and one of our Wholly Owned Restricted Subsidiaries; or (b) a merger between us and one of our Affiliates incorporated solely for the purpose of reincorporating in another state of the United States.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets in one or more related transactions, to any other Person.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Restricted Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

          (2) we deliver to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to us of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement entered into by us or any Restricted Subsidiary in the ordinary course of business and consistent with our past practice or the past practice of such Restricted Subsidiary;

          (2) transactions between or among us and/or our Restricted
     Subsidiaries;

          (3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise our Affiliates;

          (4) sales of Equity Interests (other than Disqualified Stock) to our Affiliates;

          (5) agreements in effect at the date of the indenture or any amendment thereto so long as such amendment is no less favorable to us and or such Restricted Subsidiary in any material respect than the original agreement as in effect on the date of the indenture;

          (6) services provided to any Unrestricted Subsidiary by us or any Restricted Subsidiary in the ordinary course of business, which the Board of Directors has determined, pursuant to a resolution thereof, are provided on terms at least as favorable to us and our Restricted Subsidiaries as those that would have been obtained in a comparable transaction with an unrelated Person; and

          (7) Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments."

  ADDITIONAL SUBSIDIARY GUARANTEES

     If we or any of our Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, excluding all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries, then that newly acquired or created Domestic Subsidiary will become a Subsidiary Guarantor and execute an indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided, however, that if one of our Subsidiaries that is not a Guarantor guarantees any of our or a Subsidiary Guarantor's Indebtedness, such guarantee may be on a senior basis if the Indebtedness being guaranteed is Senior Indebtedness, but otherwise shall be pari passu with any Indebtedness being guaranteed that is pari passu with the notes, or shall be on a subordinated basis if the Indebtedness being guaranteed is subordinated to the notes, in which event such guarantee shall be subordinated at least to the same extent the Indebtedness being guaranteed is subordinated to the notes.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary (or any Person that upon its acquisition otherwise would become a Restricted Subsidiary) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or Event of Default.
                                       S-76
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  LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any of our Wholly Owned Restricted Subsidiaries to any Person (other than us or any of our Wholly Owned Restricted Subsidiaries), unless:

          (1) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

          (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     In addition, we will not permit any of our Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to us or any of our Wholly Owned Restricted Subsidiaries.

  PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations for a company subject to Section 13 or 15(d) under the Exchange Act:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we (or, taking into account Rule 3-10 of Regulation S-X or any successor rule or regulation, the Parent Guarantor) were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our (or the Parent Guarantor's) certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if we (or the Parent Guarantor) were required to file such reports.

     If we or any Subsidiary Guarantor has designated any of our or its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, a reasonably detailed summary of financial condition and results of operations of the Unrestricted Subsidiaries containing line items substantially consistent with those contained in the summary section of this prospectus.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) failure by us or any Restricted Subsidiary to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control;"

          (4) failure by us or any Restricted Subsidiary for 30 days to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (5) failure by us or any Restricted Subsidiary for 60 days after notice from the trustee or holders of 25% in principal amount of the notes to comply with any of the other agreements in the indenture;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any Restricted Subsidiary (or the payment of which is guaranteed by us or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

          (a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof (a "Payment Default"), or

          (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

          (7) failure by us or any Restricted Subsidiary to pay final judgments aggregating in excess of $10.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

          (8) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Significant Subsidiary that is a Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

          (9) certain events of bankruptcy or insolvency described in the indenture with respect to us or any Restricted Subsidiary.

     In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness and if:

          (1) the annulment of the acceleration of notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided, however, that until the Credit Agreement has been paid in full in cash, no principal or accrued interest under the notes shall become due and payable until the earlier of (i) the date on which the Indebtedness under the Credit Agreement shall have been declared, or shall become or be, due and payable or (ii) the day that is

5 business days after the date on which the agent(s) under the Credit Agreement is given written notice in accordance with the provisions of the Credit Agreement of such declaration of acceleration of the notes.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have been required to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of us or any Guarantor, as such, will have any liability for any of our or the Guarantors' obligations under the notes, the indenture, the Subsidiary Guarantees, the Parent Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Guarantors' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our and the Guarantors' obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     We may exercise either Legal Defeasance or Covenant Defeasance only if:

          (1) we irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, we deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any Restricted Subsidiary is a party or by which we or any Restricted Subsidiary is bound;

          (6) we deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (7) we deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     The Credit Agreement restricts our ability to effect a Legal Defeasance or a Covenant Defeasance.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

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     Without the consent of each holder affected, an amendment or waiver may not
(with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) make any change in the preceding amendment and waiver provisions,

          (9) amend or waive the provisions of the indenture relating to subordination in a manner that adversely affects the rights of the holders of the notes, or

          (10) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture.

     Notwithstanding the foregoing, without the consent of any holder of notes, we, the Guarantors and the trustee may amend or supplement the indenture or the notes to:

          (1) cure any ambiguity, defect or inconsistency;

          (2) provide for uncertificated notes in addition to or in place of certificated notes;

          (3) provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

          (4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6) provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of its date; or

          (7) allow any Guarantor to execute an indenture and/or a Guarantee with respect to the notes.

     Any amendment to, or modification or waiver of, the provisions of the indenture relating to subordination that is adverse to the holders of Designated Senior Indebtedness will require the written consent of the holders of Designated Senior Indebtedness or their duly authorized representatives.

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SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

          (3) we or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) we have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers' certificate and an opinion of counsel, which may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of us or any Guarantor, its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise, will be limited under the indenture. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

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CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for the complete definitions of such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          "Acquisition Debt" means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing radio broadcasting business or station or (y) finance an LMA, in each case, including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Securities of a Person shall be deemed to be a controlling interest in such Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business (provided, that, the sale, lease, conveyance or other disposition of radio stations or all or substantially all their assets shall be deemed not to be in the ordinary course of business); provided that the sale, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in a Restricted Subsidiary to any Person other than the Parent Guarantor or a Restricted Subsidiary or the sale by us or a Restricted Subsidiary of Equity Interests in a Restricted Subsidiary.

     Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of $5.0 million or less;

          (2) a transfer of assets between or among us and our Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

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          (6) the disposition of equipment that we determine in good faith to be obsolete or no longer used or useful in the business of such entity;

          (7) the sale or other disposition of cash or Cash Equivalents;

          (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments"; and

          (9) foreclosure on assets.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     Unless the context otherwise requires, references to "Board of Directors" is the board of directors (or equivalent body) or a committee of such board of directors of the Parent Guarantor.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to Credit Facilities or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

          (2) the adoption of a plan relating to our liquidation or dissolution;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

          (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss, together with any related provision for taxes, realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale (including any sale and leaseback transaction), or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to obligations with respect to any sale and leaseback transaction, all fees, including but not limited to agency fees, letter of credit fees, commitment fees, commissions, discounts and other fees and charges incurred in respect of Indebtedness and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including non-cash employee and officer equity compensation expenses, amortization of goodwill and other intangibles, amortization of programming costs and barter expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; minus

          (6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

          (7) cash payments related to non-cash charges that increased Consolidated Cash Flow in any prior period; minus

          (8) barter revenues,

          in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute our Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to us by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of:

          (1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

          (2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

          (4) the product of:

             (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or its Restricted Subsidiaries, times

             (a) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (to the extent positive) of any Person other than a Restricted Subsidiary shall be included only to the extent of dividends and distributions paid in cash to us or a Restricted Subsidiary by such Person;

          (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Parent Guarantor who:

          (1) was a member of or nominated to such Board of Directors on the date of the indenture; or

          (2) was nominated for election either (a) by one or more of the Principals or (b) with the approval of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of the indenture or whose election or nomination for election was previously so approved.

     "Credit Agreement" means that certain Credit Agreement, dated as of December 16, 1999, as amended through the date of the indenture, by and among Entercom, Entercom Communications Corp., the guarantors party thereto, Banc of America Securities LLC, as book manager, Key Corporate Capital Inc., as administrative agent, Bank of America, N.A., as syndication agent and the lenders party thereto, including any related notes, guarantees, letters of credit, collateral documents, instruments and agreements executed in connection therewith, as amended, extended, restated, supplemented, modified, renewed, refunded, restructured, replaced or refinanced from time to time (including any increase in principal amount), in whole or in part, whether with the original agents and lenders or other agents and lenders, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including any increase in principal amount), in whole or in part.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an optional call for redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any Restricted Subsidiary that is formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any of our Indebtedness.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an offering of our Capital Stock (other than Disqualified Stock) or an offering by our direct or indirect parent of its Capital Stock in which the proceeds are contributed to us, in each case which offering results in at least $25.0 million of net proceeds to us.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Indebtedness" means Indebtedness of us and our Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

     "Existing Debentures" means the 6 1/4% Convertible Subordinated Debentures due 2014 of Entercom Communications Corp.

     "Existing Debentures Indenture" means the Indenture dated as of October 6, 1999 by and between Entercom Communications Corp. and Wilmington Trust Company, as Trustee with respect to the Existing Debentures.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means the Parent Guarantor and the Subsidiary Guarantors.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) currency exchange or interest rate swap agreements, interest rate cap agreements and currency exchange or interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing the aggregate net amount of all Hedging Obligations.

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided, however, that Indebtedness shall not include our pledge of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary.
                                       S-88
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     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any of our direct or indirect Restricted Subsidiaries or a Restricted Subsidiary issues any of its Equity Interests such that, in each case, after giving effect to any such sale, disposition or issuance, such Person is no longer a Restricted Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Leverage Ratio" means the ratio of (i) the aggregate outstanding amount of our Indebtedness and the Indebtedness of the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter in which we have filed consolidated financial statements with the SEC, plus the aggregate liquidation preference of all our outstanding Disqualified Stock and outstanding preferred stock of the Restricted Subsidiaries (except preferred stock issued to us or a Restricted Subsidiary) as of such day to (ii) our aggregate Consolidated Cash Flow for the last four full fiscal quarters for which we have filed consolidated financial statements with the SEC or first provided consolidated financial statements to the holders of notes ending on or prior to the date of determination (the "Reference Period").

     For purposes of this definition, the aggregate outstanding principal amount of the Indebtedness of us and the Restricted Subsidiaries and the aggregate liquidation preference of all Disqualified Stock and outstanding preferred stock of the Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness, Disqualified Stock and preferred stock, giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or Disqualified Stock or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis, after giving effect to (i) the incurrence of the Indebtedness of such Person and its Restricted Subsidiaries and the issuance of the Disqualified Stock or preferred stock (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, (including any deemed incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Indebtedness) as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period), and
(ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination, (including any deemed acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Indebtedness) as if such acquisition or disposition (including the incurrence, assumption or liability for, or repayment of, any such Indebtedness and the issuance of such Disqualified Stock or preferred stock and also including any Consolidated Cash Flow associated with such acquisition) and occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition we reasonably anticipate in good faith if we deliver to the trustee an officers' certificate executed by our chief financial officer or accounting officer certifying to and describing and quantifying in reasonable detail such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "LMA" means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a radio station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a radio station or (iii) manages a portion of the operations of a radio station.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any Restricted Subsidiary or the extinguishment of any Indebtedness of such Person or any Restricted Subsidiary; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by us or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (but only for so long and to the extent such reserve is maintained in accordance with GAAP).

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither we nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of us or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal (or accreted amount in the case of any discount obligation), interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, creating, evidencing or securing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

     "Parent Guarantor" means Entercom Communications Corp., in its capacity as guarantor under the indenture.

     "Permitted Asset Swap" means, with respect to us and the Restricted Subsidiaries, the substantially concurrent exchange of assets of us or a Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary) for assets of a another Person, which assets are used in or useful to a Permitted Business.

     "Permitted Business" means any business engaged in by us or the Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

     "Permitted Investments" means:

          (1) any Investment in us or in a Restricted Subsidiary;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by us or any Restricted Subsidiary in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (5) any acquisition of assets (including Investments in Unrestricted Subsidiaries) solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

          (6) notes and accounts receivable incurred in the ordinary course of business and any Investments received in compromise of obligations of any Person incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations;

          (8) loans and advances to employees of us or of any Restricted Subsidiary in the ordinary course of business not in excess of $10.0 million in aggregate principal amount at any time outstanding; or

          (9) other Investments in a Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), that, when taken together with all other Investments made pursuant to this clause (9), do not exceed $20.0 million at any time outstanding.

     "Permitted Liens" means:

          (1) Liens securing Senior Indebtedness that was permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of us or a Restricted Subsidiary;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by us or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens incurred in the ordinary course of business of us or any Restricted Subsidiary with respect to obligations that do not exceed an aggregate amount of $10.0 million at any one time outstanding;

          (10) Liens securing Permitted Refinancing Indebtedness where the Liens securing the Indebtedness being refinanced were permitted under the indenture;

          (11) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

          (12) any interest or title of a lessor under any Capital Lease Obligation;

          (13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

          (14) Liens encumbering deposits made to secure statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

          (15) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

          (16) leases or subleases granted to others;

          (17) Liens under licensing agreements in the ordinary course of business;

          (18) judgment Liens not giving rise to an Event of Default;

          (19) Liens encumbering property of us or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen, and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of us or a Restricted Subsidiary in accordance with GAAP;

          (20) Liens encumbering property of us or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of us or a Restricted Subsidiary; and

          (21) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of us or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any Restricted Subsidiary (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means Joseph M. Field or David J. Field.

     "Related Party" means:

          (1) any immediate family member (in the case of an individual) of any Principal; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" all of our current and future Subsidiaries, other than Unrestricted Subsidiaries.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Subsidiary Guarantee" means the Guarantee of a Subsidiary Guarantor with respect to the notes.

     "Subsidiary Guarantors" means each of:

          (1) the Restricted Subsidiaries on the date of the indenture; and

          (2) any other of our Subsidiaries that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and their respective successors and assigns.

     "Unrestricted Subsidiary" means any Subsidiary of us that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

          (3) is a Person with respect to which neither we nor any Restricted Subsidiary has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any Restricted Subsidiary.

     Any designation of one of our Subsidiaries as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would exist following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the notes will be represented by one or more permanent global notes (the "Global Notes") in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC") in New York, New York, as registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to applicable transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the notes. It applies to you if you hold the notes as a capital asset, generally for investment, as defined in section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not consider federal estate and gift tax laws or state, local or foreign tax laws. In addition, this summary does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed herein may apply to you if you are:

     - a broker-dealer or a dealer in securities or currencies;

     - a bank, thrift or other financial institution;

     - a regulated investment company or a real estate investment trust;

     - an insurance company;

     - a tax-exempt organization;

     - subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - holding the notes as a part of a hedge, straddle, conversion or other risk reduction transaction;

     - holding the notes through a partnership or other pass-through entity;

     - a person with a "functional currency" other than the U.S. dollar; or

     - a United States expatriate.

     The discussion is based on the following materials, all as the date hereof:

     - the Internal Revenue Code;

     - current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - judicial decisions.

     Legislation, judicial decisions, or administrative changes may be forthcoming that could effect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the notes. The statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements contained in this prospectus supplement will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

     PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF THE NOTES, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

UNITED STATES HOLDERS

     If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you. You are a "United States Holder" if you hold notes and you are:

     - a citizen or resident of the United States,

     - a corporation, or other entity taxable as a corporation created or organized in or under the law of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to United States federal income tax regardless of its source; or

     - a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a United States person on that date and has elected to be treated as a United States person at all times thereafter.

     If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisors as to the tax consequences.

  PAYMENTS OF INTEREST

     You must generally include the interest on the notes in ordinary income:

     - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

     - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

  CERTAIN REDEMPTIONS

     We intend to take the position that the likelihood of a redemption or repurchase by us of the notes in the event of a change in control or under specified circumstances, if we sell certain assets, is remote under applicable Treasury Regulations. We, therefore, do not intend to treat that likelihood as affecting the yield to maturity on the notes.

     We have an option under specified circumstances to redeem a portion of the notes before the maturity date, and to redeem or repurchase all or a portion of the notes after a certain date prior to the maturity date. Under applicable Treasury Regulations, we will be deemed to have exercised that option if the exercise of that option would lower the yield of the notes. We believe that we will not be treated as having exercised that option under these Treasury Regulations.

  MARKET DISCOUNT

     If a United States Holder (other than a holder who acquires a note at its original value) acquires a note at a cost that is less than the stated redemption price of a note at maturity, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

     Under the market discount rules of the Internal Revenue Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If you dispose of a note with market discount in certain otherwise nontaxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value.

     In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

     With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a United States Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A United States Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

  AMORTIZABLE BOND PREMIUM

     If a United States Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. Generally, a United States Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a United States Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. A United States Holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

  SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount, if any, attributable to accrued but unpaid interest on the note, minus your adjusted tax basis in the note. Your tax basis in a note will initially equal the price you paid for the note and will be subsequently increased by market discount previously included in income in respect of the note and will be reduced by any amortizable bond premium in respect of the note which has been taken into account.

     Your gain or loss will generally be capital gain or loss except as described above under the heading "Market Discount." The capital gain or loss will be long-term capital gain or loss if you have held the note for more than one-year. Otherwise, it will be short-term capital gain or loss. Payments attributable to accrued but unpaid interest which you have not yet included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to limitations.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding at a rate of up to 31% may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders, including among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security number or other taxpayer identification number in the prescribed manner unless:

     - the Internal Revenue Service notifies us or our agent that the taxpayer identification number provided is incorrect;

     - you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that backup withholding is required; or

     - you fail to certify under penalties of perjury that backup withholding does not apply to you.

     If backup withholding applies to you, you may use the amount withheld as a refund or credit against your United States federal income tax liability as long as you provide the required information to the

Internal Revenue Service. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

     We will be required to furnish annually to the Internal Revenue Service and to holders of notes information relating to the amount of interest paid on the notes. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

NON-UNITED STATES HOLDERS

     As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

  PAYMENTS OF INTEREST

     If you are a Non-United States Holder, interest paid to you will not be subject to United States federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the United States, and you:

     - do not actually or constructively own 10% or more of the total voting power of Entercom Communications' voting stock;

     - are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code;

     - are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

     - you provide appropriate certification.

     You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form (or the appropriate successor form) to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

     If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.

  CERTAIN REDEMPTIONS

     See above "Certain Federal Income Tax Considerations -- United States Holders -- Certain Redemptions."

  SALE OR OTHER TAXABLE DISPOSITION OF NOTES

     If you are a Non-United States Holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless:

     - your investment in the note is effectively connected with your conduct of a United States trade or business; or

     - you are a nonresident alien individual and are present in the United States for 183 or more days in the taxable year within which such sale or other taxable disposition takes place and certain other requirements are met.

If you have a United States trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sale proceeds with respect to the notes would be subject to United States federal income tax on a net income basis at the rate applicable to United States Holders generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation's United States trade or business.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     No backup withholding or information reporting will generally be required with respect to interest paid to Non-United States Holder of notes if the beneficial owner of the note provides the certification described above in "Non-United States Holders -- Payments of Interest" or is an exempt recipient and, in each case, the payor does not have actual knowledge or reason to know that the beneficial owner is a United States Holder.

     Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker does not have actual knowledge or reason to know that the beneficial owner is a United States Holder and has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such broker if it:

     - is a United States person, as defined in the Internal Revenue Code;

     - is a foreign person and it derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     - is a controlled foreign corporation for United States federal income tax purposes; or

     - is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

     Payments of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in "Non-United States Holders -- Payments of Interest" or otherwise establishes an exemption.

     If you are a Non-United States Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedures for obtaining the exemption, if available. Any amounts withheld from payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated February 27, 2002, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown Inc. are joint book-running managers, the following principal amounts of notes:

                                                               PRINCIPAL
UNDERWRITERS                                                     AMOUNT
------------                                                  ------------
Credit Suisse First Boston Corporation......................  $ 82,500,000
Deutsche Banc Alex. Brown Inc. .............................    45,000,000
Banc of America Securities LLC..............................    11,250,000
Morgan Stanley & Co. Incorporated...........................    11,250,000
                                                              ------------
          Total.............................................  $150,000,000
                                                              ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the joint book-running managers may change the public offering price.

     We estimate that our out of pocket expenses for this offering will be approximately $500,000.

     The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.

     The joint book-running managers, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the trading price of the notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our subsidiaries for customary fees.

     Affiliates of Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC are lenders to us under our existing credit facility, and an affiliate of Banc of America Securities LLC is the syndication agent and co-documentation agent under our credit facility. A portion of the proceeds from this offering will be used to repay our existing credit facility. In addition, Deutsche Banc Alex. Brown Inc., Credit Suisse First Boston Corporation and Banc of America Securities LLC are acting as underwriters for our concurrent Class A common stock offering. In connection with the Class A common stock offering, each will be paid customary fees and be reimbursed by us for related expenses.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

RELATIONSHIPS WITH AFFILIATES OF CERTAIN UNDERWRITERS

     Affiliates of Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC are lenders to us under our existing credit facility, and an affiliate of Banc of America Securities LLC is the syndication agent and co-documentation agent under our credit facility. A portion of the proceeds from this offering will be used to repay our existing credit facility. The decision of these underwriters to underwrite this offering was made independent of their respective affiliates that are lenders under our existing credit facility, which had no involvement in determining whether or when to distribute the notes under this offering or the terms of this offering. In addition, Deutsche Banc Alex. Brown Inc., Credit Suisse First Boston Corporation and Banc of America Securities LLC are acting as underwriters for our concurrent Class A common stock offering. In connection with the Class A common stock offering, each will be paid customary fees and be reimbursed by us for related expenses. None of Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. or Banc of America Securities LLC will receive any benefit from this offering or the concurrent Class A common stock offering, other than its respective portion of the underwriting fee as paid by us. See "Underwriting."

                                 LEGAL MATTERS

     John S. Donlevie, Esq., Executive Vice President, Secretary and General Counsel of Entercom Communications, will issue an opinion with respect to certain legal matters relating to the offering. Mr. Donlevie is a full time employee of Entercom Communications and owns beneficial interests in less than one percent of its Class A common stock. Latham & Watkins, Washington, D.C., will issue an opinion with respect to certain legal matters with respect to the notes. The underwriters will be advised about various other legal matters relating to this offering by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule as of December 31, 2001 and for the year then ended incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to a change in accounting for derivative instruments and hedging activities pursuant to the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Hedging Activities."

     The consolidated financial statements and related consolidated financial statement schedule as of December 31, 2000, and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus supplement by reference from Entercom Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which, is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Entercom Communications Corp. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

     We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus supplement. The information in this prospectus supplement supercedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference will automatically update and supersede this information.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:

     - Entercom Communications Corp.'s Annual Report on Form 10-K for its fiscal year ended December 31, 2001;

     - all documents filed by Entercom Communications Corp. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.

     You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

                         ENTERCOM COMMUNICATIONS CORP.
                           401 CITY AVENUE, SUITE 409
                             BALA CYNWYD, PA 19004
                                 (610) 660-5610

                                  $250,000,000

                         ENTERCOM COMMUNICATIONS CORP.

                    Class A Common Stock and Preferred Stock
                             ---------------------

                                  $250,000,000

                              ENTERCOM RADIO, LLC
                             ENTERCOM CAPITAL, INC.

                                Debt Securities
                             ---------------------

     Entercom Communications may from time to time offer up to $250,000,000 in aggregate offering price of its Class A common stock, par value $.01 per share, and its preferred stock, par value $.01 per share, or any combination of its Class A common stock and preferred stock.

     Entercom Communications' Class A common stock is traded on the New York Stock Exchange under the symbol "ETM." On February 27, 2002, the last reported sale price for Entercom Communications' Class A common stock on the New York Stock Exchange was $51.55 per share.

     Entercom Radio may from time to time offer up to $250,000,000 in aggregate principal amount or initial accreted value of its debt securities. The debt securities that Entercom Radio may issue may consist of debentures, notes or other types of debt. Any debt securities issued by Entercom Radio will be co-issued by Entercom Capital, Inc. Entercom Radio's payment obligations under any series of debt securities will be guaranteed by Entercom Communications and may be guaranteed by one or more of the Co-Registrants.

     This prospectus provides a general description of the securities we may offer. The specific terms of the securities offered by this prospectus will be set forth in a supplement to this prospectus and will include:

     - in the case of Class A common stock, the number of shares, purchase price and terms of the offering and sale thereof;

     - in the case of preferred stock, the specific designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption and conversion provisions, and any other specific terms of the preferred stock; and

     - in the case of debt securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate, time of payment of interest, terms (if any) for the subordination or redemption thereof, and any other specific terms of the debt securities;

     You should read this prospectus and any prospectus supplement carefully before you invest in any securities we offer. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

                             ---------------------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is February 27, 2002

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DOES THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................    i
Where You Can Find More Information...    i
Disclosure Regarding Forward Looking
  Statements..........................   ii
The Company...........................    1
Use of Proceeds.......................    1
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................    2

                                        PAGE
                                        ----
Description of Capital Stock..........    3
Description of Debt Securities........    7
Plan of Distribution..................   14
Legal Matters.........................   15
Experts...............................   15

                             ---------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission by Entercom Communications, Entercom Radio, Entercom Capital and the co-registrant subsidiaries of Entercom Radio (the "Registrants") utilizing a "shelf" registration process. This prospectus provides you with a general description of the securities that the Registrants may offer. Each time the Registrants sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

     Unless the context requires otherwise, "Entercom," "we," "us" or similar terms refer to Entercom Communications Corp., Entercom Radio, LLC, a wholly owned subsidiary of Entercom Communications, Entercom Capital, Inc., a wholly owned subsidiary of Entercom Radio, and Entercom Communications' consolidated subsidiaries, excluding Entercom Communications Capital Trust. The direct and indirect subsidiaries of Entercom Radio hold all of our radio station licenses and related assets.

                      WHERE YOU CAN FIND MORE INFORMATION

     Entercom Communications files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facility of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information Entercom Communications files at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Registrants have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us, Entercom Communications' Class A common stock and preferred stock and Entercom

Radio's debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

     The Commission allows us to "incorporate by reference" the information Entercom Communications files with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that Entercom Communications files subsequent to the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference the following documents Entercom Communications filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001;
       and

     - Description of our Class A common stock contained in our registration statement on Form 8-A that was filed with the Commission on September 15, 1998.

     We are also incorporating by reference into this prospectus all documents filed by the Registrants with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we cease offering the securities under this prospectus (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                         Entercom Communications Corp.
                           401 City Avenue, Suite 409
                        Bala Cynwyd, Pennsylvania 19004
                                 (610) 660-5610

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference herein, contains, in addition to historical information, statements by us with regard to our expectations as to financial results and other aspects of our business that involve risks and uncertainties and may constitute forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements reflect our current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the following: (1) the highly competitive nature of, and new technologies in, the radio broadcasting industry; (2) our dependence upon our Seattle radio stations; (3) the risks associated with our acquisition strategy generally; (4) the control of us by Joseph M. Field and members of his immediate family; (5) our vulnerability to changes in federal legislation or regulatory policies; and (6) the risks disclosed in Entercom Communications' reports previously filed with the Commission.

     These important factors are discussed in more detail under "Risk Factors" in Entercom Communications' Annual Report on Form 10-K for the year ended December 31, 2001 and in any accompanying prospectus supplements and in other documents the Registrants may file with the Commission and which will be incorporated by reference herein. You may obtain copies of these documents as described under "Where You Can Find More Information" in this prospectus.

     We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of such document.

     Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth above to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

                                  THE COMPANY

     We are one of the five largest radio broadcasting companies in the United States based upon pro forma 2000 revenues for pending acquisitions, as derived from the January 7, 2002 edition of BIA Consulting, Inc. We have assembled, after giving effect to the pending acquisitions of three stations in the Denver market and two stations in the Greensboro market, a nationwide portfolio of 100 stations in 19 markets, including 11 of the country's top 50 radio revenue markets. Based upon Duncan's Radio Market Guide (2001 ed.), our station groups, including pending acquisitions, rank among the top three in revenue market share in 18 of the 19 markets in which we operate. Over 85% of our revenues are derived from markets where we ranked as either first or second in market radio revenues.

     We operate a wide range of formats in geographically diverse markets across the United States. Our largest markets, in order of our revenues, including pro forma for pending acquisitions, are Seattle, Boston, Kansas City, Sacramento, Portland, New Orleans and Denver.

     Through our disciplined acquisition strategy, we seek to (1) build top-three station clusters principally in large growth markets and (2) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of our operational expertise. Although our focus has been on radio stations in top 50 markets, we also acquire stations in top 75 markets which meet these criteria.

     Our principal executive offices are located at 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-5610.

                                USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that we will use any net proceeds from the sale of securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, including repaying or refinancing our senior bank facility, or redeeming or repurchasing our Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), and for acquisitions, working capital, and other capital expenditures or any other purpose permitted under our senior bank facility. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among others, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We may temporarily invest funds not required immediately for such purposes in short term investment grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

     Entercom Communications' ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the two fiscal years ending September 30, 1997 and 1998 and for each of the three fiscal years ending December 31, 1999, 2000 and 2001, respectively, are set forth below. Any debt securities issued by Entercom Radio will be guaranteed by Entercom Communications. The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are identical for all periods because Entercom Communications had no outstanding preferred stock during such periods. The information set forth below should be read in conjunction with the financial information incorporated by reference herein. For purposes of these calculations, "earnings" represents pretax income from continuing operations before loss on equity investments and fixed charges and "fixed charges" consist of interest expense, amortization of debt financing costs and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

                                                      FISCAL YEAR
                                                         ENDED        FISCAL YEAR ENDED
                                                     SEPTEMBER 30,       DECEMBER 31,
                                                     --------------   ------------------
                                                      1997    1998    1999   2000   2001
                                                     ------   -----   ----   ----   ----
Ratio of earnings to fixed charges.................  15.02    1.62    3.81   2.65   1.90
Ratio of earnings to combined fixed charges and
  preferred stock dividends........................  15.02    1.62    3.81   2.65   1.90

                          DESCRIPTION OF CAPITAL STOCK

     Authorized capital stock of Entercom Communications as of January 31, 2002 consisted of:

     - 200,000,000 shares of Class A common stock, of which 34,829,917 shares were issued and outstanding;

     - 75,000,000 shares of Class B common stock, of which 10,531,805 shares were issued and outstanding;

     - 50,000,000 shares of Class C common stock, none of which were issued and outstanding; and

     - 25,000,000 shares of preferred stock, none of which were issued or outstanding.

     We have reserved for issuance under our 1998 Equity Compensation Plan, as amended, shares of Class A common stock equal to the sum of 2,500,000 and 10% of the number of total outstanding shares of common stock of all classes. As of January 31, 2002, 3,617,645 shares of Class A common stock were available for future grants under this plan. We also have reserved 1,850,000 shares of Class A common stock for issuance under our Employee Stock Purchase Plan, of which 1,794,264 shares were available for purchase as of January 31, 2002.

     The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of our capital stock contained in our amended and restated articles of incorporation and amended and restated bylaws and to the applicable provisions of the Pennsylvania Business Corporation Law of 1988.

COMMON STOCK

     The rights of holders of the common stock are identical in all respects, except as discussed below. All of the outstanding shares of Class A common stock and Class B common stock are, and the shares of Class A common stock sold in the Class A common stock offering will be, upon issuance and payment of the purchase price therefor, validly issued, fully paid and nonassessable.

DIVIDENDS

     Subject to the right of the holders of any class of preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

VOTING RIGHTS

     The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except:

     - any share of Class B common stock not voted by either Joseph M. Field or David J. Field, in his own right or pursuant to a proxy, is entitled to one vote;

     - the holders of Class A common stock, voting as a separate class, are entitled to elect two Class A directors;

     - each share of Class B common stock is entitled to one vote with respect to any Going Private Transaction (defined as a "Rule 13e-3 transaction" under the Exchange Act); and

     - as required by law.

     The Class A directors serve one-year terms and must be "independent directors." For this purpose, an "independent director" means a person who is not an officer or employee of us or any of our subsidiaries, and who does not have a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Holders of common stock are not entitled to cumulate votes in the election of directors.

LIQUIDATION RIGHTS

     Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.

CONVERSION OF CLASS A COMMON STOCK

     Shares of Class A common stock owned by a Regulated Entity (defined as either an entity that is a "bank holding company" under the Bank Holding Company Act of 1956 or a non-bank subsidiary of such an entity, or an entity that, pursuant to Section 8(a) of the International Banking Act of 1978 is subject to the provisions of the Bank Holding Company Act, or any non-bank subsidiary of such an entity), are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class C common stock. All conversion rights of Class A common stock are subject to any necessary FCC approval.

CONVERSION, TRANSFERABILITY OF CLASS B COMMON STOCK

     Shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class A common stock. All conversion rights of Class B common stock are subject to any necessary FCC approval. Shares of Class B common stock transferred to a party other than Joseph M. Field, David J. Field, a spouse or lineal descendant of either Joseph M. Field or David J. Field or any spouse of such lineal descendant, a trustee of a trust established for the benefit of any such persons or the estate of any such persons are automatically converted into an equal number of fully paid and non-assessable shares of Class A common stock.

CONVERSION, TRANSFERABILITY OF CLASS C COMMON STOCK

     Shares of Class C common stock are convertible at any time, subject to certain restrictions, at the option of the holder thereof, into an equal number of fully paid and non-assessable shares of Class A common stock. A Regulated Entity may not convert shares of Class C common stock into Class A common stock if, as a result of such conversion it would own more than 4.99% of the Class A common stock unless such conversion is permitted under our amended and restated articles of incorporation or otherwise under the Banking Holding Company Act. All conversion rights of Class C common stock are subject to any necessary FCC approval. In general, shares of Class C common stock transferred to a party other than a Regulated Entity are automatically converted into an equal number of fully paid and non-assessable shares of Class A common stock. Shares of Class C common stock may be transferred by a Regulated Entity under a limited set of circumstances.

OTHER PROVISIONS

     The holders of common stock are not entitled to preemptive or similar rights.

PREFERRED STOCK

     We are authorized to issue 25,000,000 shares of preferred stock, par value $.01 per share. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our amended and restated articles of incorporation, the board of directors is empowered to determine:

     - the designation of and the number of shares constituting a series of preferred stock;

     - the dividend rate, if any, for the series;

     - the terms and conditions of any voting and conversion rights, if any, for the series;

     - the number of directors, if any, which the series shall be entitled to elect;

     - the amounts payable on the series upon our liquidation, dissolution or winding-up;

     - the redemption prices and terms, if any, applicable to the series; and

     - the preferences and relative rights among the series of preferred stock.

     Such rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock. There are currently no shares of preferred stock outstanding.

     When we offer to sell a particular class or series of preferred securities, we will describe the specific terms and conditions of such class or series in a supplement to this prospectus.

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

     - senior to all classes or series of our common stock and to all of our equity securities the terms of which provide that those equity securities are subordinated to the preferred stock;

     - junior to all of our equity securities which the terms of that preferred stock provide will rank senior to it; and

     - on a parity with all of our equity securities other than those referred to in the clauses above.

FOREIGN OWNERSHIP

     Our amended and restated articles of incorporation restrict the ownership, voting and transfer of our capital stock, including our common stock, in accordance with the Communications Act and the rules of the FCC, which currently prohibit the issuance of more than 25% of our outstanding capital stock (or more than 25% of the voting rights it represents) to or for the account of aliens or corporations otherwise subject to domination or control by aliens. In addition, the amended and restated articles authorize our board of directors to take action to enforce these prohibitions, including requiring redemptions of common stock and placing a legend regarding restrictions on foreign ownership on the certificates representing the common stock.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     Our amended and restated articles of incorporation and amended and restated bylaws include provisions that could have an anti-takeover effect. These provisions are intended to preserve the continuity and stability of our board of directors and the policies formulated by our board of directors. These provisions are also intended to help ensure that the board of directors, if confronted by an unsolicited proposal from a third party that has acquired a block of our stock, will have sufficient time to review the proposal, to consider appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders.

     The following is a summary of the provisions of our amended and restated articles of incorporation that we consider material, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our amended and restated articles of incorporation. The board of directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Exculpation. Directors and officers shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Indemnification. To the fullest extent permitted by the Pennsylvania Business Corporation Law, we will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she (1) is or was our director or officer or (2) while our director or officer, is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

     Blank Check Preferred Stock. Our board of directors may authorize the issuance of up to 25,000,000 shares of preferred stock in one or more classes or series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such class or series. Our board of directors has no present intention to issue any preferred stock; however, our board of directors has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of such stock, unless otherwise required by law.

PENNSYLVANIA CONTROL-SHARE ACQUISITIONS LAW

     We are subject to the Pennsylvania Business Corporation Law. Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania Business Corporation Law place procedural requirements and establish restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors. Subchapter 25E of the PBCL provides generally that, if we were involved in a "control transaction," our shareholders would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which our shareholders would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group. In general, Subchapter 25F of the Pennsylvania Business Corporation Law delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of our voting shares.

     In general, Subchapter 25G of the Pennsylvania Business Corporation Law suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more or 50% or more of our shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as our "disinterested" shareholders vote to restore the voting power of the acquiring shareholder.

     Subchapter 25H of the Pennsylvania Business Corporation Law provides circumstances for our recovery of profits made upon the sale of our common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months prior thereto. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that (1) has acquired, (2) offered to acquire or (3) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that our shareholders would be entitled to cast in the election of directors.

     If our disinterested shareholders vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, we would then be subject to subchapters 25I and J of the Pennsylvania Business Corporation Law. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     The foregoing summary describes some of the material terms of certain subchapters of the Pennsylvania Business Corporation Law. However, you should refer to the actual statute.

TRANSFER AGENT AND REGISTRAR

     Transfer Agent and Registrar for our common stock is First Union National Bank.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     Entercom Radio may offer under this prospectus up to $250,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an aggregate public offering price of up to $250,000,000. Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of Entercom Radio and will rank equally with all of its other unsecured and unsubordinated indebtedness. Any debt securities issued by Entercom Radio will be co-issued by Entercom Capital, the wholly owned subsidiary of Entercom Radio. Entercom Radio's payment obligations under any series of debt securities will be guaranteed by Entercom Communications and may be guaranteed by one or more Co-Registrants.

     The debt securities will be issued under an indenture between us and a trustee, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

     When we refer to "we," "our" and "us" in this section, we mean Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers, unless the context otherwise requires or as otherwise expressly stated.

GENERAL

     The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

     We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

     - the title of the debt securities;

     - the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which we will pay the principal on the debt securities;

     - the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

     - whether the debt securities rank as senior subordinated debt securities or subordinated debt securities, or any combination thereof;

     - the form and terms of any guarantee of any debt securities;

     - any depositories, interest rate calculation agents or other agents with respect to the debt securities;

     - whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

     - the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable or the method of such payment, if by wire transfer, mail or by other means;

     - the terms and conditions upon which we may redeem the debt securities;

     - any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

     - the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

     - the dates, if any, on which, and the price or prices at which, the debt securities will be repurchased at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

     - the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

     - the currency of denomination of the debt securities;

     - the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

     - if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

     - the manner in which the amounts of payment of principal of, or premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

     - any provisions relating to any security provided for the debt securities;

     - any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to, change in or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series; and

     - any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

     In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

     We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

     If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

TRANSFER AND EXCHANGE

     Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

     CERTIFICATED DEBT SECURITIES. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

     The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

     Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

     So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

     We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

     We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

     We have obtained the foregoing information concerning the depositary and the depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

CHANGE OF CONTROL

     Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

COVENANTS

     We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise stated in the applicable prospectus supplement, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

     - we are the surviving corporation or the successor person (if other than Entercom Radio or Entercom Capital, as applicable) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

     - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

     - certain other conditions that may be set forth in the applicable prospectus supplement are met.

EVENTS OF DEFAULT

     Unless otherwise stated in the applicable prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

     - default in the payment of principal of or premium on any debt security of that series when due and payable at maturity, upon redemption or otherwise;

     - default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

     - default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

     No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

     If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

     - the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

     The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

     We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

     - reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - reduce the principal amount of discount securities payable upon acceleration of maturity;

     - waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

     - make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

     - make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

     - waive a redemption payment with respect to any debt security.

     Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     LEGAL DEFEASANCE. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

     This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

     DEFEASANCE OF CERTAIN COVENANTS. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

     - we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

     - any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

     The conditions include:

     - depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

     COVENANT DEFEASANCE AND EVENTS OF DEFAULT. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

GUARANTEES

     Our payment obligations under any series of debt securities will be guaranteed by Entercom Communications, and may be guaranteed by one or more of the Co-Registrants. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

     We may distribute the securities from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

     We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

                                 LEGAL MATTERS

     John C. Donlevie, Esq., Executive Vice President, Secretary and General Counsel of Entercom, and Executive Vice President, Secretary and General Counsel of Entercom Radio, will issue an opinion with respect to certain legal matters with respect to the validity of the shares of Entercom's Class A common stock and preferred stock. Latham & Watkins, Washington, D.C. will issue an opinion with respect to certain legal matters with respect to Entercom Radio's debt securities. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel. Mr. Donlevie is a full time employee of Entercom and owns beneficial interests in less than one percent of our Class A common stock.

                                    EXPERTS

     The consolidated financial statements and schedule as of December 31, 2001 and for the year then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to a change in accounting for derivative instruments and hedging activities pursuant to the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Hedging Activities."

     The consolidated financial statements and related consolidated financial statement schedule as of December 31, 2000, and for each of the two years in the period ended December 31, 2000 incorporated in this Prospectus by reference from Entercom Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which, is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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